Exhibit 10.9

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

COLLABORATION AND LICENSE AGREEMENT

BY AND BETWEEN

NOVARTIS PHARMA AG

AND

GENERATE BIOMEDICINES, INC.

SEPTEMBER 19, 2024

CONFIDENTIAL

TABLE OF CONTENTS

Page

1.	DEFINITIONS	1
2.	Research Collaboration	19
2.1	Research Programs	19
2.2	Research Plans	20
2.3	Final Research Reports and Know-How Transfer	20
2.4	Research Program Records	21
2.5	Materials Transfer	21
2.6	Subcontracting of Research Programs	21
2.7	Use of Novartis Datasets and Tagged Sequences	22
2.8	[***]	23
3.	Development and Regulatory Matters	25
3.1	Overview	25
3.2	Development Candidate Designation	26
3.3	Diligence	26
3.4	Development Costs	26
3.5	Reporting	26
3.6	Records	26
3.7	Regulatory Matters	26
3.8	Standards of Conduct	27
4.	Commercialization	27
5.	Manufacturing	27
6.	Governance	28
6.1	Overview	28
6.2	Joint Steering Committee	28
6.3	Subcommittees and Working Groups	30
6.4	Discontinuation of JSC and Working Groups	31
6.5	Limitations on Authority of the JSC	31
6.6	Minutes	31
6.7	Alliance Managers	31
7.	Grant of Rights and Licenses	32
7.1	Licenses to Novartis	32
7.2	Licenses to Generate; Covenant Not to Sue	33
7.3	Subcontracting of Licensed Programs	34
7.4	Sublicensing	34
7.5	No Other Rights	34

i

CONFIDENTIAL

8.	Payments	35
8.1	Upfront Payment	35
8.2	Equity Investment	35
8.3	DC Declaration Milestones	35
8.4	Development Milestones for Licensed Programs, Licensed Compounds and Licensed Products	36
8.5	Sales Milestone Payments	37
8.6	Royalty Payments to Generate	38
8.7	Royalty Payments and Reports	41
8.8	Payment Method	41
8.9	Taxes	41
8.10	Foreign Exchange	42
8.11	Records and Audit Rights	43
8.12	Late Payments	43
8.13	Diagnostic Products	43
9.	Ownership of Inventions, Patent Prosecution and Enforcement	43
9.1	Ownership of Information and Inventions	43
9.2	Patent Prosecution and Maintenance	45
9.3	Patent Term Extensions	46
9.4	Orange/Purple Book and Other Equivalent Listing	46
9.5	CREATE Act	47
9.6	Cooperation	47
9.7	Competitive Infringement by Third Parties.	47
9.8	Third Party Patent Challenges	50
9.9	Unified Patent Court	51
9.10	Patent Contacts	51
9.11	Personnel Obligations	51
9.12	Infringement Claims by Third Parties	52
9.13	Third Party Rights	52
10.	Trademarks	53
10.1	Licensed Product Trademarks	53
10.2	Use of Name	53
10.3	Further Actions	53
11.	Exclusivity	54
11.1	Competing Products	54
11.2	Exceptions	54
11.3	Acquisition of Distracting Product	54
11.4	Change of Control	55
12.	Confidentiality	56
12.1	Confidentiality	56
12.2	Authorized Disclosure	57

ii

CONFIDENTIAL

12.3	Publicity; Terms of Agreement	59
12.4	Publications	60
12.5	Publication and Listing of Clinical Trials	60
13.	Representations and Warranties	60
13.1	Mutual Representations, Warranties, and Covenants	60
13.2	Representations, Warranties, and Covenants by Generate	61
13.3	Novartis Additional Representations and Warranties	63
13.4	Disclaimer of Warranties	63
14.	Indemnification and Limitation of Liability	64
14.1	Indemnification by Generate for Third Party Claims	64
14.2	Indemnification by Novartis for Third Party Claims	64
14.3	Indemnification Procedures	65
14.4	Limitations of Liability	66
14.5	Insurance	66
15.	TERM AND TERMINATION	66
15.1	Term	66
15.2	Termination by Novartis at Will	66
15.3	Termination by Novartis or Generate for Breach	67
15.4	Termination by Generate or Novartis for Insolvency	67
15.5	Termination by Generate for Cessation	68
15.6	Effects of Termination	69
15.7	Remedies in Lieu of Termination	72
15.8	Other Remedies	72
15.9	Survival	73
16.	Dispute Resolution	73
16.1	Disputes; Resolution by Executive Officers	73
16.2	Escalation to Executive Officers	73
16.3	Arbitration	74
16.4	Award	75
16.5	Costs	75
16.6	WAIVER OF JURY TRIAL	75
16.7	Injunctive Relief	76
16.8	Confidentiality	76
16.9	Survivability	76
16.10	Patent and Trademark Disputes	76
17.	Miscellaneous	76
17.1	Entire Agreement; Amendments	76
17.2	Export Control	76
17.3	Rights in Bankruptcy	77
17.4	Force Majeure	77
17.5	Notices	78
17.6	Independent Contractors	79

iii

CONFIDENTIAL

17.7	Maintenance of Records	79
17.8	No Third Party Beneficiaries	79
17.9	Assignment	79
17.10	Governing Law	80
17.11	Performance by Affiliates	80
17.12	Further Actions	80
17.13	Compliance with Applicable Law	81
17.14	Severability	81
17.15	No Waiver	81
17.16	Interpretation	81
17.17	Counterparts	82

LISTING OF SCHEDULES AND EXHIBITS

Schedule 1.16 Collaboration Targets

Schedule 2.1(e) Novartis Third Party Risk Management

Schedule 2.2(a)(i) [***]

Schedule 2.2(a)(ii) [***]

Schedule 2.2(a)(iii) [***]

Schedule 12.3(a) Press Release

Schedule 13.2 Disclosure Schedule

Annex 1 Form of Material Transfer Agreement

iv

CONFIDENTIAL

COLLABORATION AND LICENSE AGREEMENT

This Collaboration and License Agreement (this “Agreement”) is made and entered into as of September 19, 2024 (the “Effective Date”) by and between Novartis Pharma AG, a corporation organized and existing under the laws of Switzerland, with a place of business at Lichtstrasse 35, 4056 Basel, Switzerland (“Novartis”), and Generate Biomedicines, Inc., a corporation organized under the laws of the State of Delaware, with a place of business at 101 South Street, Suite 900, Somerville, MA 02143 (“Generate”). Novartis and Generate are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Novartis and its Affiliates (as hereinafter defined) are in the business of discovering, developing, manufacturing, marketing and selling pharmaceutical products worldwide;

WHEREAS, Generate is a biotechnology company with expertise in the identification, design, discovery, validation and optimization of proteins and other biologic or organic molecules, and has developed technologies known collectively as the Generate Platform (as hereinafter defined) and related intellectual property; and

WHEREAS, the Parties desire that Generate conduct certain research activities using the Generate Platform and other related intellectual property, as further described in the Research Plans (as hereinafter defined) with respect to certain Collaboration Targets (as hereinafter defined) pursuant to the terms and conditions set forth herein.

Now Therefore, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows.

1. DEFINITIONS

As used in this Agreement, the terms with initial letters capitalized, whether used in the singular or plural form, and any cognates thereof, will have the meanings set forth in this Section 1.

1.1 “Accounting Standards” means, with respect to Novartis, IFRS (International Financial Reporting Standards) and, with respect to Generate, US GAAP (United States Generally Accepted Accounting Principles), in each case, as generally and consistently applied throughout such Party’s organization. Each of Novartis and Generate will promptly notify the other Party in writing if such Party changes the Accounting Standards pursuant to which its records are maintained, it being understood that each Party may only use internationally recognized accounting principles (e.g., IFRS, US GAAP, etc.).

1.2 “Acquired Party” means the Party that was the subject of a Change of Control, and any of its successors.

1.3 “Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such first Person, for so long as such control exists. For the purpose of this definition, “control” or “controlled” mean, direct or indirect ownership of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors in the case of a corporation or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity; status as a general partner in any partnership; or any other arrangement whereby the other Person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity or the ability to direct or cause the direction of the management or policies of a corporation or other entity, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled by” and “under common control” have correlative meanings. The Parties acknowledge that in the case of entities organized under the laws of certain countries where the maximum percentage ownership permitted by law for a foreign investor is less than fifty percent (50%), such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity. Notwithstanding the foregoing, Flagship Pioneering, Inc. and its Affiliates (other than direct and indirect controlled subsidiaries of Generate) will not be deemed to be Affiliates of Generate for any purpose hereunder.

1.4 “Applicable Law” means any national, international, multinational, supranational, federal, state, local or foreign law, statute, treaty, ordinance, rule, regulation, license, permit judgment, order, writ, injunction, decree, award, or other requirement of any Governmental Authority or of any national securities exchange or securities listing organization, in each case, in effect from time to time and as applicable to the Parties and activities under this Agreement.

1.5 “Available Target” means, as of any time of determination by a Gatekeeper pursuant to Section 2.8(b) and Section 2.8(c), any Target other than [***].

1.6 “Biosimilar Product” means, with respect to a Licensed Product that is being sold in a country or regulatory jurisdiction in the Territory, any biopharmaceutical product that (a) has received all necessary approvals by the applicable Regulatory Authorities in such country to place on the market such product as a biopharmaceutical product; (b) is marketed or sold by a Third Party; and (c) is approved as a “biosimilar to or interchangeable with a Licensed Product, including as set forth at 42 USC §262(k)” (in the United States) or a “similar biological medicinal product” (in the EU) or using a comparable procedure in other countries whereby the Licensed Product is the “reference medicinal product” and an abridged Regulatory Approval process for the approval of generic versions of biological products is used based on Applicable Laws.

1.7 “Business Day” means a day that is not a Saturday, Sunday or a day on which banking institutions in Boston, Massachusetts or Basel, Switzerland are required by Applicable Law to remain closed.

1.8 “Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 and December 31, except for the first Calendar Quarter of the Term which will begin on the Effective Date and end on the first to occur of March 31, June 30, September 30 and December 31 after the Effective Date, and the last Calendar Quarter will end on the last day of the Term.

1.9 “Calendar Year” means the twelve (12) month period beginning on January 1 and ending on December 31, except for the first Calendar Year of the Term which will begin on the Effective Date and end on December 31 of the year in which the Effective Date occurs, and the last Calendar Year of the Term which will begin on January 1 of the year in which the Term ends and end on the last day of the Term.

1.10 “Change of Control” means, with respect to either Party: (i) the acquisition by a Third Party, in one transaction or a series of related transactions, of direct or indirect beneficial ownership of more than fifty percent (50%) of the outstanding voting equity securities of such Person (excluding, for clarity, an acquisition by a Third Party where the stockholders of such acquired Person immediately prior to such transaction hold a majority of the voting shares of outstanding capital stock of the surviving entity immediately following such transaction); (ii) a merger or consolidation involving such Person, as a result of which a Third Party acquires direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (iii) a sale of all or substantially all of the assets of such Person in one transaction or a series of related transactions to a Third Party. The acquiring or combining Third Party in any of (i), (ii) or (iii) is referred to herein as the “Acquirer,” and any of such Third Party’s Affiliates (whether in existence as of or any time following the applicable transaction, but other than the acquired Person and its Affiliates as in existence prior to the applicable transaction or Affiliates that such acquired Person or such Affiliates control (directly or indirectly) after the applicable transaction).

Notwithstanding the foregoing, the term “Change of Control” will not include any sale of shares of capital stock of a Party, in a single transaction or series of related transactions in which (1) such Party issues new securities to institutional or strategic investors for cash or the cancellation or conversion of indebtedness or a combination thereof where such transaction(s) are conducted primarily for bona fide equity financing purposes, or (2) such Party issues new securities in connection with an initial public offering or follow-on public offering.

1.11 “Clinical Trial” means any human clinical trial of a Licensed Compound or Licensed Product that meets the definition of a “clinical investigation” set forth in 21 C.F.R. 312.3(b).

1.12 “CMC” means chemistry, manufacturing and controls with respect to Licensed Compounds and Licensed Products, including the chemistry, manufacturing and controls section of Regulatory Materials for Licensed Products.

1.13 “Collaboration IP” means, collectively, the Collaboration Know-How and the Collaboration Patents.

1.14 “Collaboration Know-How” means the Sole Collaboration Know-How and the Joint Collaboration Know-How.

1.15 “Collaboration Patents” means the Sole Collaboration Patents and the Joint Collaboration Patents.

1.16 “Collaboration Targets” means [***].

1.17 “Combination Product” means a Licensed Product that includes at least one additional active ingredient that is not a Licensed Compound and is sold for a single price with a Licensed Compound (whether or not co-formulated or co-packaged with such Licensed Compound) (each such additional active ingredient, an “Other Component”). Pharmaceutical dosage form vehicles, adjuvants, and excipients will not be deemed to be an “active ingredient” for purposes of this definition, except in the case where such vehicle, adjuvant, or excipient is recognized by the FDA as an active ingredient as defined in 21 C.F.R 210.3(b)(7).

1.18 “Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of, or sale of a Licensed Product, including activities related to marketing, promoting, distributing, importing and exporting such Licensed Product, and interacting with Regulatory Authorities regarding any of the foregoing; provided that “Commercialization” shall not include Development or Manufacturing. When used as a verb, to “Commercialize” and “Commercializing” mean to engage in Commercialization, and “Commercialized” has a corresponding meaning.

1.19 “Commercially Reasonable Efforts” means, [***].

1.20 “Competing Product” means a product containing any: [***].

1.21 “Computational Cycle” means, with respect to a Research Program, the utilization of the Generate Platform by or on behalf of Generate to perform an integrated process, including analysis, design and development, generation, and related activities, that is intended to result in the creation of a variant set of sequences for potential molecules satisfying specified design requirements, in each case, as and to the extent described in the applicable Research Plan.

1.22 “Confidential Information” means, with respect to a Party, and subject to Section 12.1, all non-public Information of such Party that is disclosed to the other Party or its representatives under this Agreement or the Prior CDA, or generated by or on behalf of such Party under the Research Plan, whether disclosed in oral, written, graphic, or electronic form; provided that, notwithstanding the foregoing, (a) the existence and terms of this Agreement and the Research Plans will be deemed to be the Confidential Information of each Party and each Party will be deemed to be the Receiving Party with respect thereto, (b) any Information to the extent relating to the Generate Platform, Generate Platform Inventions, Generate Background IP, or Generate Licensed Materials will be deemed the Confidential Information of Generate and Generate will be deemed to be the Disclosing Party and Novartis will be deemed to be the Receiving Party with respect thereto, (c) all Collaboration Know-How (excluding Joint Collaboration Know-How, Generate Platform Inventions, and Generate Collaboration Know-How), unpublished patent applications that are Collaboration Patents (but are not Joint Collaboration Patents or Generate Collaboration Patents), and any Information to the extent relating to the Novartis Technology, will be deemed the Confidential Information of Novartis and Novartis will be deemed to be the Disclosing Party and Generate will be deemed to be the Receiving Party with respect thereto, (d) all Joint Collaboration Know-How and unpublished patent applications that are Joint Collaboration Patents will be deemed to be the Confidential Information of each Party and each Party will be deemed to be the Receiving Party with respect thereto, and (e) without limitation to the foregoing clause (c), any Information to the extent relating to the Licensed Compounds and Licensed Products will be deemed the Confidential Information of Novartis and Novartis will be deemed to be the Disclosing Party and Generate will be deemed to be the Receiving Party with respect thereto.

1.23 “Consumer Price Index” or “CPI” means the Consumer Price Index – Urban Wage Earners and Clerical Workers, US City Average, All Items, 1982-84 = 100, published by the United States Department of Labor, Bureau of Labor Statistics (or its successor equivalent index).

1.24 “Control” or “Controlled” means, with respect to any Material, Information, Patent or other intellectual property right, that Novartis or its Affiliates, or Generate or its Affiliates (a) owns such Material, Information, Patent or other intellectual property right, or (b) has a license or right to use to such Material, Information, Patent or other intellectual property right other than as a result of licenses granted under this Agreement, in each case (a) or (b) with the ability to grant to the other Party access, a right to use, or a license, or a sublicense (as applicable) to such Material, Information, Patent or other intellectual property right on the terms and conditions set forth herein, without violating the terms of any agreement or other arrangement with any Third Party or creating a payment obligation upon such Party (unless the other Party agrees to make such payment), in each case, in existence as of the time such Party or its Affiliate would first be required hereunder to grant the other Party such access, right to use or (sub)licensor. Notwithstanding the foregoing, with respect to Acquirer Technology, the definition of “Control” is subject to the terms and conditions set forth in Section 17.9(b).

1.25 “Cover”, “Covered” or “Covering” means, with respect to a Licensed Compound or Licensed Product and a Patent, that, in absence of a (sub)license under, or ownership of, such Patent, the making, using, offering for sale, selling or importing of such Licensed Compound or Licensed Product would infringe Valid Claims of such Patent as issued or, with respect to a pending claim included in such Patent application, as if such pending claim were to issue in the form then currently being prosecuted.

1.26 “Derivative” means, [***].

1.27 “Develop”, “Developing” or “Development” means, with respect to a Licensed Compound and Licensed Product(s), all development activities other than Research, including those activities that relate to obtaining, maintaining or expanding Regulatory Approval of such Licensed Compound and Licensed Product(s), and developing the processes for the Manufacture of clinical and commercial quantities of such Licensed Compound and Licensed Product(s), and any Manufacturing in support thereof, including nonclinical and clinical Manufacturing. This includes: (a) the Nonclinical Studies conducted by Novartis outside of the Research Plans after DC Declaration; (b) Clinical Trials; (c) preparation, submission, review, and development of data or other Information and Regulatory Materials for the purpose of submission to a Governmental Authority to obtain, maintain or expand Regulatory Approval of such Licensed Compound and Licensed Product(s) (including correspondence with Regulatory Authorities); and (d) post-approval and post-marketing Clinical Trials, and any Manufacturing in support thereof, including nonclinical and clinical Manufacturing of such Licensed Compound and Licensed Product(s).

1.28 “Directed Against” means, [***].

1.29 “Dollar” or “$” means the lawful currency of the U.S.

1.30 “Effective Date” means the date specified in the Preamble.

1.31 “EMA” means the European Medicines Agency and any successor agency thereto.

1.32 “EU” means all member states of the European Union and all member and extension states of the European Patent Organisation as of the Effective Date of this Agreement, including Albania, Austria, Belgium, Bulgaria, Bosnia-Herzegovina, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Latvia, Liechtenstein, Lithuania, Luxembourg, Malta, Monaco, Montenegro, The Netherlands, North Macedonia, Norway, Poland, Portugal, Romania, San Marino, Serbia, Slovakia, Slovenia, Spain, Sweden, Switzerland, Turkey and the United Kingdom.

1.33 “Excluded Contract” means [***].

1.34 “Excluded Target” means, as of any time of determination by the Gatekeeper pursuant to Section 2.8(b) or (c), a Target that is on Generate’s Excluded Target List.

1.35 “Excluded Target List” means a list of [***].

1.36 Exclusivity Period” means [***] on a Collaboration Target-by-Collaboration Target [***], the period commencing on the Effective Date [***] and ending: (a) [***] after the effective date of termination of the applicable Licensed Program where such Licensed Program is terminated for any reason other than by Generate pursuant to Section 15.3 (including, for clarity, termination by Novartis under Section 3.2(b)) except that if the Parties enter into a Transition Agreement with respect to such Licensed Program pursuant to Section 15.6(c) and, as of the execution date of such Transition Agreement, (i) Novartis has not Initiated any Clinical Trials for any Licensed Compound or Licensed Products subject to such Licensed Program, and (ii) Novartis (or an Affiliate) is engaged, in good faith, in bona fide efforts to develop for commercialization compounds Directed Against such Collaboration Target as part of a research and development program that is independent of the Research and Development contemplated by this Agreement, then such period will extend until [***] after the effective date of termination of the applicable Licensed Program; or (b) where clause (a) does not apply, upon the expiration or effective date of termination of the Term with respect to the applicable Licensed Program.

1.37 “Executive Officer” means, (a) in the case of Novartis, [***], and (b) in the case of Generate, [***].

1.38 “Expert” means a mutually acceptable, disinterested, conflict-of-interest-free individual not affiliated with a Party or its Affiliates, who, with respect to a dispute concerning a financial, commercial, scientific or regulatory matter possesses appropriate expertise to resolve such dispute. The Expert (or any of the Expert’s current or former employers) (a) will not be or have been at any time an Affiliate of any Party, employee, consultant (during the previous [***]), officer or director of any Party or any of its Affiliates, or (b) will not own equity or debt in any

Party or any of its Affiliates (other than equity or debt owned through a broad based mutual fund or exchange-traded fund or under discretionary management).

1.39 “Exploit” or “Exploitation” means, with respect to a Licensed Compound and Licensed Product(s), to make, have made, import, use, sell or offer for sale, including to Research, Develop, Commercialize, register, modify, enhance, improve, Manufacture, hold or keep (whether for disposal or otherwise), formulate, optimize, have used, export, transport, distribute, promote, market or have sold or otherwise dispose of such Licensed Compound and Licensed Product(s).

1.40 “FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended.

1.41 “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.42 “Field” means the prevention, treatment, and diagnosis of any Indication(s) in humans or animals.

1.43 “First Commercial Sale” means, with respect to a Licensed Product and a country, the first sale to a Third Party that is not a Related Party of such Licensed Product, as applicable, in such country after Regulatory Approval of such Licensed Product has been obtained in such country (but, notwithstanding any other term or condition of this Agreement, without regard to whether Pricing and Reimbursement Approval of such Licensed Product has been obtained in such country). Sales or transfers of reasonable quantities of a Licensed Product for Development, including proof of concept studies or other Clinical Trial purposes, or for compassionate, named patient, treatment IND or similar use, shall not be considered a First Commercial Sale.

1.44 “FTE” means one (1) person (or the equivalent of one (1) person) working full time for one (1) [***] period in a Development, regulatory or other relevant capacity (excluding persons employed in general and administrative, non-technical management or other non-technical capacities) employed by Generate or any of its Affiliates and assigned to perform specified work, with such commitment of time and effort to constitute one (1) employee performing such work on a full-time basis, which for purposes hereof shall be [***]. Any person who devotes less than [***] to work under this Agreement shall be treated as an FTE on a pro rata basis based upon [***].

1.45 “FTE Costs” means the FTE Rate multiplied by the applicable number of FTEs who perform a specified activity pursuant to this Agreement.

1.46 “FTE Rate” means [***].

1.47 “Functional Binder” means [***].

1.48 “Generate Background IP” means, collectively, Generate Background Know-How and Generate Background Patents.

1.49 “Generate Background Know-How” means all Information Controlled by Generate or its Affiliates as of the Effective Date or thereafter during the Term that is (a) necessary or reasonably useful for the Research, Development, Manufacture, Commercialization or other Exploitation of Licensed Compounds and Licensed Products in the Field in the Territory and (b) provided by Generate to Novartis hereunder for purposes of the performance of a Research Plan; provided that “Generate Background Know-How” will not include any Generate Platform Know-How or Collaboration Know-How.

1.50 “Generate Background Patent” means all Patents that are Controlled by Generate or its Affiliates as of the Effective Date or thereafter during the Term that are necessary or reasonably useful for the Research, Development, Manufacture, Commercialization, or other Exploitation of Licensed Compounds and Licensed Products in the Field in the Territory; provided that “Generate Background Patents” will not include any Generate Platform Patents or Collaboration Patents.

1.51 “Generate Collaboration IP” means any and all Generate Collaboration Know-How and Generate Collaboration Patents.

1.52 “Generate Collaboration Know-How” means any Sole Collaboration Know-How that is discovered, generated, invented, made, conceived or reduced to practice solely by or on behalf of Generate or its Affiliates (including by any Third Party engaged by Generate), whether solely or jointly with any Third Party (for clarity, not including any Novartis Compound Know-How).

1.53 “Generate Collaboration Patent” means any Patent that is Controlled by Generate or its Affiliates that claims any Generate Collaboration Know-How and does not claim any Novartis Collaboration Know-How or Joint Collaboration Know-How (for clarity, the “Generate Collaboration Patents” do not include any Novartis Compound Patents).

1.54 “Generate Licensed Materials” means [***].

1.55 “Generate Platform” means [***].

1.56 “Generate Platform IP” means the Generate Platform Know-How, Generate Platform Patents, and the Generate Platform Inventions.

1.57 “Generate Platform Know-How” means any Information that is Controlled by Generate or its Affiliates as of the Effective Date or during the Term that specifically relates to the Generate Platform or a Generate Platform Invention.

1.58 “Generate Platform Patents” means any Patent that is Controlled by Generate or its Affiliates as of the Effective Date or during the Term which claims or Covers Generate Platform Know-How or a Generate Platform Invention.

1.59 “Generate Research Costs” means, with respect to a Research Plan, the aggregate amount of all Out-Of-Pocket Costs and FTE Costs incurred or expected to be incurred by Generate to conduct its activities under such Research Plan.

1.60 “Generate Technology” means, collectively, the Generate Background IP, Generate Platform IP, Generate Licensed Materials, Generate Collaboration IP and Generate’s interests in Joint Collaboration Know-How and Joint Collaboration Patents.

1.61 “GLP” means applicable good laboratory practices as in effect in a relevant regulatory jurisdiction, including as required by the FDA under 21 C.F.R. Part 58 and all applicable FDA rules, regulations, orders, decrees, guidance, guidelines and other requirements having the force of law with respect to good laboratory practices prescribed by the EMA, the OECD (Organization for Economic Cooperation and Development Council), or as otherwise required by Applicable Law.

1.62 “GLP Tox Study” means, with respect to a Licensed Compound, any preclinical GLP toxicology study of such Licensed Compound.

1.63 “Governmental Authority” means any national, international, multinational, supranational, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court, tribunal, legislative body, or other similar governmental entity).

1.64 “IND” means (a) an Investigational New Drug Application as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA, or (b) the equivalent application to the applicable Regulatory Authority in any other regulatory jurisdiction, the filing of which is necessary to initiate or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction, or (c) any supplement or amendment to the foregoing.

1.65 “Indication” means a separate and distinct disease or medical condition, sign or symptom of a disease or medical condition, or with respect to a cancer indication, a different cancer type. For clarity, (a) different lines of treatment of the same disease or medical condition, (b) the treatment of separate stages or forms of the same disease or medical condition, (c) the treatment of the same disease or medical condition in different patient populations, (d) the treatment of different signs or symptoms of the same disease or medical condition, and (e) adjuvant or neoadjuvant therapy used to treat a cancer indication and treatment of metastasis of a cancer indication, in all cases (a) through (e), will not constitute separate Indications.

1.66 “Information” means any data, results, and information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, technical information, business information, unpublished patent applications, practices, models, techniques, methods, processes, inventions, discoveries, procedures, protocols, developments, specifications, formulations, formulae, software, source code, object code, algorithms, marketing reports, expertise, stability, technology, test data (including pharmacological, biological, chemical, biochemical, toxicological, and clinical test data), manufacturing (including CMC) data, analytical and quality control data, studies and procedures.

1.67 “Initiation” of a Clinical Trial will mean [***].

1.68 “Invention” means any Information, device, biological, chemical, or physical materials, composition of matter, method of use, method of making or manufacture, article of manufacture or other subject matter, whether patentable or not, that is discovered, generated, invented, made, conceived or reduced to practice in the performance of a Research Program under this Agreement during the applicable Research Term for such Research Program.

1.69 “IRA” means 42 U.S.C. §§ 1320f et seq. and all its subsequent amendments and replacements.

1.70 “Knowledge” means, with respect to a Party, the actual knowledge following reasonable inquiry, of an officer or internal legal counsel of (i) Novartis or any of its Affiliates with respect to Novartis, or (ii) Generate or any of its Affiliates with respect to Generate.

1.71 “Lead Criteria” means the target specifications for a Licensed Compound for further preclinical Development to assess its potential designation as a Development Candidate, as set forth in the applicable Initial Research Plan or otherwise agreed by the Parties in writing, including (if applicable) such objective specifications with respect to the patentability of such Licensed Compound.

1.72 “Licensed Compound” means with respect to a Research Program and applicable Collaboration Target: [***].

1.73 “Licensed Product” means any product containing a Licensed Compound, whether alone or as a Combination Product, in any dosage form, presentation, dose, strength or formulation, or method of delivery. [***].

1.74 “Licensed Program” means, with respect to a Collaboration Target, [***].

1.75 “Lien” means any lien, pledge, encumbrance, mortgage, security interest, purchase option, call or similar right, conditional and installment sale agreements, charges or claims of any kind (excluding any license or other rights granted to Third Parties under any of the Generate Technology or Generate Platform IP, with respect to Generate, or the Generate Technology, with respect to Generate, that do not conflict with or otherwise limit the rights granted to Novartis under this Agreement).

1.76 “MAA” or “Marketing Authorization Application” means a BLA in the United States or an analogous application for a Licensed Product in another relevant jurisdiction in the Territory.

1.77 “Major European Market” means [***].

1.78 “Major Market Country” means [***].

1.79 “Manufacture” or “Manufacturing” means all activities related to the manufacturing of a drug product or any component or ingredient thereof (e.g., any drug substance or intermediate thereof), including test method development and stability testing, formulation, process development, process qualification and validation, manufacturing scale-up whether before or after Regulatory Approval, manufacturing in bulk or finished form for development or commercialization (as applicable), filling and finishing, packaging, labeling, shipping and holding, in-process and finished product testing, release of a product or any component or ingredient thereof, quality assurance and quality control activities related to manufacturing and release of a product, and submission to and correspondence with Regulatory Authorities related to any of the foregoing.

1.80 “Materials” means all biological materials, chemical compounds and other physical materials (a) provided by a Party to the other Party for use by the other Party pursuant to a Research Plan, or (b) otherwise provided by a Party for use by the other Party, in each case, to conduct activities pursuant to this Agreement.

1.81 “Maximum Fair Price” means, with respect to a Selected IRA Drug, the price negotiated pursuant to Section 1194 (and updated pursuant to Section 1195(b), as applicable) under the IRA during the period commencing on the date such price comes into effect and ending on the date such drug is no longer a Selected IRA Drug.

1.82 “Multi-Specific” means [***].

1.83 “Net Sales” means [***].

1.84 “Nonclinical Studies” means all non-human studies, including in vitro, in vivo, ex vivo, in silico, toxicology, and other preclinical studies of Licensed Compounds and Licensed Products, including nonclinical Manufacturing and development of the processes therefor.

1.85 “Novartis Background IP” means, collectively, Novartis Background Know-How and Novartis Background Patents.

1.86 “Novartis Background Know-How” means all Information Controlled by Novartis or its Affiliate(s) as of the Effective Date or thereafter during the Term that is (a) necessary or reasonably useful for the Research, Development, Manufacture, Commercialization or other Exploitation of Licensed Compounds and Licensed Products in the Field in the Territory, and (b) provided by Novartis to Generate hereunder for purposes of the performance of a Research Plan; provided that Novartis Background Know-How will not include any Collaboration Know-How.

1.87 “Novartis Background Patent” means all Patents that are Controlled by Novartis or its Affiliate(s) as of the Effective Date or thereafter during the Term that are necessary or reasonably useful for the Research, Development, Manufacture, Commercialization, or other Exploitation of Licensed Compounds and Licensed Products in the Field in the Territory; provided that Novartis Background Patents will not include any Collaboration Patents.

1.88 “Novartis Collaboration IP” means any and all Novartis Collaboration Know-How and Novartis Collaboration Patents.

1.89 “Novartis Collaboration Know-How” means any Sole Collaboration Know-How that is discovered, generated, invented, made, conceived or reduced to practice solely by or on behalf of Novartis or its Affiliates (including by any Third Party engaged by Novartis), whether solely or jointly with any Third Party (for clarity, not including any Generate Platform Invention).

1.90 “Novartis Collaboration Patent” means any Patent that is Controlled by Novartis or its Affiliates that claims any Novartis Collaboration Know-How.

1.91 “Novartis Compound IP” means the Novartis Compound Patents and the Novartis Compound Know-How.

1.92 “Novartis Technology” means the Novartis Background IP, Novartis Collaboration IP, Novartis Compound IP, as well as Novartis’ (and its Affiliates’) right, title and interest in and to the Joint Collaboration IP.

1.93 “Opt-In” means opting into the jurisdiction of Unified Patent Court, such as through withdrawal under Article 83(4) of the Agreement on a Unified Patent Court between the participating Member States of the European Union (2013/C 175/01) of the Opt-Out of a Patent.

1.94 “Opt-Out” means opting out of the jurisdiction of Unified Patent Court, such as the opt-out of a Patent from the exclusive competence of the Unified Patent Court under Article 83(3) of the Agreement on a Unified Patent Court between the participating Member States of the European Union (2013/C 175/01).

1.95 “Out-of-Pocket Costs” means costs and expenses paid to Third Parties (or payable to Third Parties and accrued in accordance with Accounting Standards) by Novartis or its Affiliates, or Generate or its Affiliates, and incurred in the performance of the relevant activity under this Agreement, including payments to contract personnel, including Subcontractors, including the cost of materials (including taxes and duties thereon) and services, but excluding any capital expenditures and financing costs.

1.96 “Patent” means (a) all patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from any of these, including divisionals, continuations, continuations-in-part, patent cooperation treaty (PCT) applications, substitutions, reissues, and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications in (a) and (b), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including adjustments, revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications in (a), (b) and (c), and (d) any rights equivalent to any of such foregoing patent applications and patents, (a) through (d) above, anywhere in the world.

1.97 “Patent Challenge” means any challenge seeking to invalidate, oppose or compel the licensing of a Patent by commencing any opposition proceeding, post-grant review, inter partes review, reexamination or declaratory action, or any foreign equivalent thereof, in any court, arbitration proceeding, or other tribunal, including the United States Patent and Trademark Office and any foreign counterpart thereof.

1.98 “Patent Prosecution Costs” means the direct Out-of-Pocket Costs (including the reasonable fees and expenses incurred to outside counsel and other Third Parties, including fees incurred to Governmental Authorities) recorded as an expense by a Party or any of its Affiliates

(in accordance with the Accounting Standards and its customary accounting practices) after the Effective Date and during the Term and pursuant to this Agreement, in connection with the preparation, filing, prosecution, maintenance and extension of Patents pursuant to this Agreement, including costs of the defense of any interference, appeal, opposition, reissue proceedings, reexamination, revocation, petitions or other post-grant or administrative proceedings with respect to such Patents and filing and registration fees.

1.99 “Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture company, Governmental Authority, association or other entity.

1.100 “Phase 1 Clinical Trial” means a Clinical Trial of a Licensed Compound or Licensed Product that meets the requirements set forth in 21 C.F.R. 312.21(a), as amended from time to time, the principal purpose of which is to evaluate the safety, tolerability, pharmacokinetics and pharmacodynamics of such Licensed Compound or Licensed Product, and which is prospectively designed to generate sufficient data (if successful) to commence a Phase 2 Clinical Trial (or later Clinical Trial) of such Licensed Compound or Licensed Product, or a similar Clinical Trial described by the relevant Regulatory Authority or Applicable Law in a country other than the U.S. As used herein, “Phase 1 Clinical Trial” includes a Phase 1a or Phase 1b Clinical Trial or the “Phase 1” portion of a Clinical Trial that combines more than one phase (e.g., the Phase 1 portion of a Phase 1/2 Clinical Trial or the Phase 1b portion of a Phase 1b/2 Clinical Trial).

1.101 “Phase 2 Clinical Trial” means a Clinical Trial of a Licensed Compound or Licensed Product, that meets the requirements set forth in 21 C.F.R. 312.21(b), as amended from time to time, the principal purpose of which is to evaluate the effectiveness of such Licensed Compound or Licensed Product for a particular Indication or Indications in patients with the relevant disease or condition under study and to determine the common short-term side effects and risks associated with such Licensed Compound or Licensed Product, and which is prospectively designed to generate sufficient data (if successful) to commence a Phase 3 Clinical Trial of such Licensed Compound or Licensed Product, or a similar Clinical Trial described by the relevant Regulatory Authority or Applicable Law in a country other than the U.S. As used herein, “Phase 2 Clinical Trial” includes a Phase 2a or Phase 2b Clinical Trial or the “Phase 2” portion of a Clinical Trial that combines more than one phase (e.g., the Phase 2 portion of a Phase 1/2 Clinical Trial or the Phase 2b portion of a Phase 2b/3 Clinical Trial, including the Phase 2 portion of any Clinical Trial that is amended following its Initiation to become a “Phase 2 Clinical Trial” as defined herein, such as Phase 1 Clinical Trial that is amended to become a Phase 1/2 Clinical Trial, or similar).

1.102 “Phase 3 Clinical Trial” means a Clinical Trial of a Licensed Compound or Licensed Product for a particular Indication or Indications in patients with the relevant disease or condition, that meets the requirements set forth in 21 C.F.R. 312.21(c), as amended, that incorporates accepted endpoints to evaluate efficacy and safety of such Licensed Compound or Licensed Product with the aim to generate data and results that can provide an adequate basis for physician labeling, and that can serve as the primary basis for Regulatory Approval, or a comparable Clinical Trial described by the relevant Regulatory Authority or Applicable Law in a country other than the U.S. As used herein, “Phase 3 Clinical Trial” includes a Phase 3a or Phase 3b Clinical Trial or the “Phase 3” portion of a Clinical Trial that combines more than one phase

(e.g., the Phase 3 portion of a Phase 2/3 Clinical Trial or the Phase 3 portion of a Phase 2b/3 Clinical Trial, including the Phase 3 portion of any Clinical Trial that is amended following its Initiation to become a “Phase 3 Clinical Trial” as defined herein, such as a Phase 2 Clinical Trial that is amended to become a Phase 2/3 Clinical Trial, or similar).

1.103 “Pricing and Reimbursement Approval” means an approval, agreement, determination, or other decision by the applicable Governmental Authority that establishes prices charged to end-users for pharmaceutical or biologic products at which a particular pharmaceutical or biologic product will be reimbursed by the Regulatory Authorities or other applicable Governmental Authorities in the Territory.

1.104 “Prior CDA” means that certain Confidentiality Agreement entered into by Novartis Services, Inc. and Generate effective as of May 9, 2023, as amended on August 18, 2023, and April 25, 2024.

1.105 “Prosecute” or “Prosecution” means, with respect to a particular Patent, the preparation (including drafting), filing, prosecution, maintenance, management and all related strategies regarding such Patent, including reissues and reexaminations, the defense of oppositions, inter partes review, third party observations and other similar proceedings with respect to such Patent, including all strategies related thereto. Without limiting the generality of the foregoing, Prosecution includes: (a) managing obviousness-type double patenting rejections, including the filing of terminal disclaimers and coordination of timing and nature of claim allowance to ensure the enforceability of such Patent, (b) opting in or out (or opting back in) to the European Unified Patent Court system and (c) managing strategies and making decisions regarding correspondences with patent offices including scope of claim amendments and responses to patentability rejections.

1.106 “Regulatory Approval” means with respect to a country, extra-national territory, province, state, or other regulatory jurisdiction, any and all approvals, licenses, registrations, clearances or authorizations of any Regulatory Authority necessary to commercially distribute, sell, Manufacture, import, export or market a product in such country, state, province, or some or all of such extra-national territory or regulatory jurisdiction. Regulatory Approval with respect to a country, extra-national territory, province, state, or other regulatory jurisdiction includes any such Pricing and Reimbursement Approvals in such jurisdiction. For the avoidance of doubt, Regulatory Approval includes the approval of a Marketing Authorization Application, and if such approval is received in the U.S. under an accelerated approval pathway or in the EU in a conditional approval, such accelerated or conditional approval is in each case considered a Regulatory Approval for purposes of this definition.

1.107 “Regulatory Authority” means, with respect to a particular country, extra-national territory, province, state, or other regulatory jurisdiction, any applicable Governmental Authority with authority over the Development, Manufacture, Regulatory Approval or Commercialization of a Licensed Compound or Licensed Product(s) in or for such country, extra-national territory, province, state, or other regulatory jurisdiction, including the FDA, the EMA and the European Commission, and in each case including any successor thereto.

1.108 “Regulatory Exclusivity Period” means, with respect to a Licensed Product in any country in the Territory, the period of any exclusivity (including, for clarity, new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, pediatric exclusivity or any applicable data exclusivity) conferred by the applicable Regulatory Authority(ies) or otherwise under Applicable Law in such country which either (a) confers an exclusive commercialization period during which Novartis, its Affiliates or Sublicensees have the exclusive right to market and sell the Licensed Product in such country, or (b) prevents another Person from using or otherwise relying on the Regulatory Approval or data supporting the Regulatory Approval for such Licensed Product without the prior written authorization of the Regulatory Approval holder, in each case ((a) and (b)), for any and all approved uses of such Licensed Product in such country, excluding any rights conferred by or based on any Patents.

1.109 “Regulatory Material” means regulatory applications, submissions, dossiers, drug master files, notifications, registrations, Regulatory Approvals, annual or other periodic reports, correspondence logs, contact reports, or other filings or communications made to or with, or other approvals granted by, a Regulatory Authority in connection with Developing, Manufacturing or Commercializing a Licensed Compound or Licensed Product(s) in a particular country or regulatory jurisdiction. For clarity, Regulatory Materials include INDs, MAAs and BLAs.

1.110 “Related Party” means Novartis, its Affiliates and its and their respective Sublicensees (and such Sublicensees’ Affiliates). For clarity, Related Party will not include any distributors, wholesalers or the like unless such entity is an Affiliate of Novartis.

1.111 “Research” means, with respect to a Licensed Compound, the conduct of Nonclinical Studies with respect to such Licensed Compound as set forth in the applicable Research Plan.

1.112 “Research Term” means on a Research Program-by-Research Program basis, the period commencing on the Effective Date [***] and ending upon the earlier of: (i) completion of all activities under the then-current Research Plan for such Research Program; (ii) termination of such Research Program; (iii) termination of this Agreement pursuant to Section 15; (iv) the date that is [***] following the Effective Date [***]; and (v) such other date as may be determined by the JSC and mutually agreed by the Parties in writing.

1.113 “Reserved Target” means the Target set forth as Item No. 3 on Schedule 1.16.

1.114 “Royalty-Bearing Valid Claim” means a Valid Claim of (a) a Joint Collaboration Patent, (b) a Novartis Collaboration Patent, or (c) a Novartis Compound Patent, in each case ((a), (b) and (c)), Covering the composition of matter of a Licensed Compound or Licensed Product.

1.115 “Royalty Term” means, on a Licensed Product-by-Licensed Product and country-by-country basis, as applicable, in the Territory, the period starting on the date of the First Commercial Sale of such Licensed Product in such country and ending on the latest of: (a) the tenth (10th) anniversary of the date of such First Commercial Sale of such Licensed Product in such country; (b) expiration of the last-to-expire Royalty-Bearing Valid Claim Covering the composition of matter of such Licensed Product or the Licensed Compound contained within such

Licensed Product in such country; and (c) the expiration of the last Regulatory Exclusivity Period for such Licensed Product in such country.

1.116 “SEC” means the U.S. Securities and Exchange Commission, and any successor agency thereto.

1.117 “Selected IRA Drug” means a drug that was selected for Medicare price negotiation and published by the Secretary of the U.S. Department of Health and Human Services, in each case, under the IRA.

1.118 “Stock Purchase Agreement” means the Stock Purchase Agreement, in the form attached as Exhibit A, under which Novartis shall purchase shares of Generate’s Series C Preferred Stock (as defined in the Stock Purchase Agreement).

1.119 “Subcontractor” means a Third Party engaged by Novartis or its Affiliates to perform Research, Development, Manufacturing or Commercialization activities, or by Generate or its Affiliates to perform Research activities, in each case, under this Agreement on such Party’s behalf (including, for example, a clinical research organization, contract research organization, contract manufacturing organization, distributor, wholesaler, subcontractor, consultant or any other service provider), solely on a fee-for-service basis (without any rights to milestones, royalties or other consideration upon Commercialization of a Licensed Product).

1.120 “Sublicensee” means any Third Party granted a sublicense to rights licensed to Novartis under Section 7.1, but not including any Subcontractor.

1.121 “Target” means [***].

1.122 “Tax” means any and all taxes, imposts, duties, withholdings, assessments, levies, fees, duties or other charges imposed, collected or withheld by a Governmental Authority, in each case in the nature of a tax, whether direct or indirect, and together with any interest, penalties, additional amounts and additions related thereto.

1.123 “Terminated Territory” means, with respect to each Terminated Asset, all Terminated Country(ies), or in the case of termination of this Agreement in its entirety, all countries of the world.

1.124 “Territory” means [***].

1.125 [***].

1.126 “Third Party” means any Person other than (a) Novartis or its Affiliates or (b) Generate or its Affiliates. Flagship Pioneering, Inc. and its Affiliates (other than direct and indirect controlled subsidiaries of Generate) are Third Parties for the purposes of this Agreement.

1.127 [***].

1.128 [***].

1.129 “U.S.” or “United States” means the United States of America and its territories, districts and possessions.

1.130 “Valid Claim” means with respect to a particular country, a claim in any (a) unexpired and issued Patent (or any Patent term extension or supplementary protection certificate thereof) that has not irretrievably lapsed or been abandoned, disclaimed, permanently revoked, dedicated to the public or held invalid, unenforceable or not patentable by a final non-appealable decision of a court of competent jurisdiction or Governmental Authority, or (b) pending Patent application that has been pending for no more than [***] from the earliest priority date; provided that, if a claim ceases to be a Valid Claim by reason of foregoing clause (b), then such claim will again be deemed a Valid Claim in the event such claim subsequently issues prior to the end of the Royalty Term in such country.

1.131 Additional Definitions. The following defined terms have the meanings set forth in the corresponding Sections of this Agreement:

Term	Section
“Acquirer”	1.10
“Acquirer Technology”	17.9(b)(i)
“Acquisition Transaction”	11.3
“Agreement”	Preamble
“Alliance Manager”	6.7
“Auditor”	8.11(b)
“Bankrupt Party”	17.3(a)
“Claim”	14.3(a)
“Collaboration”	2.1(a)
“Competitive Infringement”	9.7(a)
“Cure Period”	15.3
“DC Declaration”	3.2
“DC Declaration Milestone Event”	8.3(a)
“DC Declaration Milestone Payment”	8.3(a)
“Development Candidate”	3.2
“Development Milestone Event”	8.4(a)
“Development Milestone Payment”	8.4(a)
“Disclosing Party”	12.1
“Dispute”	16.1
“Distracting Product”	11.3
“Effective Date”	Preamble
“Enforcing Party”	9.7(b)(iv)
“Existing Generate Patents”	13.2(c)
“Final Research Report”	2.3
“Force Majeure”	17.4
“Form of Material Transfer Agreement”	2.5
“Gatekeeper”	2.8(b)(i)

“Generate”	Preamble
“Generate Claims”	14.2
“Generate Indemnitees”	14.2
“Generate Platform Invention”	9.1(d)
“ICC”	16.3(b)
“ICC Arbitration Rules”	16.3(b)
“Indemnified Party”	14.3
“Indemnifying Party”	14.3
“Indirect Taxes”	8.9(c)
“Initial List Receipt Date”	2.8(b)(ii)
“Insolvency Event”	15.4
“Joint Collaboration IP”	9.1(b)
“Joint Collaboration Know-How”	9.1(b)
“Joint Collaboration Patent”	9.1(b)
“Joint Steering Committee” or “JSC”	6.2(a)
“JSC Chairperson”	6.2(b)
“New Target”	2.8(a)(ii)
“Novartis”	Preamble
“Novartis Claims”	14.1
“Novartis Compound Know-How”	9.1(c)
“Novartis Compound Patents”	9.1(c)
“Novartis Datasets”	2.7(a)
“Novartis Indemnitees”	14.1
“Other Component”	1.17
“Parties” and “Party”	Preamble
“Patent Contact”	9.10
“Product Marks”	10.1
“Protected Target”	2.8(b)(iii)
“Protected Target List”	2.8(b)(iii)
“Protected Target Nomination Period”	2.8(b)(iii)
“Publication”	12.4(a)
“Receiving Party”	12.1
“Reference Functional Binder”	1.72
“Research Plan”	2.2(a)
“Research Program”	2.1(a)
“Sales Milestone Event”	8.5(a)
“Sales Milestone Payment”	8.5(a)
“Segregated Technology”	17.9(b)(ii)
“Shared Drive”	2.3
“Shelving Event”	15.5
“Sole Collaboration IP”	9.1(b)
“Sole Collaboration Know-How”	9.1(b)
“Sole Collaboration Patents”	9.1(b)
“Subject Information”	17.9(b)(ii)
“Tagged Sequences”	2.7(e)

“Term”	15.1
“Terminated Asset”	15.6
“Termination Notice”	15.3
“Termination Notice Period”	15.6(b)
“Third Party Right”	9.13(a)
“Title 11”	17.3(a)
“Transfer Tax”	8.9(d)
“Transition Agreement”	15.6(c)
“Unavailable Target”	1.5
“Withholding Action”	8.9(b)
“Working Group”	6.3

2. Research Collaboration

2.1 Research Programs

(a) In accordance with the terms of this Agreement, the Parties will collaborate in carrying out research programs, pursuant to a Research Plan with respect to each Collaboration Target, to discover and Research Licensed Compounds (each, a “Research Program”) during the applicable Research Term for each Research Program (collectively, the “Collaboration”). There will be [***] Research Programs under this Agreement: one for each Collaboration Target. The Research Programs will be conducted in accordance with the applicable Research Plan. Each Party will use Commercially Reasonable Efforts to timely perform the activities assigned to it under each Research Plan, at such Party’s sole cost and expense (internal and out-of-pocket).

(b) Each Research Program and each Party’s performance of its activities under this Agreement will be conducted by each Party in good scientific manner and in compliance with the requirements of Applicable Law. Each Party will use reasonable efforts to ensure that its Affiliates and Subcontractors (as applicable) perform activities under this Agreement, including each Research Program, in good scientific manner and in compliance with the requirements of Applicable Law.

(c) Each Party agrees to make its relevant employees reasonably available to consult with the other Party on issues that arise in relation to the performance of each Research Program pursuant to the applicable Research Plan.

(d) Following the expiration or termination of the Research Term for a Research Program, neither Party will have any obligation to perform any additional activities under the applicable Research Plan or otherwise in connection with such Research Program. For clarity, the expiration or termination of the Research Term for a given Research Program will not affect either Party’s rights or obligations with respect to any other Research Program for which the Research Term has not yet expired or terminated.

(e) Generate shall comply with the terms of the Third Party Risk Management guidelines as set forth in Schedule 2.1(e), and shall ensure that its Affiliates and Subcontractors to comply with any applicable terms as set forth in Schedule 2.1(e).

2.2 Research Plans.

(a) Each Research Program will be carried out in accordance with a mutually agreed upon written Research Plan setting forth: (i) the Lead Criteria for the applicable Research Program; (ii) all Research activities intended to be performed during the Research Term for such Research Program (up to and including the performance of activities necessary or reasonably useful to determine whether a Licensed Compound achieves the applicable Lead Criteria with respect thereto); and (iii) the results and Information to be provided by or shared between the Parties in connection with such activities (including any Generate Licensed Materials to be provided to Novartis in the applicable Research Program) (each, a “Research Plan”). The initial Research Plan [***], and the Research activities thereunder will commence, in each case, on the Effective Date and as provided in the applicable Research Plan. [***].

(b) Each Research Plan will be reviewed by the JSC at least once every Calendar Quarter [***] and may, from time to time, be amended by the JSC in accordance with the terms and conditions of this Agreement, including Section 6.2(e).

2.3 Final Research Reports and Know-How Transfer. With respect to each Research Program, during the applicable Research Term, the Parties will periodically update a secure joint digital drive, which shared drive will be established, owned, and controlled by Novartis, and which Novartis may change at any time in its reasonable discretion upon reasonable notice to Generate (a “Shared Drive”), that will contain, in human readable form, all Information within the Collaboration Know-How (including all Novartis Compound Know-How but excluding Novartis Collaboration Know-How) generated pursuant to the applicable Research Plan and reasonably related to the research and development of a Licensed Compound, including all deliverables set forth in the applicable Research Plan, Tagged Sequences for which there is associated experimental data, and any related experimental and structural data; provided, however, Generate shall not be obligated to update such drive with (a) any models, algorithms, protocols, weights and code that comprise the Generate Platform, or any Information that would facilitate the reverse engineering, reverse assembly or otherwise the reconstruction of the Generate Platform, (b) any sequences of Functional Binders for which there is no associated experimental data and (c) any raw instrument data. For each Tagged Sequence for which there is associated experimental data, Generate will be responsible for generating such experimental data in human readable form and for each Tagged Sequence for which there is associated structural data, Generate will be responsible for generating such structural data in Protein Data Bank (PDB) or Macromolecular Crystallographic Information File (mmCIF) formats and, in each case, updating the Shared Drive with such Information as required in this Section 2.3. Generate shall promptly (throughout the Research Terms or otherwise as mutually agreed by the Parties) upload to the Shared Drive all such Information generated by or on behalf of Generate (whether solely or jointly with Novartis), regardless of whether such Information is also included in the Final Research Report. Each Party will use reasonable efforts to limit access to such Information to individuals who reasonably require such access in order to perform obligations or exercise rights under this Agreement. Without limiting the foregoing, Generate shall deliver any such Information specified in the Research Plan in accordance with the then-current timelines set forth in the Research Plan and, with respect to any other data reasonably requested by Novartis pursuant to this Section 2.3, promptly following such request. Within [***] following the expiration or termination of the Research Term with respect to a Research Program, Generate will provide Novartis a final written report containing a high-level summary of the results of the Research Program (for clarity, not including any Information previously provided to Novartis in respect of such Research Program) (a “Final Research Report”). Subject to the limitation in clause (a) above, upon request by Novartis during or following the relevant Research Term (it being understood that Novartis may make such request after issuance of a DC Declaration), Generate will provide Novartis with such other Information and such additional access to records with respect to Research Program(s), in each case, as Novartis may reasonably request for the conduct or evaluation of such Research Program(s) or for the purpose of Patent and regulatory filings relating to the Collaboration Know-How or to the Licensed Compounds and Licensed Products.

2.4 Research Program Records.

(a) Each Party will maintain, and cause its Affiliates and Subcontractors (as applicable) to maintain, records of the work conducted by or on behalf of such Party in the performance of each Research Program and the results, data, inventions and developments made in the performance of such Research Program, which records will be complete and accurate in all material respects. Such records will be in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes.

(b) In order to protect the Parties’ Patents under Applicable Law, in any patentable inventions discovered, generated, invented, made, conceived or reduced to practice during or as a result of a Research Program, each Party agrees to require its employees, agents, Subcontractors, and independent contractors to record and maintain all material data and information generated during such Research Program in such a manner as to enable the Parties to use such records to establish the earliest date of invention or diligence the date of reduction to practice. At a minimum, such individuals will record all patentable inventions generated by them in standard laboratory notebooks (paper or electronic) or other suitable means that are dated and corroborated by non-inventors as reasonably necessary.

2.5 Materials Transfer. If applicable, in order to facilitate the activities under each Research Program, each Party shall provide to the other Party (or to the other Party’s designated Subcontractor, such as a contract research organization) certain Materials for use by the other Party in furtherance of the Research Program to the extent specified in the applicable Research Plan or otherwise mutually agreed by the Parties in writing, in each case, pursuant to a material transfer agreement in the form attached hereto as Annex 1 (the “Form of Material Transfer Agreement”). A Party shall provide Materials directly to the other Party’s designated Subcontractor only if specifically memorialized in such an executed material transfer agreement and, in such event, (a) the provision of such Materials shall be in accordance with the other Party’s reasonable instructions, (b) the handling of such Materials by the designated Subcontractor will be subject to the terms of the applicable bilateral agreement between such other Party and such Subcontractor, and (c) payment for the Subcontractor’s services in respect of such Materials will be at the sole expense of such other Party.

2.6 Subcontracting of Research Programs. Subject to the oversight of the JSC, each Party may subcontract any of the work for which it is responsible in the performance of each Research Program; provided that any subcontracting by Generate will require the prior written consent of Novartis (such consent not to be unreasonably withheld, conditioned or delayed), except for those Subcontractors listed in the applicable Research Plan. In the case of any (sub)contracting of Research Program activities by Generate to a Subcontractor, such Subcontractor must have entered into a written agreement with Generate that is consistent with the provisions of this Agreement and includes terms and conditions protecting and limiting use and disclosure Information that are consistent with the obligations of the Parties under Section 12 of this Agreement and intellectual property assignment provisions consistent with the obligations under Section 9.1, and provides reasonable exercise of audit rights by Generate; provided, that the term of such Subcontractor’s obligations regarding the use and disclosure of Information will be as long as reasonably negotiated with such Subcontractor, but in any event no less than [***] after the date of expiration or earlier termination of the applicable subcontract agreement between such Party and such Subcontractor. Schedule 2.1(e) sets forth additional terms regarding subcontracting and the due diligence and monitoring of Subcontractors.

2.7 Use of Novartis Datasets and Tagged Sequences

(a) Novartis Datasets. During the Research Term, Novartis may from time to time provide Novartis Background IP comprising proprietary datasets (such datasets and any derivatives or modifications thereof created by either Party in the course of this Agreement, the “Novartis Datasets”) to Generate for the purpose of performing the Research Plan activities. Generate will use the Novartis Datasets solely in accordance with the terms and conditions of this Agreement, including Section 7.2(a). Generate, its Affiliates, and Subcontractors shall comply with such terms and conditions for the storage and processing of Novartis Datasets as negotiated in good faith and mutually agreed by the Parties after the Effective Date.

(b) No Novartis Datasets Reverse Engineering. Except as contemplated under this Agreement for Generate to conduct its activities under the Research Plans and to refine and enhance the Generate Platform (including pre-processing of the Novartis Datasets), during the Term and thereafter, Generate and its Affiliates (i) may not alter, modify, adapt or create derivative works of the Novartis Dataset or any part thereof; and (ii) will not directly or indirectly seek to access, copy, distribute, transfer or process, any part of the Novartis Dataset or other Information of Novartis embodied therein or used in the development thereof, and Generate and its Affiliates will not permit any of its personnel or any other person to do so. During the Term and thereafter, Generate and its Affiliates will not directly or indirectly seek to reverse engineer, reverse assemble, or otherwise reconstruct Novartis Datasets (in whole or in part), and Generate and its Affiliates will not permit any of its personnel or any other Person to do so.

(c) Storage and Access Controls. Generate shall store Novartis Datasets and Collaboration Know-How solely within a secure tenancy on its information technology systems. Generate shall implement and maintain, at all times during which Novartis Datasets and Collaboration Know-How are stored on its systems, technical controls and other reasonable safeguards to ensure only Generate personnel working on a Licensed Program or developing enhancements to the Generate Platform have access to such Information and to ensure Novartis Datasets and Collaboration Know-How are not transferred outside the secure tenancy. Generate shall monitor and retain records of all such access in accordance with its standard policies and procedures.

(d) Deletion of Novartis Datasets. Generate shall promptly, but in no event later than [***] following the end of a Research Term, delete and expunge all copies of the Novartis Datasets provided in connection with the Research Program. Upon Novartis’ request, Generate shall certify in writing its deletion of such Novartis Datasets.

(e) Tagged Sequences. During the Term and thereafter, Generate may retain sequences of Functional Binders that are generated in the course of a Research Program solely for the purpose of exercising its rights under Section 7.2(a) and Section 7.2(b). Generate will register such sequences in its database together with an identifier as to source (the “Tagged Sequences”). Any and all such Tagged Sequences will remain Novartis Compound Know-How and the Confidential Information of Novartis, and may only be used by Generate as permitted by Section 7.2(a) and Section 7.2(b). Without limiting any other provision in this Agreement, during the Term and thereafter, Generate shall not (i) use the Tagged Sequences for any other purpose or (ii) disclose, share, distribute, market, sell, transfer, license, sublicense, or otherwise make any Tagged Sequence available to any Third Party.

(f) Screening of Tagged Sequences. During the Term and thereafter, Generate and its Affiliates shall ensure that all Tagged Sequences are removed from any results or other Information generated by the Generate Platform prior to such results or other Information being provided to or otherwise accessed by any Third Party.

2.8 Selection of [***]

(a) [***]. No later than [***], Novartis shall notify Generate in writing whether or not it wishes to include the Reserved Target or a New Target as a Collaboration Target (such notice, the “[***]”).

(i) If Novartis elects in such [***] to include the Reserved Target as a Collaboration Target, then upon the date of receipt by Generate of the [***], the Reserved Target shall, without further action by the Parties, be deemed [***] and the Parties will promptly thereafter commence Research activities pursuant to the Initial Research Plan [***], as set forth in Section 2.2.

(ii) If Novartis elects in such [***] not to include the Reserved Target as a Collaboration Target, then Novartis will have the right to [***].

(b) Available Targets, Unavailable Targets and Protected Targets.

(i) 2.82.8(b)(c)1.5Within [***] after the Effective Date, the Parties shall commence good faith efforts to engage [***] or another mutually agreed, independent, third-party gatekeeper (the “Gatekeeper”) in order to maintain the confidentiality of the identity of New Targets nominated to be the Third Collaboration Target, the Protected Targets and the Unavailable Targets. Each of the Parties will enter into a written agreement with such Gatekeeper with customary terms and conditions that are consistent with this Section 2.8, including appropriate confidentiality obligations. The Parties shall share equally the fees and expenses of the Gatekeeper. Except as expressly provided in Section 2.8(b) or (c), the Gatekeeper shall not (A) identify to Generate the identity of any Protected Target or New Target, (B) provide Generate with any information regarding a Protected Target or New Target, (C) identify to Novartis the identity of any Unavailable Target, or (D) provide to Novartis any information regarding any Unavailable Target (including whether an Unavailable Target falls under clauses (a), (b) or (c) of Section 1.5).

(ii) Within [***] after the date of the engagement of the Gatekeeper in accordance with Section 2.8(b)(i), Generate shall deliver to the Gatekeeper in writing an initial list of Unavailable Targets, which list shall identify the Excluded Targets included on Generate’s initial Excluded Target List. The Gatekeeper shall promptly confirm in writing to Generate and Novartis that it is in receipt of Generate’s initial list of Unavailable Targets (without identifying any Unavailable Targets). The date of receipt by Novartis of such confirmation from the Gatekeeper is referred to herein as the “Initial List Receipt Date.”

(iii) Commencing on the Business Day following the Initial List Receipt Date and ending on the date that is the earlier of (A) June 13, 2025 or (B) [***] (the “Protected Target Nomination Period”), Novartis may from time to time nominate in writing to the Gatekeeper one or more Targets for possible inclusion in a list of up to [***] Protected Targets (as defined below) (such list, the “Protected Target List”). The Gatekeeper will promptly determine whether any Target nominated by Novartis to be a Protected Target was an Available Target as of the close of business on the Business Day prior to the date of such nomination by Novartis, and promptly notify Novartis if such Target was not an Available Target. Any nominated Target that was determined by the Gatekeeper to be an Available Target as of the close of business on the Business Day prior to the date of such nomination by Novartis shall automatically be deemed a “Protected Target” and such Protected Target may not, during the Protected Target Nomination Period, be included on Generate’s list of Unavailable Targets. The Gatekeeper may not approve more than [***] Protected Targets for Novartis during the Protected Target Nomination Period. If the Gatekeeper notifies Novartis that one or more of the Targets Novartis nominated to be Protected Target(s) were not Available Targets, such Target will not be a Protected Target hereunder, and Novartis may request, and the Gatekeeper shall disclose to Novartis in response, whether or not such nominated Target(s) was not an Available Target because it was an Excluded Target. During the Protected Target Nomination Period, Generate shall maintain all Protected Targets as Available Targets and not take any action that would interfere with Novartis’ ability to nominate any Protected Target [***]. If Generate engages in any research or development activities with respect to any Protected Target that later becomes [***], then all data and information Controlled by Generate that was generated by or on behalf of Generate in such research and development of the Protected Target after the date that such Protected Target became a Protected Target hereunder will be deemed not to be Generate Background IP and instead will be deemed Novartis Compound IP, Generate Platform Inventions, or Collaboration IP, as applicable, and in accordance with Section 9.1 as if such Protected Target were a Collaboration Target from the date that such Protected Target became a Protected Target hereunder, mutatis mutandis.

(iv) Throughout the [***], Generate (A) shall promptly provide the Gatekeeper with an updated list of Unavailable Targets in the event of any changes (i.e., any removals or bona fide proposed additions) to the list of Targets falling within clauses (a) or (b) of Section 1.5 and (B) may, from time to time, provide the Gatekeeper with an updated list of Unavailable Targets in the event of any changes (i.e., any removals or proposed additions) to the Excluded Target List. For clarity, Generate may not propose an addition to the Excluded Target List that would exceed [***]. The Gatekeeper will promptly determine whether any Target proposed to be added by Generate to its list of Unavailable Targets was a Protected Target as of the close of business on the Business Day prior to the date of such proposal by Generate, and promptly notify Generate if such Target was a Protected Target. Any such proposed Target that was determined by the Gatekeeper not to be a Protected Target in accordance with this Section 2.8(b)(iv) shall automatically be deemed an Unavailable Target, and any such proposed Target that was determined by the Gatekeeper to be a Protected Target in accordance with this Section 2.8(b)(iv) shall remain an Available Target for the duration of the Protected Target Nomination Period.

(v) If, during [***], the status of any Unavailable Target changes such that it becomes an Available Target, then Generate shall promptly notify the Gatekeeper of such change and, if Novartis had previously nominated such Target, the Gatekeeper shall promptly notify Novartis of such change.

(c) Target Nomination Process. If Novartis exercises its right to nominate a New Target pursuant to Section 2.8(a)(ii), Novartis shall concurrently with delivery of [***], submit in writing to the Gatekeeper a nomination of a New Target of interest to become [***]. Upon receipt of Novartis’ nomination, the Gatekeeper shall promptly thereafter (but, in any event, within [***] of receipt of Novartis’ nomination) determine whether or not the New Target nominated by Novartis was an Available Target as of the close of business on the Business Day prior to the date of such nomination by Novartis. If the New Target is determined by the Gatekeeper to be an Available Target, the Gatekeeper will promptly inform Novartis and Generate in writing with a confirmation of such New Target’s identity and the fact that such New Target is an Available Target and the Parties will cooperate, in good faith and through the JSC pursuant to Section 6.2(c)(i) to prepare and approve an Initial Research Plan for such Available Target. Neither Party may unreasonably withhold, condition, or delay its approval of such Initial Research Plan (it being understood that Generate may not withhold its approval of such Initial Research Plan so long as the overall scope, approaches, computational cycles, budget, and allocation of responsibilities are consistent with the other Initial Research Plans). Upon approval of the Initial Research Plan for such Available Target by the Parties, the Available Target will be deemed [***]. If the Gatekeeper determines that the New Target nominated by Novartis is not an Available Target in accordance with this Section 2.8(b)(iv), then the Gatekeeper will inform Novartis in writing that such New Target is not an Available Target and Novartis will have the right, within [***] following such notice from the Gatekeeper, to nominate additional New Targets (one at a time in accordance with this Section 2.8(c)) until an Available Target becomes [***] hereunder. For the avoidance of doubt, if Novartis has timely provided a Third Target Election Notice pursuant to Section 2.8(a)(ii) and has timely complied with its obligations under this Section 2.8(c), Novartis’ right to nominate a New Target as [***] will not expire unless and until an Initial Research Plan for an Available Target has been approved by the Parties.

3. Development and Regulatory Matters

3.1 Overview. Subject to the terms and conditions of this Agreement and without limiting the activities of Generate under the Research Plans, during the Term, on a Licensed Program-by-Licensed Program basis, Novartis, by itself or through its Affiliates and Sublicensees, will have the sole right to Develop the Licensed Compounds and Licensed Products under such Licensed Program in the Field in the Territory during the Term at its own cost and expense.

3.2 Development Candidate Designation. On a Licensed Program-by-Licensed Program basis, following the end of the applicable Research Term, Novartis may progress Development of Licensed Compounds under such Licensed Program. No later than [***], Novartis shall, at its sole discretion, either (a) designate a Licensed Compound as a Development Candidate (a “DC Declaration”), in which case, such Licensed Compound will be deemed a “Development Candidate”, or (b) terminate the Agreement with respect to the applicable Collaboration Target by providing written notice to Generate; provided that in the event Novartis [***] with respect to a Licensed Compound without having previously issued a DC Declaration with respect to such Licensed Compound, such Licensed Compound will be deemed to be a Development Candidate, and Novartis will be deemed to have issued a DC Declaration with respect to such Licensed Compound, in each case, as of the date of the initiation of the applicable GLP Tox Study.

3.3 Diligence. Subject to the terms and conditions of this Agreement, on a Licensed Program-by-Licensed Program basis, in the event Novartis issues a DC Declaration in respect of such Licensed Program pursuant to Section 3.2 and beginning on the date of such DC Declaration, Novartis, by itself or through its Affiliates and Sublicensees, will use Commercially Reasonable Efforts to Develop and seek and obtain Regulatory Approval for at least [***] Licensed Product under such Licensed Program in [***].

3.4 Development Costs. Novartis will be solely responsible for all its costs and expenses incurred in connection with its Development of Licensed Compounds and Licensed Products in the Field in the Territory.

3.5 Reporting. During the applicable Research Term and thereafter, in respect of a Licensed Compound, for so long as Novartis is conducting Research or Development activities with respect to such Licensed Compound or a Licensed Product containing such Licensed Compound, no later than [***], Novartis will provide Generate with a [***] written report regarding the overall progress of Novartis’ and its Affiliates’ and Sublicensees’ Development of Licensed Compounds and Licensed Products during the prior Calendar Year, including [***] for the Licensed Compounds or Licensed Products. In addition to the foregoing, Generate may reasonably request clarification regarding such [***] reports and, upon any such reasonable request, Novartis will use reasonable efforts to provide Generate with such clarifying information regarding such [***] reports.

3.6 Records. Novartis will use reasonable efforts to prepare and maintain and to cause its Affiliates, licensees, Subcontractors and Sublicensees (as applicable) to prepare and maintain records regarding the Development of Licensed Compounds and Licensed Products in the Field in the Territory, which records will be complete and accurate in all material respects and in sufficient detail and good scientific manner appropriate for patent and regulatory purposes consistent with Applicable Law.

3.7 Regulatory Matters. As between the Parties, Novartis will have sole responsibility and decision-making authority with respect to regulatory matters for Licensed Compounds and Licensed Products, including with respect to preparing and submitting all Regulatory Materials for Licensed Products in the Field in the Territory, at its sole cost and expense. Generate will promptly notify Novartis of any notice (including any warning letter), inquiry, request or inspection of

Generate or any of its Affiliates by any Regulatory Authority that would reasonably be expected to impact any Licensed Compound or Licensed Product, and, to the extent practicable, allow Novartis a reasonable opportunity to review and comment on any response to such Regulatory Authority prior to such response being delivered to such Regulatory Authority and if permitted by the applicable Regulatory Authority to participate in any such inspections. As reasonably requested by Novartis, Generate will assist Novartis in preparing Regulatory Materials for Licensed Compounds and Licensed Products and make Information in the possession and control of Generate or its Affiliates available to Novartis to the extent necessary or reasonably useful for completion of such Regulatory Materials. Upon Novartis’ reasonable request and at Novartis’ cost and expense, Generate will support the Development of Licensed Compounds and Licensed Products by providing Regulatory Authorities with access to, and the right to audit, any data or other Information and associated documents that are in Generate’s possession and control and are relied on by Novartis in its Regulatory Materials for Licensed Products. Novartis will own all Regulatory Materials for Licensed Products and all such Regulatory Materials will be submitted in the name of Novartis (or its Affiliate or Sublicensee, as applicable).

3.8 Standards of Conduct. Each Party will use reasonable efforts to perform, and to ensure that its Affiliates, licensees, Subcontractors and Sublicensees (as applicable) perform, its Development activities with respect to Licensed Compounds and Licensed Products in compliance in all material respects with the requirements of Applicable Law.

4. Commercialization

Subject to the terms and conditions of this Agreement, during the Term, on a Licensed Program-by-Licensed Program basis, Novartis, by itself or through its Affiliates and Sublicensees, will have the sole right, at its sole cost and expense, to Commercialize the Licensed Compounds and Licensed Products in the Field in the Territory. Without limitation to the foregoing, Novartis will have the sole right, and will be solely responsible for the invoicing, selling, booking of sales, distribution, market access activities (including listing, tendering, or pricing or reimbursement activities) and any other Commercialization activities for each Licensed Product in the Territory. Novartis will provide Generate with written notice of the First Commercial Sale of each Licensed Product in the Major Market Countries as soon as reasonably practicable after each such event, and in any event within [***] following the First Commercial Sale in such country.

5. Manufacturing

Subject to the terms of this Agreement, with respect to each Licensed Program and corresponding Licensed Compounds and Licensed Products, Novartis will, at its cost and expense, have the exclusive right to Manufacture (including having a Third Party Manufacture on its behalf) such Licensed Compounds and Licensed Products (including all such Manufacturing for use in Clinical Trials and for Commercialization).

6. Governance

6.1 Overview. The Parties will establish a governance structure to oversee and govern the Collaboration as provided in this Agreement.

6.2 Joint Steering Committee.

(a) Establishment of JSC. As soon as is practicable, but in no event later than [***] after the Effective Date, the Parties will establish a joint steering committee to oversee the Research of the Research Programs with the roles, responsibilities and authority set forth in Section 6.2(c) (the “Joint Steering Committee” or “JSC”). Each of Novartis and Generate will initially appoint [***] representatives to the JSC. The JSC will consist at all times of at least [***] representatives of each of Novartis and Generate. The JSC membership and procedures are further described in this Section 6.2. Each of Novartis and Generate may at any time appoint different JSC representatives by written notice to the other Party.

(b) Membership of JSC. Each of Novartis and Generate will designate representatives with appropriate qualifications and expertise to serve as members of the JSC, all of whom will have sufficient seniority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities as appropriate to optimize the efficiency and speed of the Parties’ activities under this Agreement and the probability of success of each Research Program. The JSC will be co-chaired by a representative of Novartis and a representative of Generate (each, a “JSC Chairperson”). The JSC Chairpersons, with assistance and guidance from the Alliance Managers, will be jointly responsible for calling meetings and preparing and circulating an agenda in advance of each meeting; provided that such agenda will include all items requested by either JSC Chairperson. The role of the JSC Chairpersons will be to convene and jointly preside at meetings of the JSC, and to prepare minutes pursuant to Section 6.6. The JSC Chairpersons will have no additional powers or rights beyond those held by the other JSC representatives. Employees and consultants of Novartis and Generate who are not representatives of such Party on the JSC may attend meetings of the JSC, provided, however, that consultants may only attend with the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed; provided, further, that such nonrepresentative attendees (i) will not vote or otherwise participate in the decision-making process of the JSC, and (ii) shall be bound by obligations of confidentiality and non-disclosure at least as protective of the other Party as those set forth in Section 12 of this Agreement.

(c) Role of JSC. Subject to the limitations set forth in Section 6.2(e), the JSC will be responsible for:

(i) preparing, discussing, and submitting to the Parties for their approval [***];

(ii) overseeing the progress of Research for the Research Programs under the Research Plans and the activities of the Working Groups;

(iii) providing guidance on overall strategy, priorities, and decisions for each Research Program;

(iv) serving as a forum for exchanging information and facilitating discussions regarding the conduct of each Research Program, including high-level information regarding the results of any PK/PD studies, manufacturing studies, and other preclinical studies conducted by or on behalf of Novartis or its Affiliates in support of each Research Program, including to the extent such information is or would be reasonably useful for Generate to develop, train, validate, test, improve, use or exploit the Generate Platform for the purposes of the Research Program, as permitted under this Agreement;

(v) determining when to initiate the next Computational Cycle;

(vi) determining whether any Licensed Compound proposed by Generate satisfies the Lead Criteria under the applicable Research Plan;

(vii) subject to the terms and conditions of this Agreement, reviewing and approving any amendments to the Research Plans;

(viii) overseeing and approving Generate’s use of Subcontractors to perform Research activities as described in Section 2.6;

(ix) attempting to resolve issues on matters within the JSC’s authority on an informal basis and in good faith prior to the institution of escalation or other formal dispute resolution mechanisms hereunder; and

(x) carrying out such other responsibilities as expressly delegated to the JSC as set forth in this Agreement or as may be mutually agreed by the Parties from time to time or establishing other Working Groups (as defined below) to perform such other functions as appropriate.

(d) JSC Meetings. The JSC will hold meetings at least once per Calendar Quarter at such times and places as the JSC Chairpersons may jointly determine. Such JSC meetings will include discussion of each Research Program until the earliest of: (i) six (6) months after the completion of the Research Plan for such Research Program; (ii) the date such Research Program is terminated in accordance with this Agreement; and (iii) the expiration of the applicable Research Term. The meetings of the JSC may be by telephone, videoconference or any other method determined by the JSC; provided that there will be an in person meeting at least once per Calendar Year, unless the Parties agree otherwise. Each of Novartis and Generate will bear its own costs associated with attending such meetings, including any costs relating to travel or such Party’s participation in such meetings.

(e) Decisions of the JSC. Decisions of the JSC will be by unanimous vote, with the representatives of Novartis and Generate each having collectively one (1) vote, provided that if, after attempts to amicably resolve any disagreement at the JSC, Novartis and Generate are unable to agree on a matter to be decided by the JSC within [***] after the JSC has met and attempted to reach such decision, then either Party may, by written notice to the other, have such issue referred to the Executive Officers for resolution in accordance with Section 16.2. If the Executive Officers are unable to resolve the matter within [***] after the matter is referred to them, or such other longer time the Executive Officers may otherwise agree upon, then such matter will be resolved in accordance with Section 16.2. Subject to the terms and conditions of this Agreement,

Novartis shall have final decision-making authority with respect to all matters within the JSC’s decision-making authority, including the amendment or modification of a Research Plan; provided that such exercise of decision-making authority would not, without Generate’s prior written consent, (i) increase Generate Research Costs for any Research Program by more than [***] over the initial budget shared by Generate prior to the Effective Date, which budget sets forth the expected Generate Research Costs for each Research Program as of the Effective Date, (ii) extend a Research Term, (iii) change or substitute a Collaboration Target, (iv) materially change the timing or scope of Information to be provided under a Research Plan, (v) require Generate to deliver to Novartis any materials or Information that would fall under clause (a) of the definition of “Generate Licensed Materials” in Section 1.54 or clause (a) of the definition of “Generate Background Know-How” in Section 1.49, in each case under this clause (v), that are not otherwise to be delivered to Novartis under the then-applicable Research Plan, (vi) increase the number of Computational Cycles to be performed in a Research Program, or (vii) otherwise require Generate to: (A) hire or engage additional employees or agents outside the ordinary course of business; (B) maintain the employment or engagement of any employee or agent; (C) purchase any capital equipment outside the ordinary course of business; (D) acquire or expand any interest in real property; (E) Manufacture or supply any Materials not already set forth in the then-applicable Research Plan; or (F) provide, disclose or deliver to any Person, or enable any Person to use or access, the Generate Platform (in whole or in part) or any Generate Background IP or Generate Licensed Materials. [***].

(f) Good Faith. In conducting themselves on the JSC or any Working Groups, and in exercising their rights under Section 6.2(e), all representatives of the Parties will consider in good faith all input received from the other Party, and will use good faith efforts to reach consensus on all matters before the JSC or such Working Group.

(g) Limitations on Decision-Making. Notwithstanding anything to the contrary set forth in this Agreement, neither Party (in the exercise of a Party’s final decision-making authority), the JSC, nor any Working Group may make a decision that could reasonably be expected to (i) require the other Party to take any action that such other Party reasonably believes would (A) require such other Party to violate any Applicable Law, the requirements of any Regulatory Authority, or any agreement with any Third Party entered into by such other Party prior to the Effective Date or thereafter in good faith taking account of such Party’s obligations under this Agreement or (B) require such other Party to infringe or misappropriate any intellectual property rights of any Third Party or (ii) conflict with, amend, interpret, modify, or waive compliance under this Agreement. Neither the JSC nor any Working Group may make a decision without the participation of representatives of each Party.

(h) Day-to-Day Responsibilities. Notwithstanding anything herein to the contrary, each Party will be responsible for the day-to-day implementation and operation of the activities for which it has or is otherwise assigned responsibility under this Agreement or any Research Plan; provided that such implementation and operation are consistent with the express terms of this Agreement and the applicable Research Plan.

6.3 Subcommittees and Working Groups. As soon as is practicable, but in no event later than [***] after the Effective Date, the JSC will establish initial Working Groups for each Research Program, including a written charter describing each Working Group’s composition and responsibilities. From time to time, the JSC may establish and delegate additional duties to other committees, subcommittees or directed teams (each, a “Working Group”) on an “as needed” basis to oversee particular projects or activities which delegations will be reflected in the minutes of the meetings of the JSC. Such Working Groups may be established on an ad hoc basis for purposes of a specific project, or on such other basis as the JSC may determine, and will be constituted and will operate as the JSC may determine. Each Working Group will report to, and its activities will be subject to the direction, review and approval of, the JSC. In no event will the authority of the Working Group exceed that specified for the JSC in this Section 6. Any matter not resolved by a Working Group will be referred to the JSC for resolution in accordance with Section 6.2(e).

6.4 Discontinuation of JSC and Working Groups. Unless otherwise agreed in writing by Novartis and Generate, on a Research Program-by-Research Program basis, each Working Group will automatically discontinue upon the earlier of: (i) six (6) months after the completion of all activities under the then-current Research Plan for such Research Program; (ii) the date such Research Program is terminated in accordance with this Agreement; and (iii) the expiration of the applicable Research Term (the earlier of (i), (ii) or (iii), a “Research Discontinuation Date”). Unless otherwise agreed in writing by Novartis and Generate, the JSC will automatically discontinue upon the occurrence of a Research Discontinuation Date for all Research Programs. The discontinued JSC or discontinued Working Group, as applicable, will have no further roles or responsibilities under this Agreement, and will be replaced by designees of each Party (who may be the Alliance Manager) that will serve as a forum for the Parties for the purposes of the exchange of information relating to Licensed Compounds and Licensed Products.

6.5 Limitations on Authority of the JSC. The JSC will have solely the roles, responsibilities and authority assigned to it under this Agreement. Notwithstanding anything to the contrary contained herein, the JSC will not have any authority to amend, modify or waive compliance with this Agreement. The JSC will not have any authority to alter, or waive compliance by a Party with, a Party’s obligations under this Agreement. Neither the JSC nor any Party in exercising its final decision-making authority under this Section 6 will have any authority to make any decision that expressly requires mutual agreement of the Parties or the consent of a Party.

6.6 Minutes. The Alliance Managers will ensure the proper documentation of action items and decisions reached by the JSC.

6.7 Alliance Managers. Each of Novartis and Generate will appoint one (1) representative whose role is to act as a primary point of contact between the Parties with respect to their activities under this Agreement and the Research Plans (each, an “Alliance Manager”). The Alliance Managers will support the JSC and the JSC Chairpersons in the discharge of their responsibilities; provided, however, that the Alliance Managers will not vote as part of the decision-making process set forth in Section 6.2(e). Each of Novartis and Generate may change its designated Alliance Manager from time to time upon written notice to the other Party. An Alliance Manager may designate a substitute to temporarily perform the functions of such Alliance Manager upon written notice to the other Party’s Alliance Manager. Each Alliance Manager will work to ensure a collaborative work environment for the JSC and each Working Groups. Each Alliance Manager also will:

(a) serve as a primary point of contact between the Parties with respect to the Collaboration, including during such time as any of the JSC or Working Groups is no longer constituted;

(b) ensure the preparation of JSC minutes pursuant to Section 6.6;

(c) plan and coordinate any cooperative efforts under this Agreement, if any, and internal and external communications;

(d) take responsibility for ensuring effective governance practices are applied to the Collaboration; and

(e) be the point of first referral in all matters of conflict resolution.

7. Grant of Rights and Licenses

7.1 Licenses to Novartis. Subject to the terms and conditions of this Agreement, Generate hereby grants to Novartis and its Affiliates:

(a) on a Research Program-by-Research Program basis, during the Research Term, a non-exclusive license, with the right to grant sublicenses as provided in Section 7.4, under the Generate Background IP, the Generate Licensed Materials and the Generate Collaboration IP, solely to the extent necessary or reasonably useful for Novartis to conduct its activities under the Research Plans; and

(b) on a Licensed Program-by-Licensed Program basis, (i) an exclusive (even as to Generate) license under Generate’s interest in the Joint Collaboration IP (which intellectual property, for clarity, does not include Generate Platform Inventions or the Novartis Compound IP assigned to Novartis pursuant to Section 9.1(c)) and (ii) a non-exclusive license under the Generate Background IP, the Generate Licensed Materials and the Generate Collaboration IP, in each case (i) and (ii), to Research, Develop, Manufacture, Commercialize, or otherwise Exploit Licensed Compounds and Licensed Products in the Field in the Territory, with the right to grant sublicenses through multiple tiers of sublicensees as provided in Section 7.4.

(c) a worldwide, fully paid-up and royalty free, perpetual, irrevocable, with the right to grant sublicenses through multiple tiers of sublicensees as provided in Section 7.4, non-exclusive license under the Generate Collaboration IP to practice the Novartis Background IP or any improvement, derivation, enhancement or other modification thereof.

For the avoidance of doubt, the licenses granted to Novartis and its Affiliates in this Section 7.1 expressly exclude (i) the right to directly use or access the Generate Platform, and (ii) any active ingredient Controlled by Generate or its Affiliates as of the Effective Date other than the Licensed Compounds. With respect to any Licensed Compound or Licensed Product that is a Multi-Specific, (a) such licenses include a license with respect to only the portion of any such Multi-Specific Directed Against a Collaboration Target, and (b) in no event is any license granted hereunder with respect to the portion(s) of such Multi-Specific that are Directed Against Targets that are not a Collaboration Target.

7.2 Licenses to Generate; Covenant Not to Sue.

(a) Subject to the terms and conditions of this Agreement, during the Research Term, Novartis hereby grants to Generate and its Affiliates a non-exclusive license, with the right to grant sublicenses as provided in Section 7.4, under the Novartis Technology solely to the extent necessary for Generate to conduct its activities under the Research Plans.

(b) Subject to the terms and conditions of this Agreement (including Section 2.7), Novartis hereby grants to Generate and its Affiliates a worldwide, fully paid-up and royalty free, perpetual, irrevocable, non-transferable (except as provided in Section 17.9), with the right to grant sublicenses through multiple tiers of sublicensees as provided in Section 7.4, non-exclusive license under the Novartis Compound Know How (including the Tagged Sequences and related experimental and structural data),) solely to the extent the Information within such Novartis Compound Know How is incorporated into the Generate Platform in the course of Generate conducting its activities under the Research Plans or permitted hereunder, solely for Generate to develop, train, validate, test, improve, use and exploit the Generate Platform in the Territory, in each case, as permitted under this Agreement. For clarity, the license granted under this Section 7.2(b) does not (i) permit Generate to disclose, and Generate shall not disclose, Novartis Compound Know How to any Third Party, nor shall Generate identify Novartis as a source of data incorporated into the Generate Platform or otherwise in connection with the Generate Platform, other than as expressly permitted hereunder, (ii) grant Generate any rights under or to Novartis Background IP or Novartis Compound Patents, or (iii) grant Generate the right to make, use, sell, offer to sell, or import any compounds.

(c) Novartis, on behalf of itself and its Affiliates, and its and their respective successors and assigns, hereby covenants and agrees not to sue, assert any claim or counterclaim against, file any lawsuit or otherwise initiate or participate in any action, litigation, investigation, suit, or other legal or administrative proceeding against Generate or its Affiliates, or its and their shareholders, directors, officers, employees, agents, representatives, successors and assigns (or against any permitted sublicensee of the license set forth in Section 7.2(b)), or any of their respective customers, suppliers, importers, manufacturers or distributors, or cause, assist, permit or authorize any Person to do any of the foregoing, in each case, claiming or otherwise asserting or alleging that the development, training, validation, testing, improvement, use or other exploitation of the Generate Platform in the Territory, in each case, as permitted under this Agreement, using Novartis Compound IP incorporated into the Generate Platform in the course of Generate conducting its activities under the Research Plans or permitted hereunder, infringes, or induces or contributes to the infringement of, any Novartis Compound Patents, provided that such use of Novartis Compound IP is solely in digital form and does not include the use, sale, import, or manufacture of any physical compound claimed or covered by a Novartis Compound Patent. The foregoing covenant contained in this Section 7.2(c) shall be a covenant that transfers with any sale, assignment, license, sublicense, transfer, or other disposition or grant of rights under the applicable Patent(s), and Novartis shall impose the foregoing covenant on its Affiliates and any Third Party to which Novartis or any of its Affiliates may assign, license, sublicense, or otherwise transfer any rights, in each case, that includes the right to assert, to or under the applicable Patent(s).

7.3 Subcontracting of Licensed Programs. Following the applicable Research Term, Novartis and its Affiliates may subcontract any of its or their activities with respect to a Licensed Program to a Subcontractor without prior written consent of Generate. The engagement of any Subcontractor in compliance with this Section 7.3 will not relieve Novartis of its obligations under this Agreement. For clarity, Generate shall have no right to subcontract any work with respect to any Licensed Program other than as set forth in Section 2.6.

7.4 Sublicensing.

(a) Each Party will have the right to sublicense the licenses granted to it by the other Party through (i) one-tier under Sections 7.1(a) and 7.2(a), as applicable, and (ii) through multiple tiers under Sections 7.1(b) and 7.2(b) as applicable, in each case ((i)-(ii)), to its Affiliates or Subcontractors, including contract research organizations (CROs) (in accordance with Section 2.6), or other Third Parties without the prior written consent of the other Party. Each Party will be responsible for the performance of any of its sublicensees (including Sublicensees, with respect to Novartis) that are exercising rights under a sublicense of the licenses granted to such Party hereunder, and the grant of any such sublicense will not relieve such sublicensing Party of its obligations under this Agreement, except to the extent they are satisfactorily performed by any such sublicensee(s) (including Sublicensees, with respect to Novartis). Each sublicense agreement with a sublicensee (including a Sublicensee, with respect to Novartis) under this Agreement will be subject to the applicable terms and conditions of this Agreement.

(b) Novartis will ensure that each of its Sublicensees is bound by a written agreement that is consistent with, and subject to and subordinate to the terms and conditions of, this Agreement. Novartis will, as soon as reasonably practicable following the execution of any sublicense agreement with a Sublicensee (and in any event within [***] thereof), provide Generate with written notice of entering into such sublicense agreement, indicating the identity of the Sublicensee; provided that Novartis will have no obligation to provide Generate with such notice with respect to any Subcontractor agreement and Novartis will have no obligation to provide Generate with a copy of such sublicense agreement. In addition, Novartis will be responsible for the performance of any of its Sublicensees that are exercising rights under a sublicense of the rights granted by Generate to Novartis under this Agreement, and the grant of any such sublicense will not relieve Novartis of its obligations under this Agreement.

7.5 No Other Rights. EXCEPT FOR THE LICENSES AND RIGHTS EXPRESSLY GRANTED UNDER THIS AGREEMENT, NO RIGHT, TITLE, OR INTEREST OF ANY NATURE WHATSOEVER IS GRANTED WHETHER BY IMPLICATION, ESTOPPEL, RELIANCE, OR OTHERWISE, BY A PARTY TO THE OTHER PARTY. ALL RIGHTS WITH RESPECT TO INFORMATION, PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS THAT ARE NOT SPECIFICALLY GRANTED HEREIN ARE RESERVED TO THE OWNER THEREOF. NO PARTY NOR ANY OF ITS AFFILIATES WILL USE OR PRACTICE ANY INFORMATION OR PATENTS LICENSED OR PROVIDED TO SUCH PARTY OR ANY OF ITS AFFILIATES OUTSIDE THE SCOPE OF OR OTHERWISE NOT IN COMPLIANCE WITH THE RIGHTS AND LICENSES GRANTED TO SUCH PARTY AND ITS AFFILIATES UNDER THIS AGREEMENT. EXCEPT AS EXPRESSLY STATED IN THIS SECTION 7 WITH RESPECT TO THE GENERATE LICENSED MATERIALS, NOTHING CONTAINED IN THIS AGREEMENT (INCLUDING THE LICENSES GRANTED IN

SECTION 7.1) WILL BE CONSTRUED AS GRANTING TO NOVARTIS OR ITS AFFILIATES (EITHER EXPRESSLY OR BY IMPLICATION) ANY RIGHTS OR LICENSE FOR NOVARTIS OR ITS AFFILIATES TO UTILIZE OR PRACTICE THE GENERATE PLATFORM OR ANY GENERATE PLATFORM IP FOR ANY PURPOSE, AND NOTHING HEREIN WILL OBLIGATE GENERATE OR ITS AFFILIATES TO DISCLOSE, TRANSFER OR MAKE AVAILABLE TO NOVARTIS, ITS AFFILIATES OR SUBLICENSEES ANY EMBODIMENTS OF THE GENERATE PLATFORM OR ANY GENERATE PLATFORM IP. INSTEAD, AS BETWEEN THE PARTIES, GENERATE WILL BE THE PARTY CONDUCTING ACTIVITIES THAT REQUIRE THE PRACTICE OF THE GENERATE PLATFORM UNDER THE APPLICABLE RESEARCH PLAN.

8. Payments

8.1 Upfront Payment. Novartis shall pay Generate a one-time, non-refundable, non-creditable payment of Fifty Million Dollars ($50,000,000) within thirty (30) days after receipt by Novartis from Generate of an invoice therefor (which invoice shall be issued by Generate no earlier than the Effective Date).

8.2 Equity Investment. Novartis shall purchase, and Generate shall sell and issue, 1,150,306 shares of a newly designated class of Series C-1 Preferred Stock at a price of $13.04 per share for a total purchase price of fourteen million, nine hundred and ninety-nine thousand, and nine hundred and ninety Dollars and twenty cents ($14,999,990.20), subject to an in accordance with the side letter entered into between Novartis and Generate as of the date hereof.

8.3 DC Declaration Milestones.

(a) On a Licensed Program-by-Licensed Program basis, Novartis will pay to Generate the one-time milestone payment set forth in Table 1 below (each, a “DC Declaration Milestone Payment”) in accordance with Section 8.3(c) after the first achievement of the specified DC Declaration milestone event (each, a “DC Declaration Milestone Event”). Such payments will be non-creditable and non-refundable.

Table 1

DC Declaration Milestone Event	DC Declaration Milestone Payment
DC Declaration issued in accordance with Section 3.2 with respect to a Licensed Compound	$[***]
Total DC Declaration Milestone Payment per Licensed Program	$[***]

(b) Each DC Declaration Milestone Payment will be paid only once for each Licensed Program for which the DC Declaration Milestone Event is achieved, regardless of whether a DC Declaration Milestone Event has been achieved in connection with another Licensed Program.

(c) Novartis will promptly provide Generate with written notice of its achievement of each DC Declaration Milestone Event, but, in any event, within [***] after such DC Declaration Milestone Event is achieved, and will make the corresponding DC Declaration Milestone Payment within [***] after receiving a corresponding invoice from Generate.

8.4 Development Milestones for Licensed Programs, Licensed Compounds and Licensed Products.

(a) With respect to each Licensed Program, on a Licensed Program-by-Licensed Program basis, Novartis will pay to Generate each of the one-time development milestone payments set forth in Table 2 below (each, a “Development Milestone Payment”) in accordance with Section 8.4 after the first achievement of the specified development milestone event (each, a “Development Milestone Event”) by a Licensed Product for the applicable Licensed Program. Such payments will be non-creditable and non-refundable.

Table 2

Development Milestone Number	Development Milestone Event	Development Milestone Payment
1	[***]	$[***]
2	[***]	$[***]
3	[***]	$[***]
4	[***]	$[***]
5	[***]	$[***]
6	[***]	$[***]
	Total Development Milestone Payments per Licensed Program	$[***]

(b) Each Development Milestone Payment will be paid only once for each Licensed Program upon the first achievement of such Development Milestone Payment by a Licensed Product with respect to such Licensed Program, and no amounts shall be due for any subsequent or repeated achievements of such Development Milestone Event by the same or a different Licensed Product for such Licensed Program or for the same or a different Indication for a Licensed Product for such Licensed Program. Notwithstanding anything to the contrary contained herein, (i) upon achievement of any of Development Milestone Events Nos. 4-6 in Table 2 above with respect to a Licensed Product, if the first achievement of any of Development Milestone Events Nos. 1-3 in Table 2 with respect to such Licensed Product has not occurred, such unachieved Development Milestone Event(s) will simultaneously be deemed achieved and payable, (ii) upon achievement of Development Milestone Event No. 3 in Table 2 above with respect to a Licensed Product, if the first achievement of any of Development Milestone Events Nos. 1-2 in Table 2 with respect to such Licensed Product has not occurred, such unachieved Development Milestone Event(s) will simultaneously be deemed achieved and payable, and (iii) upon achievement of any of Development Milestone Events Nos. 2-3 in Table 2 above with respect to a Licensed Product, if the first achievement of Development Milestone Event No. 1 in Table 2 with respect to such Licensed Product or the DC Declaration Milestone Event with respect to the applicable Licensed Program has not occurred, such unachieved Development Milestone Event and such DC Declaration Milestone Event will simultaneously be deemed achieved and payable. [***].

(c) Novartis will promptly provide Generate with written notice of its achievement of each Development Milestone Event, but, in any event, within [***] after such Development Milestone Event is achieved, and will make the corresponding Development Milestone Payment within [***] after receiving a corresponding invoice from Generate.

8.5 Sales Milestone Payments.

(a) With respect to each Licensed Product, on a Licensed Product-by-Licensed Product basis, Novartis will pay Generate each of the one-time sales milestone event payments set forth in Table 3 below (each, a “Sales Milestone Payment”) in accordance with Sections 8.5(b) and 8.5(c) after the first achievement of each of the corresponding sales milestone events (each, a “Sales Milestone Event”) for a Licensed Product, such payments will be non-refundable and non-creditable.

Table 3

Sales Milestone Event for a Licensed Product (first occurrence of the following)	Sales Milestone Payment
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
Total Sales Milestones per Collaboration Target	$[***]

(b) Each Sales Milestone Payment will be payable one time per Collaboration Target for any Licensed Product Directed Against such Collaboration Target for which the Sales Milestone Event is achieved (for the first occurrence of such Sales Milestone Event with respect to such Collaboration Target), and no amounts will be due for subsequent or repeated achievements of such Sales Milestone Event with respect to the same Collaboration Target. For clarity, (i) for each Collaboration Target, more than one Licensed Product may achieve a Sales Milestone Event for such Collaboration Target provided that no Sales Milestone Payment for such Collaboration Target will be payable more than once, and (ii) the aggregate total amount payable under this Section 8.5 (i.e., if all Sales Milestone Events are achieved) with respect to a Collaboration Target will be [***].

(c) Novartis will provide Generate with written notice of the achievement of each Sales Milestone Event in the applicable royalty report pursuant to Section 8.7 for the Calendar Year in which such Sales Milestone Event is achieved, along with the royalty report described in Section 8.7 below, and will make the corresponding Sales Milestone Payment within [***] after receiving a corresponding invoice from Generate. For the avoidance of doubt, more than one Sales Milestone Payment in this Section 8.5 may become payable for a given Licensed Product based on the Net Sales of the Licensed Product in the same Calendar Year, and more than one Sales Milestone Payment in this Section 8.5 may become payable for a given Collaboration Target based on the Net Sales of different Licensed Products Directed Against such Collaboration Target achieving different Sales Milestone Events in the same Calendar Year.

8.6 Royalty Payments to Generate.

(a) General. Subject to the other provisions of this Section 8.6 and other provisions of this Agreement, in consideration of the licenses and ownership rights granted by Generate to Novartis hereunder, with respect to each Licensed Program, on a Licensed Product-by-Licensed Product and country-by-country, as applicable, Novartis will pay to Generate royalties based on the aggregate annual Net Sales of such Licensed Product in the Territory in each Calendar Year during the applicable Royalty Term. Novartis will pay to Generate on a Calendar Quarter basis royalty payments with respect to each Licensed Product in a country for the duration of the Royalty Term for such Licensed Product in such country calculated by multiplying (i) Net Sales of such Licensed Product in such country in such Calendar Quarter period by Novartis, its Affiliates and its and their Sublicensees, by (ii) royalty rates as set forth in Table 4 below (subject to any offsets or reductions set forth below in this Section 8.6) tiered based upon the aggregated Net Sales of such Licensed Product in the Territory for such Calendar Year up until the end of such Calendar Quarter.

Table 4

For that Portion of Total Aggregate Net Sales of a Licensed Product in the Territory in any Calendar Year	Royalty Rate
[***]	[***]%
[***]	[***]%
[***]	[***]%

For clarity, the Net Sales thresholds in the tables above will be determined on a Licensed Product-by-Licensed Product basis and the royalty rates above will only be applied such that a higher tiered royalty rate is only used after Net Sales in each Calendar Year exceeds the highest Net Sales threshold of the immediately previous lower tier, and such higher tiered royalty rate will only apply to the portion of Net Sales that falls within that tier. By way of example, if the total Net Sales of a Licensed Product in the Territory for a particular Calendar Year are [***], the amount of royalties payable hereunder will be calculated as follows (subject to any applicable reductions under this Section 8.6): [***].

(b) Expiration of Valid Claims. Notwithstanding the foregoing, on a Licensed Product-by-Licensed Product and country-by-country basis, as applicable, during any part of the Royalty Term for which the condition in clause (b) of the “Royalty Term” definition in Section 1.115 is met, with respect to such Licensed Product in such country, for the remaining part of the Royalty Term for so long as such condition continues to be met, the royalty rate as applied to the sale of such Licensed Product in each such country will be reduced by [***].

(c) Royalty Offset for Third Party Payments. If Novartis (or any of its Affiliates or Sublicensees) has or obtains a right or license under Patent rights (or Know-How rights in the case of the Reserved Target, where Novartis elects to include such Reserved Target as a Collaboration Target pursuant to Section 2.8(a)(i)), of a Third Party that is necessary or utilized for the development, making, using, selling, offering for sale, importing or other exploitation of any Licensed Product (excluding those Patent rights that claim or cover an Other Component (but not any other component) of such Licensed Product that is not necessary to make, use, sell, offer for sale or import the Licensed Compound contained in the Licensed Product) by or on behalf of Novartis (or any of its Affiliates or Sublicensees) in the Field and that results in a payment to such Third Party, then Novartis may offset against the royalty payments that would otherwise have been due under Section 8.6(a) with respect to Net Sales of such Licensed Product in a particular Calendar Quarter, an amount equal to (i) [***] for such necessary Patent rights (or Know-How rights in the case of the Reserved Target, where Novartis elects to include such Reserved Target as a Collaboration Target pursuant to Section 2.8(a)(i)) or (ii) [***] for such other utilized Patent rights (or Know-How rights in the case of the Reserved Target, where Novartis elects to include such Reserved Target as a Collaboration Target pursuant to Section 2.8(a)(i)), in each case ((i) or (ii)), of the amounts actually paid by Novartis (or any of its Affiliates or Sublicensees) to such Third Party for such right or license (or the exercise thereof) during such Calendar Quarter, with any deductions not permitted to be made in respect of such Licensed Product in such Calendar Quarter (due to insufficiency of the royalties otherwise payable with respect to such Licensed Product in such Calendar Quarter) to be carried forward for deduction in respect of future Calendar Quarters until fully exhausted. With respect to any payments paid by Novartis to any Third Party under this Section 8.6(c) to the extent they are attributable to Generate’s breach of this Agreement, Novartis shall be entitled to deduct an amount equal to [***] of such payment amounts. Notwithstanding the foregoing, and with respect to all Licensed Products Directed Against the Collaboration Targets (other than the Reserved Target, where Novartis elects to include such Reserved Target as a Collaboration Target pursuant to Section 2.8(a)(i)), the percentage of royalty payments to Third Parties that Novartis may offset against royalty payments to Generate pursuant to this Section 8.6(c) will not exceed [***] in any Calendar Quarter if such payments are for rights or licenses under Patent rights granted to Novartis or any of its Affiliates under an Excluded Contract.

(d) Generic Entry. If in any country in the Territory during the Royalty Term for a Licensed Product in such country, a Biosimilar Product with respect to such Licensed Product is launched, and the Net Sales of such Licensed Product in such country in any Calendar Quarter are equal to or less than [***] as compared with the Net Sales of such Licensed Product in such country in the [***] (for clarity, calculated based on [***] immediately preceding the first Calendar Quarter of the first sale of any such Biosimilar Product in such country, then the royalty rates for such Licensed Product set forth in Section 8.6(a) shall be reduced by [***] with respect to such country.

(e) Compulsory License. If a court or a governmental agency of competent jurisdiction exercises march-in rights or otherwise requires Novartis or any of its Affiliates or its or their Sublicensees to grant a compulsory license to a Third Party permitting such Third Party to make and sell a Licensed Product in a country in the Territory, and the Net Sales of such Licensed Product in such country in any Calendar Quarter are equal to or less than [***] as compared with the Net Sales of such Licensed Product in such country in the [***] (for clarity, calculated based on [***] immediately preceding the first Calendar Quarter of the first sale of any such Licensed Product by a Third Party in such country under such compulsory license, the royalty rates for such Licensed Product set forth in Section 8.6(a) shall be reduced by [***] with respect to such country.

(f) IRA. If, during the Royalty Term for a Licensed Product in the United States, such Licensed Product is designated as a Selected IRA Drug by the Secretary of the U.S. Department of Health and Human Services, and Novartis, its Affiliate or its or their Sublicensee is required to negotiate a Maximum Fair Price that will apply to sales of such Licensed Product, then, the royalty rate applicable to Net Sales of such Licensed Product in the United States (the Calendar Quarter during which such event occurred, the “Event Quarter”) shall be reduced by as follows: (i) if, in any Calendar Quarter after the Event Quarter, the quarterly Net Sales of such Licensed Product in the United States is equal to or less than [***] but greater than [***] of the average quarterly Net Sales such Licensed Product achieved in the United States in the four (4) consecutive Calendar Quarters immediately prior to the Event Quarter, then the royalty rate otherwise applicable under Section 8.6(a) for such Licensed Product in the United States will be reduced by [***]; and (ii) if, in any Calendar Quarter after the Event Quarter, the quarterly Net Sales of such Licensed Product in the United States is equal to or less than [***] of the average quarterly Net Sales such Licensed Product achieved in the United States in the [***] immediately prior to the Event Quarter, then the royalty rate otherwise applicable under Section 8.6(a) for such Licensed Product in the United States will be reduced by [***].

(g) Minimum Royalty. In no event, after taking into account the reductions and deductions, alone or together, as set forth in Sections 8.6(b), 8.6(c), 8.6(d), 8.6(e) and 8.6(f), will any royalties payable by Novartis to Generate under this Section 8.6 for any Licensed Product in any Calendar Quarter be less than [***] of the amount of royalties that would otherwise be payable with respect thereto under Section 8.6(a) without taking into account such reductions and deductions.

(h) One Royalty. For clarity, only one royalty will be due to Generate with respect to the same unit of Licensed Product.

(i) Royalty Term. Royalties payable by Novartis to Generate under Section 8.6 will be paid on a Licensed Product-by-Licensed Product and country-by-country basis for the duration of the Royalty Term for such Licensed Product in such country. Upon the expiration of the Royalty Term with respect to a Licensed Product in a country, Novartis will have a fully paid-up perpetual and sublicensable (through multiple tiers) license under Section 7.1(b) for the making, using, selling, offering for sale, importing and other exploitation of such Licensed Product in such country, and the Net Sales of such Licensed Product in such country shall thereafter be excluded for the purposes of calculating the Net Sales thresholds pursuant to Section 8.5(a) and Section 8.6(a).

8.7 Royalty Payments and Reports. Within [***] after the end of each Calendar Quarter during the Royalty Term for each Licensed Product, Novartis will provide Generate a royalty report providing a statement, on a Licensed Product-by-Licensed Product and, as applicable, country-by-country basis, of: (i) the amount of Net Sales of such Licensed Product in such country during the applicable Calendar Quarter calculated in Dollars and local currency; (ii) the amount of aggregate Net Sales of such Licensed Product in the Territory during the applicable Calendar Quarter calculated in Dollars; (iii) a calculation of the amount of the royalty payment due in Dollars on such Net Sales for such Calendar Quarter; and (iv) any Sales Milestone Events achieved with respect to such Licensed Product in such Calendar Quarter. All amounts payable to Generate pursuant to Section 8.5 or 8.6 will be paid in accordance with Section 8.8 within [***] after the date of Novartis’ receipt of the corresponding invoice.

8.8 Payment Method. All payments due under this Agreement to a Party will be made by electronic funds transfer in immediately available funds to an account designated by such Party. All payments hereunder will be made in Dollars.

8.9 Taxes.

(a) Taxes on Income, Tax Treatment. Each Party will be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the collaborative efforts of the Parties under this Agreement.

(b) Withholding Tax. In the event any payments to be made to Generate or its Affiliates under this Agreement are subject to withholding tax under Applicable Laws, including extra-territorial taxation, or if it is unclear whether the requirements of Applicable Laws, including extra-territorial taxation, are met, Novartis or its Affiliates shall be authorized to deduct the withholding tax from the payments, and shall pay all such withholding tax to the relevant tax authority, so that only the correspondingly reduced amount of payments (i.e. the full amount payable less withholding tax) is paid out to Generate. Novartis shall provide Generate with proof of the withholding tax payment. Novartis and Generate shall make all reasonable efforts to obtain relief or reduction of withholding tax under the applicable tax treaties, including but not limited to the submission or issuance of requisite forms and information. If a special procedure is required for treaty relief by Applicable Law, a treaty relief based on a tax treaty will only be taken into account if Generate submits any exemption certificate requested by Novartis to Novartis in accordance with legal requirements on or prior to the time of the payment to Generate. If no withholding tax deduction has been made on the payments to Generate or its Affiliates under this Agreement, but tax authorities subsequently take the position that a withholding tax deduction should have been made, including extra-territorial taxation, Generate shall provide, at its own expense, all reasonable support to Novartis to obtain relief or reduction of withholding under the applicable laws and tax treaties, including but not limited to the submission or issuance of requisite forms and information, and the Parties will bear such liability (reimburse one another as necessary) in a manner consistent with that which would have resulted had the tax been originally withheld. Any refunds of withholding taxes that are granted to Generate by the competent tax authority and which would cause Generate to receive payments in excess of that which Novartis would owe under this Agreement, including related interest, shall be paid to Novartis by Generate. Notwithstanding the foregoing provisions of this Section 8.9(b), if, as a result of a Withholding Action by Novartis, withholding is required by Applicable Law with respect to any payment made by Novartis to Generate pursuant to this Agreement and the amount of such withholding exceeds the amount of withholding that would have been required with respect to such payment under this Section 8.9(b) if Novartis had not committed the Withholding Action, then Novartis will pay an additional amount to Generate such that, after withholding from the payment contemplated by this Agreement and such additional amount, Generate receives the same amount as it would have received from Novartis absent such Withholding Action by Novartis; provided, however, that Novartis will have no obligation to pay any additional amount under this Section 8.9(b) (i) in the event that such increased withholding tax is due, in whole or in part, to any action of Generate, including (A) any assignment by Generate of its rights under this Agreement (including pursuant to Section 17.9) or any redomiciliation of Generate or (B) the failure by Generate to comply with the documentation requirements of Applicable Law, (ii) to the extent that such increased withholding tax is recovered or credited by Generate (or its Affiliate) or is otherwise recoverable or creditable by Generate (or its Affiliate), or (iii) if such increased withholding tax is due to a change in Applicable Law following the occurrence of a Withholding Action. For purposes of this Section 8.9(b), “Withholding Action” means (A) a permitted assignment or sublicense of this Agreement (in whole or in part) by Novartis to an Affiliate or a Third Party outside of Novartis’ then-current jurisdiction; or (B) a redomiciliation of Novartis to, or payment by or on behalf of Novartis from, a jurisdiction outside Novartis’ then-current jurisdiction.

(c) Indirect Tax. All amounts mentioned in this Agreement are exclusive of any value added, goods and services, sales, use, excise, consumption, and other similar indirect Taxes (“Indirect Taxes”). Generate shall issue all invoices in full compliance with the Indirect Tax laws and regulations applicable at Generate’s place of business. If any Indirect Taxes are due based on local law, Generate will be allowed to add the amount of Indirect Taxes to the amounts mentioned in this Agreement and invoice the net amount plus the applicable Indirect Taxes. The Parties agree that Generate is generally allowed to issue zero-rated invoices in case of cross-border supply of services as agreed in this Agreement. The Parties shall issue invoices for all amounts payable under this Agreement consistent with all Indirect Tax requirements and irrespective of whether the sums may be netted for settlement purposes.

(d) Transfer Tax. Subject to Section 8.9(a), Generate will bear all transfer, stamp, or similar taxes or obligations (“Transfer Tax”) imposed on any transaction contemplated under this Agreement.

8.10 Foreign Exchange. All payments to be made by a Party under this Agreement will be made in Dollars, by wire transfer, pursuant to the instructions of the Party receiving payment, as designated from time to time. Any sales of Licensed Products incurred in a currency other than

Dollars shall be converted to the Dollar equivalent using Novartis’ then-current standard exchange rate methodology as applied in its external reporting for the conversion of foreign currency sales into Dollars.

8.11 Records and Audit Rights

.

(a) Novartis shall keep complete, true and accurate financial books and records in accordance with its Accounting Standards in relation to this Agreement, including in relation to Net Sales and royalties. Novartis will keep such books and records for at least [***] following the Calendar Year to which they pertain.

(b) [***].

(c) [***].

(d) [***].

(e) [***].

(f) [***].

8.12 Late Payments. Any payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement will bear interest at a per annum rate equal [***] Section 8.12 is payable only after the dispute is resolved, on sums found or agreed to be due, from the due date.

8.13 Diagnostic Products. Upon the reasonable request of either Party, the Parties will discuss in good faith amending this Agreement to include specific terms that would apply to the Development and Commercialization of Licensed Products for diagnostic use and the payments owed to Generate in connection therewith.

9. Ownership of Inventions, Patent Prosecution and Enforcement

9.1 Ownership of Information and Inventions.

(a) Background IP. As between the Parties, Novartis will own and retain all right, title and interest in and to the Novartis Background IP and Generate will own and retain all right, title and interest in and to the Generate Background IP, subject, in each case, to any rights or licenses expressly granted by one Party to the other Party under this Agreement.

(b) Collaboration IP. Except as expressly set forth in Section 9.1(c) with respect to Novartis Compound IP which, as between the Parties, shall be owned by Novartis, or in Section 9.1(d) with respect to Generate Platform Inventions which, as between the Parties, shall be owned by Generate, as between the Parties, (i) each Party will solely own all Inventions discovered, generated, invented, made, conceived or reduced to practice solely by or on behalf of such Party (or any of its Affiliates’) employees, agents, (sub)licensees, independent contractors or consultants in the course of conducting activities under this Agreement and all Patents that claim such Inventions (collectively, “Sole Collaboration IP”), and (ii) the Parties will jointly own all Inventions discovered, generated, invented, made, conceived or reduced to practice jointly by the Parties or their Affiliates or by or on behalf of employees, agents, (sub)licenses, independent contractors or consultants of each Party (or their Affiliates) in the course of conducting activities under this Agreement and all Patents that claim such Inventions (collectively, “Joint Collaboration IP”). Patents within the Sole Collaboration IP are referred to herein as “Sole Collaboration Patents” and Information within the Sole Collaboration IP is referred to herein as “Sole Collaboration Know-How.” Patents within the Joint Collaboration IP are referred to herein as “Joint Collaboration Patents” and Information within the Joint Collaboration IP is referred to herein as “Joint Collaboration Know-How.” Subject to the rights and licenses granted under this Agreement, including the payment of royalties under Section 8.6, the Joint Collaboration IP will be jointly owned by the Parties on an equal undivided basis, regardless of inventorship, and it is understood that, subject to the confidentiality provisions in Section 12, the exclusivity obligations in Section 11, and the exclusive license set forth in Section 7.1(b), no Party will have any obligation to account to another Party (including paying royalties), or to obtain any approval of another Party to license, assign or otherwise exploit Joint Collaboration Know-How or Joint Collaboration Patents, or to transfer or encumber its ownership interest therein, throughout the world, in each case, by reason of joint ownership thereof, and each Party hereby waives any right it may have under the Applicable Law of any jurisdiction to require any such approval or accounting.

(c) Novartis Compound IP. Notwithstanding anything to the contrary contained herein, regardless of inventorship, as between the Parties, on a Licensed Program-by-Licensed Program basis, Novartis will solely and exclusively own: (i) Inventions that specifically relate to the composition of matter of a Licensed Compound or Licensed Product or a method of making or using such Licensed Compound or Licensed Product, and any other Information generated in the performance of a Research Plan that specifically relates to a Licensed Compound or Licensed Product (the “Novartis Compound Know-How”); and (ii) any Patent that claims an Invention within the Novartis Compound Know-How (each a “Novartis Compound Patent”). Each of Generate and its Affiliates will, and hereby do, assign to Novartis or one or more of its designated Affiliates, its rights, title and interest in and to any Novartis Compound Know-How or Novartis Compound Patents. Generate will take all actions and provide Novartis with all reasonably requested assistance to effect such assignment and will execute any and all documents necessary to perfect such assignment.

(d) Generate Platform Inventions. Notwithstanding anything to the contrary contained herein, as between the Parties, Generate will solely and exclusively own all Inventions, whether developed solely by or on behalf of Generate or jointly with Novartis, but excluding any Novartis Compound IP, that specifically relate to the Generate Platform, including any Inventions constituting an improvement, enhancement, modification or derivative of or to the Generate Platform (the “Generate Platform Inventions”). Each of Novartis and its Affiliates will, and hereby do, assign to Generate or one or more of its designated Affiliates, its rights, title and interest in and to any Generate Platform Inventions. Novartis will take all actions and provide Generate with all reasonably requested assistance to effect such assignment and will execute any and all documents necessary to perfect such assignment.

(e) Disclosure of Inventions. Each Party will promptly disclose to the other Party all inventions arising in the course of activities under this Agreement during the applicable Research Term, including receipt of any invention disclosures submitted to such Party by its or its Affiliates’ respective employees, agents or independent contractors (including Subcontractors) describing inventions conceived, discovered, developed or otherwise made by or behalf of such Party or its Affiliates in the course of conducting activities under this Agreement. Each Party will also respond promptly to reasonable requests from the other Party for more Information relating to such inventions.

(f) Inventorship. Inventorship for patentable Inventions discovered, generated, invented, made, conceived or reduced to practice during the course of the performance of activities pursuant to this Agreement will be determined in accordance with U.S. patent laws for determining inventorship. Each Party will, and does hereby, assign, and will cause its Affiliates and its and their licensees or sublicensees (including Sublicensees with respect to Novartis) to so assign, to the other Party, without additional compensation, such right, title and interest in and to any Information and inventions as well as any intellectual property rights with respect thereto, as is necessary to fully effect, as applicable, the sole ownership or the joint ownership provided for in Section 9.1(a), 9.1(b), 9.1(c), or 9.1(d). Each Party will have the right to request inventorship interviews to be conducted by a Third Party, which Third Party will be a U.S. patent law outside counsel unaffiliated with and reasonably acceptable to both Parties.

9.2 Patent Prosecution and Maintenance.

(a) Generate Patents. Generate will have the sole right and authority (but not the obligation), at its sole cost and expense, to Prosecute in any jurisdiction the Generate Background Patents, Generate Platform Patents and any Collaboration Patents that are Generate’s Sole Collaboration Patents.

(b) Novartis Patents. Novartis will have the sole right and authority (but not the obligation), at its sole cost and expense, to Prosecute in any jurisdiction the Novartis Background Patents and any Collaboration Patents that are Novartis’ Sole Collaboration Patents (other than the Novartis Compound Patents which are subject to Section 9.2(d)).

(c) Joint Collaboration Patents. Novartis will have the first right, but not the obligation, at its sole cost and expense, to Prosecute in any jurisdiction the Joint Collaboration Patents jointly owned by Novartis and Generate (which Joint Collaboration Patents, for clarity, do not include any Sole Collaboration Patents, Novartis Compound Patents or Generate Platform Patents) using counsel of its choice, but that is reasonably acceptable to Generate. Novartis shall reasonably advise Generate of the filing information of such Joint Collaboration Patents, and Novartis shall promptly provide Generate with drafts of all proposed material filings and correspondence to any patent authorities with respect to such Joint Collaboration Patents for Generate’s review and comment prior to the submission of such proposed filings and correspondence. Novartis shall confer with Generate and take into consideration in good faith Generate’s comments prior to submitting such filings and correspondence; provided, that Generate provides such comments within a reasonable time for Novartis to consider and incorporate such comments. In case of a disagreement between the Parties with respect to the filing, prosecution, or maintenance of such Joint Collaboration Patents, the final decision shall be made by Novartis. In the event that Novartis elects not to Prosecute a Joint Collaboration Patent in any country, Novartis will give Generate at least [***] notice before any relevant deadline and provide to Generate information it reasonably requests relating to such Joint Collaboration Patent. Generate will then have the right to assume responsibility, using counsel of its choice, for the Prosecution of such Joint Collaboration Patent. Novartis will cooperate and assist in transitioning the Prosecution of such Joint Collaboration Patent to Generate. If Generate assumes responsibility for such Joint Collaboration Patent as set forth above, then the Patent Prosecution Costs incurred by Generate and its counsel in the course of such Prosecution will thereafter be borne by Generate.

(d) Novartis Compound Patents. Novartis will have the first right, but not the obligation, at its sole expense, to Prosecute in any jurisdiction the Novartis Compound Patents. Before filing a patent application (and subsequent material documents thereafter) with any patent office in connection with the Prosecution of any Novartis Compound Patent for which one or more Generate employees or other personnel is an inventor, Novartis will provide a copy of such document to Generate sufficiently in advance to enable Generate to review and comment on it in advance of any applicable filing deadlines, and Novartis will consider any such comments in good faith. In the event that Novartis elects not to Prosecute a Novartis Compound Patent in any country, Novartis will give Generate at least [***] notice before any relevant deadline and provide to Generate information it reasonably requests relating to such Novartis Compound Patent. Generate will then have the right to assume responsibility, using counsel of its choice, for the Prosecution of such Novartis Compound Patent. Novartis will cooperate and assist in transitioning the Prosecution of such Novartis Compound Patent to Generate. If Generate assumes responsibility for such Novartis Compound Patent as set forth above, then the Patent Prosecution Costs incurred by Generate and its counsel in the course of such Prosecution will thereafter be borne by Generate.

9.3 Patent Term Extensions. Novartis will have the sole right, but not the obligation, to apply for any patent term extensions (or supplemental protection certificates or their equivalents in any country) with respect to the Licensed Products and for the Novartis Compound Patents. Generate will cooperate with and provide all reasonable assistance to Novartis and use all Commercially Reasonable Efforts consistent with its obligations under Applicable Law (including any applicable consent order or decree) in connection with obtaining any such extensions for the Novartis Compound Patents. For the avoidance of doubt, Novartis will have final decision-making authority regarding patent term extension strategies in the Territory for the Licensed Compounds and Licensed Products and for the Novartis Compound Patents, and Generate will not take any action to apply for any patent term extension (and any foreign equivalents in any country) with respect to a Licensed Compound or Licensed Product in the Territory without the prior written consent of Novartis.

9.4 Orange/Purple Book and Other Equivalent Listing. Novartis will have the sole right to make any patent listing filings in the FDA Orange Book (and any foreign equivalents in any country) with respect to the Licensed Product and any Novartis Compound Patents or Joint Collaboration Patents Covering the Licensed Compound or Licensed Product.

9.5 CREATE Act. This Agreement will be understood to be a joint research agreement under 35 U.S.C. §103(c)(3) entered into for the purpose of researching, identifying and developing Licensed Compounds or Licensed Products under the terms set forth herein, provided that no Party will (a) unilaterally invoke the protections of, or (b) be required by this reference to have any Patent take advantage of, or become subject to, such §103(c) except with the prior written consent of the other Party.

9.6 Cooperation.

(a) Each Party will provide the other Party all reasonable assistance and cooperation for such Party to exercise its rights and perform its obligations pursuant to this Section 9, including with respect to the Prosecution of the Novartis Compound Patents and Joint Collaboration Patents. Without limiting the generality of the foregoing, each Party will provide the other Party with any and all necessary powers of attorney and will execute any other required documents or instruments necessary to Prosecute such Patents in accordance with this Agreement, and each Party agrees to provide the other Party with all information necessary or reasonably requested to enable the other Party to comply with the duty of disclosure requirements of any patent authority.

(b) Prior to the filing of any Joint Collaboration Patents, the Patent Contacts will meet and in good faith discuss and agree on the Prosecution strategy for such Patents.

9.7 Competitive Infringement by Third Parties.

(a) Notification. The Parties will promptly notify each other of any actual, threatened or alleged infringement by a Third Party of any Novartis Compound Patent, Joint Collaboration Patent or Sole Collaboration Patent (for clarity, not including any Generate Platform Patent), in each case, relating to a Licensed Compound, Licensed Product, Biosimilar Product or Competing Product (a “Competitive Infringement”). Without limiting the foregoing, if a Party receives notice or a copy of an application submitted to the FDA for a Biosimilar Product (a “Biosimilar Application”) for which a Licensed Product is a “reference product,” as such term is used in the BPCI Act, whether or not such notice or copy is provided under any Applicable Laws, or otherwise becomes aware that such a Biosimilar Application has been submitted to a Regulatory Authority for Regulatory Approval (such as in an instance described in Section 351(1)(9)(C) of the PHSA), such Party shall promptly notify and provide the other Party copies of such communication to the extent permitted by Applicable Law. As permitted by Applicable Law, each Party will promptly notify the other Party in writing of any such Competitive Infringement of which it becomes aware. In particular, each Party will notify and provide the other Party with copies of any allegations of patent invalidity, unenforceability or non-infringement of any Novartis Compound Patents or, to the extent relating to a Competitive Infringement, Joint Collaboration Patents or Sole Collaboration Patents. Such notification and copies will be provided by the Party receiving such certification to the other Party as soon as practicable and, unless prohibited by Applicable Law, in all instances, such timeframe to be sufficiently prompt to provide the other Party with the opportunity to respond to such proceeding.

(b) Enforcement of Novartis Compound Patents and Joint Collaboration Patents.

(i) Novartis’ First Right. Novartis will have the first right, but not the obligation, to bring and control, at its sole cost and expense, an appropriate suit or other action before any government or private tribunal to enforce any Novartis Compound Patents or Joint Collaboration Patents against any Person allegedly engaged in any Competitive Infringement to remedy the Competitive Infringement (or to settle or otherwise secure the abatement of such Competitive Infringement) (a “Competitive Infringement Action”). Generate will have the right, at its own cost and expense and by counsel of its choice, to be represented in (but not control) any such Competitive Infringement Action. At Novartis’ request, Generate will join such Competitive Infringement Action as a party (at Novartis’ cost and expense) if doing so is necessary for the purposes of establishing standing or is otherwise required by Applicable Law to pursue such action. In any Competitive Infringement Action, (A) Novartis will keep Generate reasonably informed about such Competitive Infringement Action, (B) Generate will provide reasonable cooperation to Novartis in connection with such Competitive Infringement Action, at Novartis’ cost and expense, including by executing reasonably appropriate documents and cooperating reasonably in discovery and joining as a party to the action if required (C) Novartis will not take any position, or enter into any settlement, with respect to such Competitive Infringement Action admitting the invalidity of, or otherwise materially impairing Generate’s rights in any Collaboration Patent (excluding Novartis Compound Patents) owned solely or jointly by Generate without Generate’s prior written consent, which consent will not be unreasonably withheld, conditioned, or delayed.

(ii) Generate’s Rights. The Parties will review and discuss enforcement strategies with respect to Competitive Infringement Actions and each Party will consider in good faith the other Party’s positions. If (A) Novartis informs Generate that it does not intend to prosecute a Competitive Infringement action with respect to any Novartis Compound Patent or Joint Collaboration Patent, as to a Competitive Infringement anywhere in the Territory pursuant to Section 9.7(b)(i), (B) Novartis fails to initiate a Competitive Infringement Action within [***] after written notice of such Competitive Infringement is first provided by a Party under Section 9.7(a), or (C) Novartis determines to cease to pursue any such Competitive Infringement Action, Generate will have the right (but not the obligation), upon notice to Novartis, to take appropriate action to address such Competitive Infringement, including by initiating its own Competitive Infringement Action or taking over any Competitive Infringement Action initiated by Novartis; provided that if Novartis notifies Generate during such [***] period that it is electing in good faith not to institute any Competitive Infringement Action against such Competitive Infringement for bona fide strategic reasons intended to maintain the commercial value of the relevant Patent and any Licensed Compound or Licensed Product Covered thereby, Generate will not have the right to initiate and control any Competitive Infringement Action to enforce the Novartis Compound Patent or Joint Collaboration Patent against such Competitive Infringement. In the event Generate exercises its right to control a Competitive Infringement Action hereunder, (X) Generate will keep Novartis reasonably informed about such Competitive Infringement Action, (Y) Novartis will provide reasonable cooperation to Generate in connection with such Competitive Infringement Action, at Generate’s cost and expense, including by executing reasonably appropriate documents, cooperating reasonably in discovery and joining as a party to the action if required (Z) Generate will not take any position, or enter into any settlement, with respect to such Competitive Infringement action admitting the invalidity of, or otherwise materially impairing Novartis’ rights in any Novartis Compound Patent or Collaboration Patent without Novartis’ prior written consent, which consent will not be unreasonably withheld, conditioned, or delayed.

(iii) Biosimilar Applications. Subject to Section 9.7(b)(i) and Section 9.7(b)(ii), with respect to any Competitive Infringement involving a Biosimilar Application, Generate shall, upon Novartis’ request: (y) if permitted under Applicable Law, assist Novartis in identifying and listing any Patents as required pursuant to Section 351(l)(1)(3)(A) or Section 351(l)(7) of the PHSA, in negotiating with the filer of the Biosimilar Application pursuant to Section 351(l)(4) of the PHSA, and in selecting patents for and conducting litigation pursuant to Section 351(l)(5) and Section 351(l)(6) of the PHSA, to the extent applicable; and (z) assist in seeking an injunction against any commercial marketing by the filer of a Biosimilar Application as permitted pursuant to Section 351(l)(8)(B) of the PHSA or in filing an action for infringement against the filer of such Biosimilar Application.

(iv) Expenses and Recoveries. If a Party brings a Competitive Infringement Action under this Section 9.7 against any Third Party engaged in Competitive Infringement (the “Enforcing Party”), each Party will be solely responsible for any costs and expenses incurred by such Party as a result of such Competitive Infringement Action, except as provided in Section 9.7(b)(i) or 9.7(c). If the Enforcing Party recovers monetary damages from such Third Party in such Competitive Infringement Action, such recovery will first be applied to all Out-of-Pocket Costs and expenses incurred by the Parties in connection therewith, including attorneys’ fees and expenses. If such recovery is insufficient to cover all such costs and expenses of the Parties, it will be shared pro-rata in proportion to the relative amount of such costs and expenses incurred by each applicable Party. If after such reimbursement any funds remain from such damages, such funds will be shared as follows: (A) any amount that represents compensation for a reasonable royalty award to, or lost sales or lost profits of, Novartis (or its Affiliates or Sublicensees, as applicable), will be retained by or paid to Novartis; provided that any such amount will be treated as Net Sales hereunder and subject to the royalty obligations under this Agreement and (B) any remaining amount that represents other damages (e.g., enhanced or punitive damages, including treble damages) will (1) in the case that Novartis is the Enforcing Party, be retained [***] by Novartis, and (2) in the case of Generate as the Enforcing Party, be allocated [***] to Generate and [***] to Novartis.

(c) Enforcement of Joint Collaboration Patents Other than Competitive Infringement. With respect to the infringement of a Joint Collaboration Patent other than a Competitive Infringement, the Parties shall meet promptly after either Party provides notice to the other Party with respect to such infringement in accordance with Section 9.7(a) to discuss in good faith a mutually agreeable course of action regarding enforcing and defending the applicable Joint Collaboration Patent(s), including the allocation of enforcement rights and recoveries with respect to such Joint Collaboration Patent. A Party that elects to enforce under this Section 9.7(c) will keep the other Party reasonably informed of the status and progress of such enforcement efforts, and reasonably consult with the other Party, including using reasonable efforts to take the other Party’s comments into good faith consideration with respect to such enforcement action, including the infringement or claim construction of any claim in any Patent being enforced. The Party not enforcing will also provide reasonable assistance in connection with such enforcement actions, including executing reasonably appropriate documents and cooperating in discovery, and will, if required by Applicable Law or court order, or if reasonably requested by the Party enforcing, join as a party to the action. In such event, the Party enforcing will keep the other Party reasonably informed with respect to such action and all relevant proceedings, provide the other Party with copies of all relevant pleadings and such other filings and materials in connection with such action as reasonably requested by the other Party, reasonably consult with the other Party and give the other Party a reasonable opportunity to review and comment on such pleadings, filings and materials in advance, and reasonably consider the other Party’s comments thereon in good faith. The Party enforcing will in no event settle or otherwise compromise any legal action in a manner that involves an admission of fault or wrongdoing by the other Party, or invalidity or unenforceability with respect to any intellectual property rights Controlled by the other Party, in each case, without first obtaining the prior written consent of the other Party, which consent will not be unreasonably withheld, conditioned or delayed.

(d) Enforcement of Generate Collaboration Patents. Except as otherwise provided in this Section 9.7, Generate shall have the sole right, but not the obligation, to institute, prosecute and control any action or proceeding with respect to any infringement of any Generate Collaboration Patent, by counsel of its own choice, in Generate’s own name and under Generate’s direction and control.

(e) Enforcement of Novartis Collaboration Patents. Except as otherwise provided in this Section 9.7, Novartis shall have the sole right, but not the obligation, to institute, prosecute and control any action or proceeding with respect to any infringement of any Novartis Collaboration Patent, by counsel of its own choice, in Novartis’ own name and under Generate’s direction and control.

9.8 Third Party Patent Challenges.

(a) The Parties will promptly notify each other in the event that any Third Party files, or threatens to file a Patent Challenge against any Novartis Compound Patent or Joint Collaboration Patent; provided, for the avoidance of doubt, that Generate will not be required to notify Novartis of a Patent Challenge against a Generate Platform Patent.

(b) As between the Parties, Novartis will have the first right, but not the obligation, to bring and control, at its cost and expense (but without limiting its right to seek indemnification, if applicable), any effort in defense of such a Patent Challenge against a Novartis Compound Patent or Joint Collaboration Patent within the scope of the license grant in Section 7.1(b). In the case where Novartis controls the defense of such Patent Challenge, (i) Novartis will keep Generate reasonably informed with respect to such Patent Challenge and reasonably consult with Generate in advance (to the extent practicable without impairing Novartis’ ability to timely respond to such Patent Challenge) as reasonably requested by Generate as permitted by Applicable Law and (ii) Generate will have the right, at its own cost and expense and by counsel of its choice, to be represented in (but not control) any such effort. If Novartis fails to take action to defend such Patent Challenge within [***] of the time limit for bringing such defense (or within such shorter period to the extent that a delay in bringing such defense would limit or compromise the outcome of such defense of such Patent Challenge), then Generate will have the right, but not the obligation, to bring and control any effort in defense of such Patent Challenge at its own cost and expense (but without limiting its right to seek indemnification, if applicable).

9.9 Unified Patent Court. As between the Parties, Novartis shall have the right to make any decision regarding whether or not to elect Opt-Out or Opt-In with respect to any Novartis Compound Patents and Joint Collaboration Patents.

9.10 Patent Contacts. Each Party will designate patent counsel representatives with the appropriate expertise in the subject matter who will be responsible for coordinating the activities between the Parties in accordance with this Section 9 (each a “Patent Contact”). Each Party will designate its initial Patent Contact within [***] following the Effective Date and will promptly thereafter notify the other Party of such designation. If at any time a vacancy occurs for any reason, the Party that appointed the prior incumbent will, as soon as reasonably practicable, appoint a successor. Each Party will promptly notify the other Party of any substitution of another person as its Patent Contact. The Patent Contacts will, from time to time, facilitate information sharing, coordinate the respective patent strategies of the Parties relating to this Agreement, and address any other matters for which the Parties are obligated to cooperate, keep each other informed or otherwise communicate under this Section 9. The Patent Contacts will have solely the roles and responsibilities assigned to them in this Section 9.10, and the Patent Contacts will have no authority to amend, modify or waive compliance with this Agreement.

9.11 Personnel Obligations.

(a) Each Party shall cause all Persons who perform Research or Development activities under this Agreement or who discover, generate, create or conceive any scientific or technical Information by or on behalf of such Party or its Affiliates or its or their sublicensees (including Sublicensees with respect to Novartis) under or in connection with this Agreement to be under an obligation to assign (or, if such Party is unable to cause such Person to agree to such assignment obligation despite such Party using commercially reasonable efforts to negotiate such assignment obligation, provide a license under) their rights in any scientific or technical Information or other inventions resulting therefrom to such Party, except where Applicable Law requires otherwise and except in the case of governmental, not-for-profit and public institutions that have standard policies against such an assignment (in which case a suitable license, or right to obtain such a license, shall be obtained).

(b) Without limitation of Section 12, prior to receiving any Confidential Information or beginning work under the Licensed Program, each employee, agent or independent contractor of Novartis or its Affiliates, or Generate or its Affiliates, will be bound in writing by enforceable confidentiality agreements containing obligations of confidentiality, non-disclosure and non-use consistent with such Party’s then-current applicable form of confidentiality agreement.

(c) Each Party (or its Affiliates or sublicensees, as applicable) will be responsible for any reward or remuneration required under Applicable Law to be paid to such Party’s (or its Affiliates’ or sublicensees’, as applicable) employees with respect to any activities to be conducted under a Research Plan.

9.12 Infringement Claims by Third Parties. If the Exploitation of a Licensed Compound or Licensed Product in the Territory pursuant to this Agreement results in, or may result in, any claim, suit or proceeding by a Third Party alleging infringement by Novartis, Generate or any of their respective Affiliates, or their Sublicensees, distributors or customers (a “Third Party Infringement Claim”), including any defense or counterclaim in connection with an enforcement action initiated pursuant to Section 9.7, the Party first becoming aware of such alleged Third Party Infringement Claim shall promptly notify the other Party thereof in writing. As between the Parties, Novartis shall have the sole right, but not the obligation, to defend and control the defense of any such Third Party Infringement Claim at its sole cost and expense (but subject to Section 14), using counsel of its own choice. Novartis will have the right to settle any such Third Party Infringement Claim, provided that Novartis will not enter into any settlement of any Third Party Infringement Claim that is instituted or threatened to be instituted against Generate without Generate’s prior written consent, which will not be unreasonably withheld, conditioned or delayed; provided, however, that Novartis will in no event settle or otherwise compromise any legal action in a manner that involves an admission of fault or wrongdoing by Generate, or invalidity or unenforceability with respect to any intellectual property rights Controlled by Generate, in each case, without first obtaining the prior written consent of Generate. Generate will have the right, at its own cost and expense and by counsel of its choice, to be represented in (but not control) any such Third Party Infringement Claim. Novartis will keep Generate reasonably informed about all Third Party Infringement Claims and Generate will provide reasonable cooperation to Novartis in connection with such Third Party Infringement Claims, at Novartis’ cost and expense, including by executing reasonably appropriate documents, cooperating reasonably in discovery and joining as a party to the action if required. Nothing in this Section 9.12 will limit any indemnification rights or obligations of a Party under Section 14. Notwithstanding anything herein to the contrary, in any legal action involving a Third Party Infringement Claim brought by a Third Party in which Generate or its Affiliates are named or joined as a party, (a) Novartis shall consider, reasonably and in good faith, all input received from Generate with respect to such claim, (b) Novartis shall keep Generate reasonably informed with respect to such Third Party Infringement Claims and proceedings and (c) Novartis may not settle or otherwise compromise any legal action in a manner that involves an admission of fault or wrongdoing by Generate, or invalidity or unenforceability with respect to any intellectual property rights Controlled by Generate, in each case, without first obtaining the prior written consent of Generate (such consent not to be unreasonably withheld, conditioned or delayed).

9.13 Third Party Rights.

(a) If Novartis determines that any Patent, trade secret or other intellectual property right of a Third Party in any country in the Territory is necessary or reasonably useful for the Exploitation of a Licensed Compound or Licensed Product by Novartis or any of its Affiliates or any of its or their Sublicensees, distributors or customers (such Patent, trade secret or other intellectual property right, a “Third Party Right”), then, as between the Parties, Novartis shall have the sole right, but not the obligation, to enter into a license or other agreement with such Third Party pursuant to which Novartis or its Affiliate would acquire a license or other right under such Third Party Right for Novartis or its Affiliates or its and their Sublicensees, distributors or customers to Exploit any Licensed Compound and Licensed Products in such country. For clarity, if Novartis or its Affiliate negotiates and obtains any such license or other agreement from a Third

Party, Novartis shall be entitled to deduct amounts owed or payable to such Third Party from the royalties payable to Generate hereunder in accordance with Section 8.6(c).

(b) Third Party Patents. If in Novartis’ reasonable opinion, a Third Party’s Patent may relate to the Exploitation of any Licensed Compound or Licensed Product under this Agreement, Novartis shall have the sole right, but not the obligation, to challenge the patentability, validity or enforceability of such Patent in any court of competent jurisdiction or before any Governmental Authority of competent jurisdiction, including the United States Patent and Trademark Office and the European Patent Office. Generate shall not challenge the patentability, validity or enforceability of any such Patent in any court or governmental body without Novartis’ prior written consent (not to be unreasonably withheld, conditioned or delayed); provided that Novartis shall have notified Generate in writing that such Patent is subject to this Section 9.13(b) and; provided, further, that nothing contained in this Section 9.13(b) is intended to limit the rights of Generate or its Affiliates to challenge the patentability, validity or enforceability of any Patent relating to the use or other exploitation (directly or indirectly) of the Generate Platform, the Generate Background IP, or any product or service of Generate, its Affiliates or its or their (sub)licensees that is not a Licensed Compound or Licensed Product. Generate shall assist and cooperate with Novartis as Novartis may reasonably request from time to time in connection with the activities set forth in this Section 9.13(b).

10. Trademarks

10.1 Licensed Product Trademarks. Novartis will have the sole right to select (including the creation, searching and clearing), register, maintain, police and enforce all trademarks, domain names, INNs and USANs developed for use in connection with the marketing, sale or distribution of Licensed Compounds and Licensed Products in the Field in the Territory (the “Product Marks”). As between the Parties, Novartis will own all Product Marks, and all trademark registrations for said marks.

10.2 Use of Name. No Party will, without the other Party’s prior written consent, use any trademarks or other marks of the other Party (including the other Party’s corporate name), advertising taglines or slogans confusingly similar thereto, in connection with such Party’s Exploitation of Licensed Compounds or Licensed Products under this Agreement in the Territory or for any other purpose, except as may be expressly authorized in writing by the other Party in connection with activities under this Agreement and except to the extent required to comply with Applicable Law.

10.3 Further Actions. Each Party will, upon the reasonable request of the other Party, provide such assistance and execute such documents as are reasonably necessary for such Party to exercise its rights or perform its obligations pursuant to this Section 10; provided, however, that no Party will be required to take any action pursuant to this Section 10 that such Party reasonably determines in its sole judgment and discretion conflicts with or violates any applicable court or government order or decree or Applicable Law.

11. Exclusivity

11.1 Competing Products. Subject to the remainder of this Section 11, during the Exclusivity Period, except pursuant to this Agreement, Generate will not, for itself, or with, through or for its Affiliates or any Third Party (including the grant of any license, option or other right to any Third Party), directly or indirectly, research, develop, manufacture, commercialize or otherwise exploit any Competing Product anywhere in the Territory or otherwise enable any Third Party to engage in such activities.

11.2 Exceptions.

(a) The restrictions set forth in Section 11.1 will not apply to Generate’s or any of its Affiliates’ (i) performance of obligations under and in accordance with this Agreement; (ii) internal research and development activities that are not specifically related to the research or development of a Competing Product, provided such research and development activities are not specifically related to a Collaboration Target [***] and are not reasonably expected to result in the development of a Competing Product or (iii) internal activities intended by Generate or any of its Affiliates to ensure its compliance with Section 11.1 (e.g., counter-screening).

(b) [***].

(c) In the event Novartis terminates a Licensed Program pursuant to Section 3.2(b) or Section 15.2, as of the effective date of termination, the restrictions set forth in Section 11.1 will not apply to Generate’s or any of its Affiliates’ internal research and development activities (including Manufacturing in support thereof) but, for the avoidance of doubt, will continue to apply for the duration of the Exclusivity Period to research and development activities conducted by Generate or any of its Affiliates on behalf of, or in collaboration with, any Third Party (other than (sub)contractors engaged by Generate or its Affiliate in the ordinary course of business).

11.3 Acquisition of Distracting Product. Notwithstanding the provisions of Section 11.1, if Generate or any of its Affiliates, acquire rights to research, develop or commercialize a product in the Field during the Exclusivity Period as the result of a merger, acquisition or combination with or of a Third Party other than a Change of Control of Generate (each, an “Acquisition Transaction”) and, on the date of the closing of such Acquisition Transaction, such product is being researched, developed or commercialized and such activities would, but for the provisions of this Section 11.3, constitute a breach of Section 11.1 (such product, a “Distracting Product”), such Generate will, within [***] after the closing of such Acquisition Transaction notify Novartis in writing of such acquisition and either:

(a) upon Novartis’ request, discuss with Novartis in good faith for a period of no less than [***] (or such longer period as may be agreed by the Parties) whether and on what terms such Distracting Product should be included in this Agreement, and, if unable to reach agreement on the terms on which such Distracting Product would be included hereunder within such period, Generate or its Affiliate will elect to take the action specified in either clause (b) or (c) below; provided that the time periods specified in such clauses will be tolled for so long as the Parties are engaged in discussion under this clause (a);

(b) notify Novartis in writing that Generate or its Affiliate will divest its rights (which may include an exclusive sublicense) to such Distracting Product, in which case, within [***] after the closing of the Acquisition Transaction, Generate or its Affiliate will divest or exclusively sublicense such Distracting Product, giving due consideration to ethical concerns and requirements under Applicable Law; or

(c) notify Novartis in writing that it is ceasing all such development and commercialization activities with respect to the Distracting Product, in which case, within [***] (or such longer period as may be agreed by the Parties) after Novartis’ receipt of such notice, Generate and its Affiliates will cease all such activities, giving due consideration to ethical concerns and requirements under Applicable Law.

During the discussion period under clause (a), prior to the time of divestiture pursuant to clause (b) or prior to the termination of activities pursuant to clause (c), as applicable, Generate and its Affiliates will segregate all activities relating to the Distracting Product from the Research Program or other activities with respect to Licensed Compounds and Licensed Product(s) under this Agreement, including Commercially Reasonable Efforts to ensure that (i) no personnel involved in performing research, development or commercialization activities with respect to such Distracting Product have access to non-public plans or information relating to the Research Program or other activities with respect to Licensed Compounds and Licensed Product(s) under this Agreement (except management personnel that are at least vice president or more senior (who may review and evaluate plans and information regarding the development and commercialization of such Distracting Product in connection with portfolio decision-making) and general and administrative support personnel (including those in human resources, legal, financial or accounting roles)) and (ii) no personnel involved in performing Research, Development or Commercialization activities with respect to Licensed Compounds and Licensed Product(s) under this Agreement have access to non-public plans or information relating to the development or commercialization of such Distracting Product (except management personnel that are at least vice president or more senior (who may review and evaluate plans and information regarding the development and commercialization of such Distracting Product in connection with portfolio decision-making) and support personnel (including those in human resources, legal, financial or accounting roles)).

11.4 Change of Control. If there is a Change of Control of Generate, the obligations of Section 11.1 will not apply to any program, compound or product of the Acquirer; provided that (a) Generate, on the one hand, and the Acquirer, on the other hand, establish and enforce internal processes, policies, procedures and systems to segregate information relating to any such program, compound or product from any Confidential Information of Novartis, including that no personnel who conduct any activities under such program or with such compound or product shall access any Confidential Information of Novartis or Collaboration Know-How (for clarity, not including Generate Platform Know-How), (b) the Acquirer does not use, directly or indirectly, any Confidential Information of Novartis or any Collaboration IP (for clarity, not including Generate Platform IP) in such program or with such compound or product, (c) no personnel who were employees or consultants of the Acquired Party prior to the Change of Control will conduct any activities under such program or with such compound or product, except for management personnel that are at least vice president or more senior (who may review and evaluate plans and information regarding the development and commercialization of such Distracting Product in connection with portfolio decision-making) and general and administrative support personnel (including those in human resources, legal, financial or accounting roles), and (d) such Acquirer shall institute reasonable technical and administrative safeguards to implement the requirements set forth in the foregoing clauses (a) through (c).

12. Confidentiality

12.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party (the “Receiving Party”) agrees that, for the Term and for [***] thereafter, it will keep confidential and will not publish or otherwise disclose and will not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information of the other Party (the “Disclosing Party”) pursuant to this Agreement except for that portion of such Confidential Information that the Receiving Party can demonstrate by competent written proof:

(a) was already known to the Receiving Party or any of its Affiliates, other than under an obligation of confidentiality or any restriction on its use to the Disclosing Party, at the time of disclosure by the other Party; provided, however, this exception will not apply with respect to Confidential Information that is deemed to be the Confidential Information of both Parties under this Agreement;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;

(d) is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without obligations of confidentiality or restrictions on its use to the Disclosing Party with respect thereto; provided, however, this exception will not apply with respect to Confidential Information that is deemed to be the Confidential Information of both Parties under this Agreement; or

(e) is subsequently independently discovered or developed by or on behalf of the Receiving Party or its Affiliates without the aid, application, or use of Confidential Information of the Disclosing Party, as demonstrated by documented evidence prepared contemporaneously with such independent development; provided, however, this exception will not apply with respect to Confidential Information that is deemed to be the Confidential Information of both Parties under this Agreement.

Any combination of features or disclosures will not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party, and any individual feature or disclosure will not be deemed to fall within the foregoing exclusions merely because a broader or related combination of such feature or disclosure is published or available to the general public unless the individual feature or disclosure itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

12.2 Authorized Disclosure. Notwithstanding the obligations of confidentiality and non-use set forth in Section 12.1, each Party may disclose Confidential Information of the Disclosing Party to the extent such disclosure is reasonably necessary in the following situations:

(a) filing or prosecuting Patents in accordance with Section 9;

(b) subject to Section 12.3, regulatory filings and other filings with Governmental Authorities (including Regulatory Authorities), including filings with the FDA or other Regulatory Authorities, as necessary for the Development or Commercialization of any Licensed Compound or Licensed Product, as required in connection with any filing, application or request for Regulatory Approval; provided, however, that reasonable measures will be taken to seek confidential treatment of such information, if available;

(c) prosecuting or defending litigation;

(d) with respect to each Party, disclosure to its Affiliates and its and their employees to the extent such Affiliates and employees are conducting activities under this Agreement with respect to a Licensed Program; provided, that each recipient of such Confidential Information must be bound by obligations of confidentiality and non-use at least as equivalent in scope as and no less restrictive than those set forth in this Section 12 (but of shorter duration, if customary) prior to any such disclosure;

(e) subject to Section 12.3, complying with Applicable Law, including regulations promulgated by securities exchanges;

(f) disclosure of this Agreement (including its material terms) to any bona fide potential or actual investor, stockholder, investment banker, lender, acquirer, merger partner or other actual financial partner or advisor and their representatives and advisors (including attorneys and accountants) on a reasonable need-to-know basis; provided, that each recipient of such Confidential Information must be bound by written obligations of confidentiality and non-use (or in the case of attorneys and accountants, professional obligations) at least as equivalent in scope as and no less restrictive than those set forth in this Section 12 (but of shorter duration, if customary) prior to any such disclosure;

(g) disclosure of the stage of Research or Development of Licensed Compounds of Licensed Products under this Agreement to any bona fide potential or actual investor, stockholder, investment banker, lender, acquirer, merger partner or other potential or actual financial partner or advisor and their representatives and advisors (including attorneys and accountants); provided, that each recipient of such Confidential Information must be bound by written obligations of confidentiality and non-use (or in the case of attorneys and accountants, professional obligations) at least as equivalent in scope as and no less restrictive than those set forth in this Section 12 (but of shorter duration, if customary) prior to any such disclosure;

(h) solely to potential or actual Third Party research and development collaborators, subcontractors, sublicensees, advisors (including attorneys and accountants) or to bona fide potential subcontractors or sublicensees who have entered into good faith discussions with such Party that are subject to written obligations of confidentiality and non-use (or in the case of attorneys and accountants, professional obligations) at least as equivalent in scope as and no less restrictive than those set forth in this Section 12 (but of shorter duration, if customary) prior to any such disclosure, in each case, in connection with a Licensed Program;

(i) disclosure pursuant to Section 12.5; and

(j) made in response to a valid order of a court of competent jurisdiction or other Governmental Authority of competent jurisdiction or, if in the reasonable opinion of the Receiving Party’s legal counsel, such disclosure is otherwise required by law (other than by reason of filing with securities regulators, which shall be governed by Section 12.3(c)); provided that the Receiving Party shall first have given prompt written notice (and to the extent possible, at least [***] notice) to the Disclosing Party and given the Disclosing Party a reasonable opportunity to take whatever action the Disclosing Party deems necessary to protect its Confidential Information (for example, quash such order or obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order or required to be disclosed be held in confidence by such court or Governmental Authority or, if disclosed, be used only for the purposes for which the order was issued or such disclosure was required by law); and provided, further, that the Confidential Information disclosed in response to such court or governmental order or as required by law shall be limited to the information that is legally required to be disclosed in response to such court or governmental order or by such law.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Sections 12.2(a), 12.2(c) or 12.2(e), it will, except where impracticable, (A) give reasonable advance notice to the other Party of such disclosure (including as to the form and terms of such disclosure), (B) give the other Party copies of any such disclosure, (C) give the other Party a reasonable opportunity to review and comment on any such disclosure (including the form and terms thereof) and consider such comments in good faith, and (D) use reasonable efforts to secure confidential treatment of such information. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder, except as permitted in this Section 12.2.

Nothing in Section 12.1 or this Section 12.2 will limit a Party in any way from disclosing to any Third Party such Party’s U.S. or foreign income tax treatment and the U.S. or foreign income tax structure of the transactions relating to such Party that are based on or derived from this Agreement, as well as all materials of any kind (including opinions or other tax analyses) relating to such tax treatment or tax structure, except to the extent that nondisclosure of such matters is reasonably necessary in order to comply with applicable securities laws.

12.3 Publicity; Terms of Agreement.

(a) The Parties agree that the existence and terms of this Agreement are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in Section 12.2 and this Section 12.3. Except as set forth in Section 12.3(b) and 12.3(c), each Party agrees not to issue any press release or other public announcement disclosing the terms of this Agreement or the transaction contemplated hereby without the prior written consent of the other Party. Notwithstanding the foregoing, the Parties agree to issue a press release to announce the execution of this Agreement in the form attached hereto as Schedule 12.3(a), and thereafter, Novartis and Generate may each disclose to Third Parties the information contained in such press release without the need for further approval by the other Party; provided, however, that such press release shall not identify the number of programs.

(b) Except as provided in Section 12.3(a) and Section 12.3(c), in the case of a press release or governmental filing concerning the terms of this Agreement or the transaction contemplated hereby required by Applicable Law (where reasonably advised by the Disclosing Party’s counsel), the Disclosing Party will give prior advance notice (to the extent it reasonably can) of the proposed text of such release or filing to the other Party for its prior review not later than [***] prior to such release or filing and will consider and incorporate in good faith any comments provided by the other Party in connection therewith.

(c) The Parties acknowledge that a Party may be obligated to file with the SEC or other Governmental Authorities, or otherwise disclose, under Applicable Law or the rules of the securities exchange on which the securities of such Party are listed a copy of this Agreement or other disclosure with respect to its subject matter. Each Party will be entitled to make such a required filing or disclosure, provided that it requests confidential treatment of at least the financial terms and sensitive technical terms hereof and thereof to the extent such confidential treatment is reasonably available to such Party. In the event of any such filing, each Party will provide the other Party with a copy of this Agreement marked to show provisions for which such Party intends to seek confidential treatment not less than [***] (or a shorter period of time if required by Applicable Law) prior to such filing (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), and will reasonably consider the other Party’s comments thereon to the extent consistent with the legal requirements, with respect to the filing Party, governing disclosure of material agreements and material information that must be publicly filed, and will only disclose Confidential Information which it is advised by counsel or the applicable Governmental Authority is legally required to be disclosed. No such notice will be required under this Section 12.3(c) if the substance of the description of or reference to this Agreement contained in the proposed filing has been included in any previous filing made by a Party hereunder or otherwise approved by the other applicable Party and such information remains accurate as of such time.

(d) Each Party will require each of its Affiliates to which Confidential Information of the other Party is disclosed as permitted hereunder to comply with the covenants and restrictions set forth in Sections 12.1 through 12.3 as if each such Affiliate were a Party to this Agreement and will be fully responsible for any breach of such covenants and restrictions by any such Affiliate.

12.4 Publications.

(a) Generate will not publicly present or publish results of studies carried out under the applicable Research Plan for each Research Program (each such presentation or publication a “Publication”) without the prior review and written approval of Novartis, except to the extent otherwise required by Applicable Law, in which case Section 12.3 will apply with respect to disclosures required by the SEC or for regulatory filings. From and after the Effective Date, with respect to results of studies in respect of a Licensed Compound and corresponding Licensed Product carried out outside of any Research Plan (i) Novartis will have the sole right to publicly present or publish such results with respect to the applicable Licensed Compound and corresponding Licensed Products in its sole discretion, and (ii) Generate will not have any right to publicly present or publish such results of such studies with respect to such Licensed Compounds and corresponding Licensed Products without Novartis’ prior written approval.

(b) Notwithstanding the foregoing, (i) Novartis will not have the right to publish or present Generate’s Confidential Information, use any trademarks or other marks of Generate (including Generate’s corporate name), or refer to the Generate Platform, any other Generate Technology or Generate’s role in a Research Program, in each case, without Generate’s prior written consent, and (ii) Generate will not have the right to publish or present Novartis’ Confidential Information, use any trademarks or other marks of Novartis (including Novartis’ corporate name), or refer to Novartis Technology or Novartis’ role in a Research Program, in each case, without Novartis’ prior written consent. Each Party agrees to acknowledge the contributions (including co-authorship) of the other Party, and the employees of the other Party, in all publications, in accordance with industry-wide academic research standards based upon the other Party’s contributions to the design, analysis, interpretation of data or results generated under such Research Program, drafting or materially revising any Publication created under this Agreement. This Section 12.4 will not limit and will be subject to Section 10.2 and 12.5.

(c) Notwithstanding anything to the contrary in this Section 12.4, Generate may, at any time during the Term, make academic, scientific or medical publications or academic, scientific or medical public presentations related to the Generate Platform, provided that such academic, scientific or medical publications or academic, scientific or medical public presentations do not disclose any (i) Confidential Information of Novartis or (ii) information specific to a Collaboration Target, Licensed Compound or Licensed Product directed against such Collaboration Target or any activities conducted pursuant to this Agreement with respect to such Collaboration Target.

12.5 Publication and Listing of Clinical Trials. Novartis, its Affiliates, and their Sublicensees agree to comply, with respect to the Licensed Compounds and Licensed Product(s), with the Pharmaceutical Research and Manufacturers of America (PhRMA) Guidelines on the listing of Clinical Trials and the Publication of Clinical Trial results.

13. Representations and Warranties

13.1 Mutual Representations, Warranties, and Covenants. Each Party hereby represents and warrants to the other Party as of the Effective Date and, where denoted below, covenants to the other Party as follows:

(a) It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.

(b) It has the full corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder. It has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c) It is not a party to any agreement, outstanding order, judgment or decree of any court or Governmental Authority that would prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under this Agreement.

(d) It has all rights, authorizations, and licenses necessary to meet its obligations under this Agreement.

(e) In the course of conducting Research and Development of Licensed Compounds and Licensed Products, such Party has not used prior to the Effective Date and will not use, during the Term, any employee, agent or independent contractor who has been debarred by any Regulatory Authority, or, to such Party’s Knowledge, is the subject of debarment proceedings by a Regulatory Authority. Upon request by a Party and subject to Applicable Laws, the other Party agrees to provide a list of persons, including Third Parties, used to perform the services or work provided under any activities conducted for or on behalf of such Party or any of its Affiliates pursuant to this Agreement who, within the [***] preceding the Effective Date, or subsequent to the Effective Date, were or are convicted of one of the criminal offenses enumerated in section 306 of the FD&C Act, as amended, or subject to similar sanction of any other Regulatory Authority.

(f) It has not, and will not, after the Effective Date and during the Term, grant any right to any Third Party that would conflict with the rights granted to the other Party hereunder.

(g) In the course of performing its obligations or exercising its rights under this Agreement, it will, and will cause its Affiliates, licensees or sublicensees, and Subcontractors to comply with the Research Plans and all Applicable Laws, including as applicable, GLP standards.

(h) Each Party will promptly provide the other Party with written notice upon becoming aware of any breach or violation by Novartis or its Affiliates, or Generate or its Affiliates, of any representation, warranty or undertaking set forth in this Section 13.

13.2 Representations, Warranties, and Covenants by Generate. Without limiting any of the representations, warranties and covenants set forth in Section 13.1, Generate hereby represents and warrants to Novartis, as of the Effective Date, as follows:

(a) Generate has the legal right and power to grant the licenses, rights, and interests granted to Novartis hereunder.

(b) Generate has no Knowledge of any threatened or pending actions, lawsuits, claims or arbitration proceedings that could reasonably adversely affect the practice of the Generate Technology or use of Materials provided by Generate as contemplated under this Agreement.

(c) Except as set forth on Schedule 13.2, the Generate Background IP, Generate Platform IP, and Generate Licensed Materials are free and clear from any Liens. Generate has and will retain throughout the Term sufficient legal or beneficial title, ownership or license thereunder to grant the licenses and rights to Novartis as purported to be granted pursuant to this Agreement, and Generate is the sole owner or licensee of all right, title and interest in and to the existing Generate Background Patents and Generate Platform Patents (the “Existing Generate Patents”).

(d) Generate has not received any written notice from any Third Party asserting or alleging that (i) the practice of the Generate Background IP or Generate Platform IP, (ii) the Generate Platform or the operation or use thereof, or (iii) any data or materials used to develop the Generate Platform, or (iv) the Generate Licensed Materials, in each case (i)-(iv), infringes, misappropriates, or otherwise violates any Patent or other intellectual property or proprietary rights of a Third Party. Generate will promptly notify Novartis in the event Generate receives any such written notice from a Third Party during the Term that is, to Generate’s Knowledge, relevant to a Research Program or Novartis’ ability to Exploit any Licensed Compound, or Licensed Product, and Generate shall reasonably cooperate with Novartis in assessing and mitigating any resulting risks to a Research Program or to Novartis’ ability to Exploit any Licensed Compound or Licensed Product.

(e) To Generate’s Knowledge, (i) the Generate Licensed Materials, (ii) the practice of the Generate Background IP and Generate Platform IP, (iii) the Generate Platform and the operation and use thereof, and (iv) its performance under this Agreement, in each case (i)-(iv), does not infringe, misappropriate, or otherwise violate any Patent or other intellectual property or proprietary rights of any Third Party. Other than Novartis Datasets, Generate has procured, as applicable, all rights and licenses necessary for the use of any Generate Licensed Materials, data, materials or other Information used by Generate to train and otherwise develop the Generate Platform under or in furtherance of any Research Program.

(f) There are no pending and, to Generate’s Knowledge, no threatened, actions, suits or proceedings against Generate involving the Existing Generate Patents or Generate Licensed Materials.

(g) No claim has been filed or served, and no written threat of a claim or litigation has been made by any Person, nor has any judicial or agency proceeding been instituted, against Generate that alleges that any issued Existing Generate Patents are invalid or unenforceable.

(h) Generate has not and will not grant any license or any option for a license under, or any right, title or interest in or to, the Generate Background IP, Generate Platform IP, or Generate Licensed Materials to any Third Party to research, develop, manufacture or commercialize any Functional Binder or Competing Product in any country in the Territory that conflicts with (or reasonably would be expected to conflict with) the licenses and ownership granted, or to be granted, by Generate to Novartis under this Agreement; provided that the foregoing shall not restrict Generate or an Affiliate of Generate, if any, from undergoing a Change of Control or effectuating an assignment in accordance with Section 17.9.

(i) There are no amounts that Novartis or its Sublicensees will be required to pay to a Third Party as a result of the Exploitation of any Licensed Compounds or Licensed Products that arise out of any agreement to which Generate or any of its Affiliates is a party.

(j) Generate has not entered into a government funding relationship that would result in rights to any Licensed Compounds or Licensed Products residing in the United States government, National Institutes of Health, National Institute for Drug Abuse or other agency, and the licenses granted hereunder are not subject to overriding obligations to the United States government as set forth in Public Law 96 517 (35 U.S.C. 200 204) or any similar obligations under the laws of any other country.

(k) Generate does not Control any composition of matter, method of use, or method of making or manufacture, that specifically relates to a compound directed to any Collaboration Target nor any Patent that claims any of the foregoing.

13.3 Novartis Additional Representations and Warranties. Novartis hereby represents and warrants to Generate that as of the Effective Date:

(a) Novartis has the legal right and power to grant the licenses, rights, and interests granted to Generate hereunder.

(b) Novartis has no Knowledge of any threatened or pending actions, lawsuits, claims or arbitration proceedings that could reasonably adversely affect the practice of the Novartis Technology (excluding the Novartis Compound IP) or use of Materials provided by Novartis as contemplated under this Agreement; provided, however, that nothing in this Section 13.3 will be interpreted as requiring Novartis to have undertaken any inquiries or to have obtained any freedom to operate opinion.

13.4 Disclaimer of Warranties.

(a) THE PARTIES ACKNOWLEDGE AND AGREE THAT THE ACTIVITIES UNDER THE RESEARCH PLANS ARE EXPERIMENTAL IN NATURE, UNCERTAIN, SUBJECT TO RISK FACTORS AND EVENTS BEYOND THE REASONABLE CONTROL OF GENERATE, AND SUCCESSFUL COMPLETION OF THE RESEARCH PLANS AND GENERATION OF ANY DESIRED LICENSED COMPOUND OR LICENSED PRODUCT ARE NOT GUARANTEED, AND, EXCEPT AS EXPRESSLY SET OUT IN THIS SECTION 13, NO WARRANTY OR OTHER ASSURANCES ARE PROVIDED WITH RESPECT THERETO.

(b) EXCEPT AS EXPRESSLY STATED IN THIS SECTION 13, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, OR THAT ANY OF THE DEVELOPMENT OR COMMERCIALIZATION EFFORTS WITH REGARD TO ANY COMPOUND OR PRODUCT WILL BE SUCCESSFUL, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY. EXCEPT AS EXPRESSLY STATED IN THIS SECTION 13, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

14. Indemnification and Limitation of Liability

14.1 Indemnification by Generate for Third Party Claims. Generate will defend, indemnify, and hold Novartis, its Affiliates, and its and their respective officers, directors, employees, and agents (collectively, the “Novartis Indemnitees”) harmless from and against any and all damages, losses, liabilities, or other amounts payable to a Third Party, including any fines imposed by a Governmental Authority, as well as any reasonable attorneys’ fees and costs of litigation incurred by such Novartis Indemnitees, all to the extent arising out of or resulting from any claims, suits, proceedings or causes of action brought by such Third Party (collectively, “Novartis Claims”) against such Novartis Indemnitees that arise out of or result from: (a) the performance of Research activities with respect to any Licensed Compounds in the Field by or on behalf of Generate or its Affiliates or its and their sublicensees (other than Novartis, its Affiliates and Sublicensees), (b) the Research, Development, Manufacture, Commercialization, storage, handling, use, sale, offer for sale, exportation or importation, and other Exploitation of any Terminated Asset in the Field by or on behalf of Generate or its Affiliates and its and their (sub)licensees; (c) a breach of any of Generate’s representations, warranties, covenants and obligations under this Agreement; (d) the infringement, misappropriation, or violation of any Third Party Patent or other intellectual property or proprietary right by the Generate Platform, any Generate Licensed Materials, or otherwise by Generate or its (sub)licensees and its and their Affiliates in the performance of Generate’s obligations under this Agreement; or (e) the gross negligence, recklessness or willful misconduct of, or violation of Applicable Law by, any Generate Indemnitees or their licensees, sublicensees or Subcontractors in connection with this Agreement. The foregoing indemnity obligation will not apply to the extent that any Novartis Claim is subject to the indemnity pursuant to Section 14.2.

14.2 Indemnification by Novartis for Third Party Claims. Novartis will defend, indemnify, and hold Generate, its Affiliates, and its and their respective officers, directors, employees, and agents (collectively, the “Generate Indemnitees”) harmless from and against any and all damages, losses, liabilities, or other amounts payable to a Third Party, including any fines imposed by a Governmental Authority, as well as any reasonable attorneys’ fees and costs of litigation incurred by such Generate Indemnitees, all to the extent arising out of or resulting from any claims, suits, proceedings or causes of action brought by such Third Party (collectively, “Generate Claims”) against such Generate Indemnitee that arise out of or result from: (a) the performance of Research activities, Development, Manufacture, Commercialization, storage, handling, use, sale, offer for sale, exportation or importation, and other Exploitation of any Licensed Compounds or Licensed Products in the Field in the Territory by or on behalf of Novartis or its Affiliates or its or their Sublicensees; (b) a breach of any of Novartis’ representations, warranties, covenants and obligations under this Agreement; or (c) the gross negligence, recklessness or willful misconduct of, or violation of Applicable Law by, any Novartis Indemnitees or their licensees, sublicensees or Subcontractors in connection with this Agreement. The foregoing indemnity obligation will not apply to the extent that any Generate Claim is subject to indemnity pursuant to Section 14.1.

14.3 Indemnification Procedures.

(a) The Party claiming the indemnity under this Section 14 (the “Indemnified Party”) will give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of the claim, suit, proceeding or cause of action for which indemnity is being sought (“Claim”) (it being understood and agreed, however, that the failure or delay by an Indemnified Party to give such notice of a Claim will not affect the indemnification provided hereunder except to the extent the Indemnifying Party will have been prejudiced as a result of such failure or delay to give such notice), and, provided that the Indemnifying Party is not contesting the indemnity obligation, will permit the Indemnifying Party to control and assume the defense of any litigation relating to such claim and disposition of any such Claim unless the Indemnifying Party is also a party (or likely to be named a party) to the proceeding in which such claim is made and the Indemnified Party gives notice to the Indemnifying Party that it may have defenses to such claim or proceeding that are in conflict with the interests of the Indemnifying Party, in which case the Indemnifying Party will not be so entitled to assume the defense of the case.

(b) If the Indemnifying Party does assume the defense of any Claim, it (a) will act diligently and in good faith with respect to all matters relating to the settlement or disposition of any Claim as the settlement or disposition relates to Parties being indemnified under this Section 14, (b) will cause such defense to be conducted by counsel reasonably acceptable to the Indemnified Party, and (c) will not settle, admit liability or otherwise resolve any Claim without prior notice to the Indemnified Party and the consent of the Indemnified Party (such consent not to be unreasonably conditioned, withheld or delayed) if such settlement involves anything other than the payment of money by the Indemnifying Party (including, for example, any settlement admitting fault or wrongdoing of the Indemnified Party, or consenting to any injunctive relief). The Indemnified Party will reasonably cooperate with the Indemnifying Party in its defense of any claim for which the Indemnifying Party has assumed the defense in accordance with this Section 14.3, and will have the right, at its own cost and expense, to be present in person or through counsel at all legal proceedings giving rise to the right of indemnification.

(c) If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (ii) the Indemnifying Party will remain responsible to indemnify the Indemnified Party as provided in this Section 14.

14.4 Limitations of Liability. EXCEPT FOR (I) INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES PAID OR PAYABLE TO A THIRD PARTY BY AN INDEMNIFIED PARTY FOR WHICH THE INDEMNIFIED PARTY IS ENTITLED TO INDEMNIFICATION PURSUANT TO SECTION 14.1 OR 14.2 HEREUNDER, (II) ANY BREACH OF SECTION 11, (III) ANY BREACH OF SECTION 12 BY NOVARTIS OR ITS AFFILIATES, OR GENERATE or its Affiliates, OR ITS OR THEIR LICENSEES OR SUBLICENSEES AND THEIR AFFILIATES, OR (IV) DAMAGES THAT ARE DUE TO THE FRAUD OR WILLFUL MISCONDUCT OF THE LIABLE PARTY IN CONNECTION WITH THIS AGREEMENT, IN NO EVENT WILL ANY PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT, IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.

14.5 Insurance. Each Party shall procure and maintain at its own cost, with financially stable and reputable insurers, adequate insurance protection that is usual and customary for its respective business operations and reasonably necessary to cover its actual and potential insurable liabilities under this Agreement. Any deductible associated with a Party’s third-party insurance policy shall be the responsibility of that Party and cannot be passed on to the other Party. Generate acknowledges and agrees that Novartis may fulfill some or all of its foregoing obligations under this Section 14.5 by means of self-insurance to the same extent, where permitted by law. It is understood that such insurance, or self-insurance, shall not be construed to create a limit of either Party’s liability, including with respect to its indemnification obligations under this Section 14.

15. TERM AND TERMINATION

15.1 Term. This Agreement will become effective on the Effective Date and, unless earlier terminated pursuant to this Section 15, will continue until it expires or automatically terminates as follows (the “Term”): (a) on a Licensed Product-by-Licensed Product and country-by-country basis, on the date of the expiration of the Royalty Term in such country with respect to such Licensed Product; (b) on a Licensed Program-by-Licensed Program basis, upon the expiration of all applicable Royalty Terms with respect to all Licensed Products Directed Against the applicable Collaboration Target for such Licensed Program in all countries in the Territory; and (c) in its entirety, upon the expiration of all applicable Royalty Terms under this Agreement with respect to all Licensed Products in all countries in the Territory.

15.2 Termination by Novartis at Will. Upon ninety (90) days’ prior written notice to Generate, Novartis may terminate this Agreement in its sole discretion, in its entirety or on a Licensed Program-by-Licensed Program basis, worldwide or with respect to one (1) or more countries.

15.3 Termination by Novartis or Generate for Breach. In the event that a Party materially breaches its obligations under this Agreement, the other Party may terminate this Agreement (i) in its entirety for a material breach by the other Party that affects this Agreement in its entirety, or (ii) in part, on a Licensed Program-by-Licensed Program basis, if such material breach solely relates to a Licensed Program, in each case ((i) and (ii)), if such breach will have continued for [***] after written notice will have been provided to the breaching Party by the non-breaching Party requiring such breach to be remedied and stating an intention to terminate if not so cured (such period, the “Cure Period” and such notice, a “Termination Notice”), provided that:

(a) Any such termination will become effective at the end of such Cure Period, unless the breaching Party has cured any such breach prior to the expiration of the Cure Period (or, if such material breach cannot be cured within such Cure Period (other than for a breach of payment obligations), then such Cure Period will be extended for an additional [***] only if the alleged breaching Party has commenced and diligently continues good faith efforts to cure such breach during such extension period).

(b) In the event that Novartis materially breaches this Agreement and such material breach solely relates to a single Licensed Program, Generate may only terminate such Licensed Program.

(c) If the Parties in good faith disagree as to whether there has been a material breach of this Agreement or if any such breach has been cured in accordance with this Section 15.3 then: (i) the Party that disputes whether there has been a material breach or cure may contest the allegation by referring such matter, within [***] following its receipt of notice of the alleged material breach (or following the date of the disputed cure, if applicable), for resolution in accordance with Section 16; (ii) the relevant Cure Period with respect to such alleged material breach will be tolled from the date on which the Party that disputes whether there has been a material breach notifies the other Party of such Dispute and through the resolution of such Dispute in accordance with the applicable provisions of this Agreement; and (iii) subject to Section 16, during the pendency of such Dispute, all of the terms and conditions of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder.

Notwithstanding the foregoing, the Parties agree that termination pursuant to this Section 15.3 is a remedy to be invoked only if the breach cannot be adequately remedied through a combination of specific performance and the payment of money damages. In that regard, if the money damages payable under this Agreement by reason of a breach were materially limited by reason of Section 14.4 (for reasons other than the exclusion for punitive damages), it shall be assumed that the payment of money damages was not an adequate remedy for the breach unless the breaching Party elects to waive the protections of Section 14.4 (other than with respect to punitive damages) and pay the resulting amounts.

15.4 Termination by Generate or Novartis for Insolvency. Each of Novartis and Generate will have the right to terminate this Agreement upon written notice if the other Party incurs an Insolvency Event; provided, however, in the case of any involuntary bankruptcy proceeding, such right to terminate will only become effective if the Party that incurs the Insolvency Event consents to the involuntary bankruptcy or if such proceeding is not dismissed or stayed within [***] after the filing thereof. As used herein, “Insolvency Event” means circumstances under which a Party: (a) has a receiver or similar officer appointed over all or a material part of its assets or business; (b) passes a resolution for winding-up of all or a material part of its assets or business (other than a winding-up for the purpose of, or in connection with, any solvent amalgamation or reconstruction) or a court enters an order to that effect; (c) has entered against it an order for relief recognizing it as a debtor under any insolvency or bankruptcy laws (or any equivalent order in any jurisdiction); or (d) enters into any composition or arrangement with its creditors with respect to all or a material part of its assets or business (other than relating to a solvent restructuring).

15.5 Termination by Generate for Cessation. On a Licensed Program-by-Licensed Program basis, following Novartis’ issuance of a DC Declaration in respect of such Licensed Program, if Novartis and its Affiliates and Sublicensees cease all bona fide Research, Development and Commercialization activities with respect to all Licensed Compounds and Licensed Products Directed Against the applicable Collaboration Target for a period of [***] or more (disregarding any such activities that are de minimis, but it being understood that if a Licensed Compound or Licensed Product within such Licensed Program is the subject of good faith, bona fide and active partnering activity by Novartis (supported by contemporaneous documentary evidence or, alternatively, a written certification by Novartis that it is engaged in such partnering activity), Novartis will be considered to be conducting the required Research, Development, and Commercialization activities) (each, a “Shelving Event”), Generate will have the right to terminate this Agreement with respect to such Licensed Program upon at least [***] prior written notice to Novartis; provided that such Shelving Event is not (a) by written agreement of the Parties, (b) a result of Novartis’ reasonable response to guidance from or action or inaction by a Regulatory Authority or Governmental Authority that adversely affects the continued conduct of Development activities or Commercialization activities with respect to all such Licensed Compounds and Licensed Products (such as a clinical hold, a recall, or withdrawal), (c) a result of a safety reviewer recommendation to cease Development of such Licensed Compound(s) and Licensed Product(s), (d) a result of a failure outside of Novartis’ reasonable control to secure adequate supply of such Licensed Compounds and Licensed Products, or a component thereof, or a component for a Combination Product for the relevant activity (e.g., a supply shortage), (e) due to the lack of securing necessary Regulatory Approvals, or (f) a direct result, in whole or in part, of any other events outside of the reasonable control of Novartis, including, without limitation, an event of Force Majeure, or any Third Party claim brought against Novartis relating to such Licensed Product; provided, further, that Novartis and its Affiliates shall have an opportunity to cure such cessation of activities during such ninety (90) day period by commencing, in good faith, bona fide Research, Development or Commercialization activities, as appropriate under the circumstances, with respect to a Licensed Compound or Licensed Product within such Licensed Program in the Territory (disregarding any such activities that are not scientifically or commercially meaningful), as the case may be, it being understood that (i) engagement, in good faith, of bona fide business development discussions with one (1) or more Third Parties that could reasonably be expected to result in a transaction involving the sale or exclusive license to one or more of such Third Parties of all or substantially all of the rights Controlled by Novartis with respect to one (1) or more Licensed Compounds within such Licensed Program and Licensed Products containing such Licensed Compound(s) in a Major Market Country, or (ii) if such Licensed Compound or Licensed Product is the subject of good faith, bona fide and active partnering activity by Novartis (and, in each case (clauses (i) and (ii)), such discussions or activity are supported by contemporaneous documentary evidence, or alternatively, written certification by Novartis that it is engaged in such discussions or partnering activities)), then such discussions or activity shall be deemed sufficient Development or Commercialization activities for purposes of this proviso.

(a) If the Parties in good faith disagree as to whether a Shelving Event has occurred then: (i) the Party that disputes whether a Shelving Event has occurred may refer such Dispute, within [***] following a notice of an alleged Shelving Event, for resolution in accordance with Section 16; (ii) the [***] notice period with respect to termination following a Shelving Event will be tolled from the date on which the Party that disputes whether there has been a Shelving Event notifies the other Party of such Dispute through the resolution of such Dispute in accordance with the applicable provisions of this Agreement; and (iii) subject to Section 16, during the pendency of such Dispute, all of the terms and conditions of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder.

15.6 Effects of Termination. Upon termination of this Agreement by a Party pursuant to Section 15.2 through 15.5 the following terms will apply to this Agreement, either in its entirety or with respect to a terminated Licensed Program that is the subject of such termination (each terminated Licensed Program, including all Licensed Compounds and Licensed Products Directed Against the relevant Collaboration Target, is referred to herein as, a “Terminated Licensed Program”, each country subject to such termination, a “Terminated Country”, and each Licensed Compound and Licensed Product subject to such Terminated Licensed Program, a “Terminated Asset”, as the case may be:

(a) Termination of Licenses. With respect to a Terminated Asset, all licenses and rights granted by a Party to another Party herein will terminate, except as set forth in Section 15.6 and 15.9. Except as set forth in Section 15.6 and 15.9, neither Novartis, its Affiliates nor its Sublicensees will be permitted to Research, Develop, Manufacture, Commercialize or otherwise Exploit any Terminated Asset in any country in the applicable Terminated Territory after the effective date of termination.

(b) Conduct During Termination Notice Period.

(i) Following any notice of termination permitted under this Section 15 other than any termination pursuant to Sections 15.3 or 15.4, during any applicable termination notice period (the applicable “Termination Notice Period”), each Party will continue to perform all of its obligations under this Agreement then in effect in accordance with the terms and conditions of this Agreement at its sole cost and expense;

(c) Transition Agreement. In connection with the termination of this Agreement in its entirety or with respect to one or more Licensed Programs, other than by Novartis pursuant to Section 15.3 or 15.4, and to facilitate the reversion to Generate of the applicable Terminated Asset(s), if requested by Generate in writing within [***] of the effective date of such termination, the Parties will negotiate in good faith with respect to and enter into a written agreement (the “Transition Agreement”) within [***] following the receipt by Novartis of such written request. The Transition Agreement will include the assignment of or a reversion license granting Generate exclusive, sublicensable rights under the Novartis Compound IP and non-exclusive, sublicensable rights under any other Patents and Information (other than Patents and

Information relating to manufacturing technology) Controlled by Novartis or its Affiliate(s) as of the effective date of termination, in each case, that are necessary to Exploit the Terminated Asset(s) (including, with respect to the Terminated Licensed Program, Licensed Compounds and Licensed Products Directed Against the applicable Collaboration Target) in the Field in the Territory (provided that the Parties may agree to a narrower scope of rights if requested by Generate), except that if, as of the effective date of termination, (i) Novartis has not Initiated any Clinical Trials for any Licensed Compound or Licensed Products subject to such Terminated Licensed Program, and (ii) Novartis (or an Affiliate) is engaged, in good faith, in bona fide efforts to develop for commercialization compounds Directed Against the applicable Collaboration Target as part of a research and development program that is independent of the Research and Development contemplated by this Agreement, then the scope of such assignment or reversion license will be limited to Novartis Compound Know-How discovered, generated, invented, made, conceived or reduced to practice solely by or on behalf of Generate or its Affiliates under the Research Plan and any Patent that claims an Invention within such Novartis Compound Know-How. In either case, the Transition Agreement will also include reasonable financial terms for the foregoing assignment or license(s), and other reasonable terms and conditions, including terms with respect to the assignment and transfer of applicable Regulatory Materials, assignment of contracts, transfer of inventory, manufacture and supply of the relevant Licensed Compounds or Licensed Products, transition of Clinical Trials, allocating costs and expenses for transitional activities, the Parties’ indemnification obligations, the Parties’ obligations with respect to unauthorized sales, and other reasonable coordination and transition obligations, in each case, sufficient to allow Generate to assume and Exploit the Terminated Asset(s) (including, with respect to the Terminated Licensed Program, Licensed Compounds and Licensed Products Directed Against the applicable Collaboration Target) in the Field in the Territory as promptly as practicable following the effective date of termination on customary and commercially reasonable terms, or for Novartis to wind down and terminate its activities with respect to one or more (if applicable) of the Terminated Asset(s), in each case, in accordance with Applicable Law, it being acknowledged and agreed that in light of Novartis’ ethical obligations to patients it would not be reasonable for Novartis to enable the clinical development or Commercialization of any Licensed Compound with respect to which Novartis has significant safety concerns. The Transition Agreement will not include any rights under any Patents and Information which were acquired or licensed by Novartis or its Affiliates from a Third Party unless (A) Generate agrees in writing to make all payments when due and provide all reports and other information required under the applicable agreement between Novartis or its Affiliates and such Third Party, in each case, to the extent arising out of the grant, maintenance or exercise of a license or sublicense to or by Generate under such Patents and Information; (B) Generate acknowledges and agrees in writing that its license or sublicense under the applicable agreement is subject to the terms and conditions of such agreement; and (C) Generate agrees to be bound by and comply with such terms and conditions to the extent applicable to it in its capacity as a licensee or sublicensee under such Patents and Information.

(d) No Milestone Payments. Following any notice of termination by Novartis pursuant to Sections 15.3 or 15.4, Novartis will have no obligation to make, for each Licensed Program subject to such termination, any DC Declaration Milestone Payment, Development Milestone Payments or Sales Milestone Payment pursuant to Sections 8.3 through 8.5 for any DC Declaration Milestone Events, Development Milestone Events, Sales Milestone Events, respectively, that are achieved following the effective date of such termination, unless, in the case of Novartis’ termination pursuant to Section 15.3, such termination does not become effective as a result of Generate curing the applicable breach prior to the expiration of the applicable Cure Period.

(e) Wind-Down of Ongoing Clinical Trials. Except as otherwise provided in an applicable Transition Agreement, Novartis will, in accordance with accepted pharmaceutical industry norms and ethical practices, wind-down the conduct of any ongoing Clinical Trial for a Terminated Asset in an orderly manner. Novartis will be responsible for any costs and expenses associated with such wind-down.

(f) Remaining Inventories. Except as otherwise provided in an applicable Transition Agreement, Novartis will be entitled, during the [***] following termination of this Agreement with respect to a Terminated Asset, to sell any then-existing inventory of such Terminated Asset and to finish and sell any work-in-progress of such Terminated Asset that remains on hand as of the effective date of the termination. Novartis will pay Generate the royalties applicable to such sales in accordance with the terms and conditions of this Agreement.

(g) Return of Confidential Information. Within [***] after the effective date of termination, each Party will destroy all tangible items comprising, bearing or containing any Confidential Information of the other Party that are in its or its Affiliates’ Control (except to the extent any information is the Confidential Information of both Parties or to the extent that it is necessary for the Receiving Party to have a continuing right to use the Confidential Information in accordance with the exercise of its rights or performance of its obligations under this Agreement post such termination, for clarity, including such rights or obligations with respect to Licensed Programs that are not subject to such termination); provided, that such Party may retain one (1) copy of such Confidential Information for its legal archives, and provided further that such Party will not be required to destroy electronic files containing Confidential Information that are made in the ordinary course of its business information back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information.

(h) Accrued Payments. Generate will remain entitled to receive all payments that accrued but were unpaid before the effective date of such termination and royalties for any remaining inventories sold pursuant to Section 15.6(f).

(i) Dissolution of JSC and Working Groups. If this Agreement is terminated in its entirety, the JSC and all Working Groups will be dissolved as of the effective date of such termination.

(j) Survival. Certain provisions herein will survive termination, in accordance with Section 15.9.

(k) Additional Effects of Termination in Some but Not All Countries. If this Agreement is terminated with respect to one or more countries but not the entire Territory, then this Agreement shall continue with respect to the remaining countries in the Territory:

(i) Section 15.6(a) shall not apply and the license grants to Novartis in Section 7.1 shall automatically be deemed to be amended with respect to the Terminated Territory to be non-exclusive and to exclude the right to Commercialize the Licensed Product(s) in the Field in such Terminated Territory and Novartis shall retain a non-exclusive right to Develop and Manufacture Licensed Compounds and Licensed Products in the Terminated Territory solely for the purposes of supporting Regulatory Approval or Commercialization of the Licensed Compounds and Licensed Product(s) in the remaining Territory.

(ii) Promptly after termination of this Agreement with respect to a Licensed Product in the Territory, the Parties shall enter into an agreement (and if necessary or reasonably advisable Novartis shall require its Sublicensee(s) to enter into such agreement), regarding (A) the maintenance of the global safety database for Licensed Products, (B) a process for the exchange of adverse event safety data in a mutually agreed format in order to monitor the safety of Licensed Products and to meet reporting requirements of any applicable Regulatory Authorities in the Territory and Terminated Territory, and (C) coordination of the Development, Manufacture and Commercialization of the Licensed Products in the Terminated Territory, on the one hand, and the Development, Manufacture and Commercialization of the Licensed Products in and for the Territory, on the other hand, as needed.

(iii) For clarity, this Section 15.6(k) shall not apply to Licensed Compounds and Licensed Products in the applicable Terminated Territory that are not terminated and all other provisions of this Agreement shall remain in full force and effect without change with respect to such Licensed Products.

15.7 Remedies in Lieu of Termination. In the event that Novartis has the right to terminate this Agreement with respect to one or more Licensed Program(s) pursuant to Section 15.3, then, in lieu of exercising such termination right and effective as of the date on which such termination would have otherwise been effective, Novartis may instead, as its sole and exclusive remedy, notwithstanding any other term of this Agreement, on written notice to Generate and in respect of such Licensed Program(s), elect to avail itself of this Section 15.7, in which case: (a) the amount of any DC Declaration Milestone Payment, Development Milestone Payment, Sales Milestone Payment or royalties (each as payable by Novartis to Generate in accordance with Section 8) shall be reduced by [***] for the applicable Licensed Program(s) (after giving effect to all other provisions of this Agreement relating to reductions to such payments) and notwithstanding the royalty floor set forth in Section 8.6(g) and (b) Novartis shall no longer have any diligence obligations pursuant to Section 3.3 in respect of such Licensed Program(s). Novartis’ exercise of this remedy will not prejudice its available remedies with respect to any subsequent material breach of this Agreement by Generate.

15.8 Other Remedies. Except as otherwise provided in this Section 15, expiration or earlier termination of this Agreement for any reason will not release any Party from any liability or obligation (including payments) that already has accrued prior to such expiration or termination, nor affect the survival of any provision hereof to the extent it is expressly stated to survive such termination. Subject to and without limiting the terms and conditions of this Agreement (including Section 14.4), expiration or termination of this Agreement will not preclude any Party from (a) claiming any other damages, compensation or relief that it may be entitled to upon such expiration or termination, (b) any right to receive any amounts accrued under this Agreement prior to the expiration or termination date but which are unpaid or become payable thereafter, and (c) any right to obtain performance of any obligation provided for in this Agreement which will survive expiration or termination.

15.9 Survival. Termination or expiration of this Agreement will not affect rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration of this Agreement. Notwithstanding anything to the contrary and without limiting the provisions of Section 15.8, the rights and obligations of the Parties set forth in the following Sections will survive the expiration or termination of this Agreement, in addition to any other terms and conditions that are expressly stated to survive termination or expiration of this Agreement, where applicable for the time periods set forth therein: Section 1 (Definitions); Section 2.7(b)-(f) (Use of Novartis Datasets and Tagged Sequences); Section 7.2(b)-(c) (License to Generate; Covenant Not to Sue); Section 7.4 (Sublicensing) (solely to the extent applicable to surviving license grants); Section 7.5 (No Other Rights); Sections 8.7 through 8.12 (certain payment provisions); Section 9.1 (Ownership of Information and Inventions); Section 9.5 (CREATE Act); Section 9.6 (Cooperation); Section 9.11(c) (Personnel Obligations), Section 10.2 (Use of Name); Section 11 (Exclusivity) (in accordance with its terms); Section 12 (Confidentiality); Section 13.4 (Disclaimer of Warranties), Article 14 (Indemnification) (excluding Section 14.5), Section 15.6 (Effects of Termination), Section 15.8 (Other Remedies), Section 15.9 (Survival), Section 16 (Dispute Resolution), and Section 17. If this Agreement is terminated with respect to one or more Research Programs but not in its entirety, then following such termination the foregoing provisions of this Agreement will survive such termination with respect to such terminated Research Program(s) (to the extent they would survive and apply in accordance with this Section 15.9 in the event the Agreement expires or is terminated in its entirety), and all provisions not surviving in accordance with the foregoing will terminate upon termination of this Agreement with respect to the applicable Research Programs and be of no further force and effect. All provisions not surviving in accordance with this Section 15.9 will terminate upon expiration or termination of this Agreement and be of no further force and effect.

16. Dispute Resolution

16.1 Disputes; Resolution by Executive Officers. The Parties recognize that disputes as to certain matters may from time to time arise during the Term that relate to decisions to be made by the Parties herein or to the Parties’ respective rights or obligations hereunder (a “Dispute”). It is the desire of the Parties to establish procedures to facilitate the resolution of Disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to arbitration or litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Section 16 if and when a Dispute arises under this Agreement, subject to Section 16.6.

16.2 Escalation to Executive Officers6.2(e)16.1016.36.2(e)16.1016.6. In the event the Parties are unable to resolve a Dispute after good faith attempts to reach agreement over a [***], then a Party may, by written notice to the other, have such issue referred to the Executive Officers for resolution. If the Executive Officers are unable to resolve the matter within [***], or such other longer time the Executive Officers may otherwise agree upon, after the matter is referred to them, then, unless a Party has final decision-making authority with respect to such Dispute pursuant to Section 6.2(e) or such Dispute is subject to Section 16.10, a Party may refer such issue to arbitration under Section 16.3 by providing written notice thereof to the other Party. For any Dispute with respect to which a Party has final decision-making authority with respect to such Dispute pursuant to Section 6.2(e), if the Executive Officers are unable to mutually agree to resolve the matter within [***], or such other longer time the Executive Officers may otherwise agree upon, the Executive Officer of the Party having final decision making authority may exercise such authority to resolve such matter. For any Dispute with respect to patent or trademark rights that is subject to Section 16.10, if the Executive Officers are unable to mutually agree to resolve the matter within [***], or such other longer time the Executive Officers may otherwise agree upon, either Party may, subject to Section 16.6, submit such Dispute to a court of competent jurisdiction in the country in which such patent or trademark rights were granted or arose.

16.3 Arbitration. Any Dispute that is not resolved pursuant to Section 16.2, will be resolved solely and exclusively by binding arbitration to be conducted as set forth below in this Section 16.3.

(a) In any proceeding under this Section 16.3, there will be three (3) arbitrators. Within [***] after delivery of such notice, each applicable Party will nominate one arbitrator in accordance with the then current rules of the ICC. The two arbitrators so nominated will nominate a third arbitrator to serve as chair of the arbitration tribunal, such nomination to be made within [***] after the selection of the second arbitrator. The arbitrators will be neutral and independent of the applicable Parties and all of their respective Affiliates, will have significant experience and expertise in licensing and partnering agreements in the pharmaceutical and biotechnology industries, will have appropriate experience with respect to the matter(s) to be arbitrated, and will have some experience in mediating or arbitrating issues relating to such agreements. In the case of any Dispute involving an alleged failure to use Commercially Reasonable Efforts, each arbitrator will in addition be an individual with experience and expertise in the worldwide development and commercialization of pharmaceuticals and the business, legal and scientific considerations related thereto. In the case of a Dispute involving a scientific or accounting matter or determination, an Expert having applicable expertise and experience will be selected by the applicable Parties to assist the arbitrators in such scientific or accounting matter or determination (and the arbitrators will select such Expert if the applicable Parties cannot agree on such Expert within [***] following the selection of the arbitrators). The governing law in Section 17.10 will govern such proceedings. No individual will be appointed to arbitrate a Dispute pursuant to this Agreement unless he or she agrees in writing to be bound by the provisions of this Section 16.3. The place of arbitration will be New York, New York, unless otherwise agreed to by the applicable Parties, and the arbitration will be conducted in English.

(b) The arbitrators will set a date for a hearing that will be held no later than [***] following the appointment of the last of such three arbitrators. The applicable Parties will have the right to be represented by counsel. Except as provided herein, the arbitration will be submitted for binding arbitration administered by the International Chamber of Commerce (“ICC”) pursuant to its arbitration rules in effect at the time such Dispute arises (the “ICC Arbitration Rules”), including the right of each applicable Party to undertake document requests.

(c) The arbitrators’ decision and award will be made and delivered within [***] after completion of the hearing described in Section 16.3(b). The determination of the arbitrators as to the resolution of any Dispute will be binding and conclusive upon the applicable Parties. All rulings of the arbitrators will be in writing and will be delivered to the applicable Parties as soon as is reasonably possible. Nothing contained herein will be construed to permit the arbitrators to award punitive, exemplary or any similar damages. The arbitrators will render a reasoned decision which will include findings of fact and conclusions of law. Any arbitration award may be entered in and enforced by a court in accordance with Section 16.4 and Section 16.10. The Parties agree that the Federal Arbitration Act will apply to the arbitration and any arbitral award.

16.4 Award. Any award to be paid by one Party to another Party as determined by the arbitrators as set forth above under Section 16.3 will be promptly paid in Dollars free of any tax, deduction or offset, unless otherwise required by Applicable Law; and any costs, fees or taxes incident to enforcing the award will, to the maximum extent permitted by law, be charged against the Party resisting enforcement. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Section 16, and agrees that, subject to the Federal Arbitration Act, judgment may be entered upon the final award in a court of competent jurisdiction and that other courts may award full faith and credit to such judgment in order to enforce such award. Each Party consents to the jurisdiction of any federal court located in New York City, New York, or, if such federal court lacks jurisdiction, any state court of New York located in New York City, for the purpose of enforcing the arbitration provisions of this Agreement and enforcing any arbitrator’s award; provided, however, that to the extent necessary to avoid irreparable harm, any Party may seek temporary or preliminary injunctive relief in accordance with Section 16.7 in any court of competent jurisdiction. With respect to money damages, nothing contained herein will be construed to permit the arbitrators or any court or any other forum to award punitive or exemplary damages to the extent prohibited by Section 14.4. By entering into this agreement to arbitrate, the Parties expressly waive any claim for punitive or exemplary damages to the extent prohibited by Section 14.4.

16.5 Costs. Each Party will bear its own legal fees in connection with any arbitration procedure. The arbitrators conducting an arbitration under Section 16.3 may in their discretion assess the arbitrators’ cost, fees and expenses (and those of any Expert hired by the arbitrators) against the Party losing the arbitration.

16.6 WAIVER OF JURY TRIAL. EXCEPT AS LIMITED BY APPLICABLE LAW, OR WITH RESPECT TO PATENT OR TRADEMARK DISPUTES UNDER SECTION 16.10, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

16.7 Injunctive Relief. Nothing in this Section 16 will preclude any applicable Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including specific performance or a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration including if necessary to protect the interests of such Party, avoid irreparable harm, or preserve the status quo pending the arbitration proceeding. For the avoidance of doubt, nothing in this Section 16.7 will otherwise limit a breaching Party’s opportunity to cure a material breach as permitted in accordance with Section 15.3. No remedy referred to in this Agreement is intended to be exclusive, but each will be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Applicable Law.

16.8 Confidentiality. The arbitration proceeding will be confidential, and the arbitrators will issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by Applicable Law, no Party will make (or instruct the arbitrators to make) any public announcement with respect to the proceedings or decision of the arbitrators without prior written consent of the other Party (which consent will not be unreasonably withheld, delayed or conditioned). The existence of any Dispute submitted to arbitration, and any award, will be kept in confidence by the Parties and the arbitrators, except as required in connection with the enforcement of such award or as otherwise required by Applicable Law. Notwithstanding the foregoing, each applicable Party will have the right to disclose information regarding the arbitration proceeding to the same extent as it may disclose Confidential Information of another Party under Section 12 above.

16.9 Survivability. Any duty to arbitrate under this Agreement will remain in effect and be enforceable after termination of this Agreement for any reason.

16.10 Patent and Trademark Disputes. Notwithstanding Section 16.3, any Dispute, controversy or claim arising under this Agreement and relating to the inventorship, scope, validity, enforceability or infringement of any Patents or of any trademarks will be submitted to a court of competent jurisdiction in the country in which such patent or trademark rights were granted or arose.

17. Miscellaneous

17.1 Entire Agreement; Amendments. This Agreement, including its Exhibits (which are incorporated into and made a part of this Agreement), sets forth the complete, final and exclusive agreement between the Parties with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to such subject matter. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to the subject matter hereof other than as are set forth in this Agreement. No subsequent alteration, amendment, change or addition to this Agreement will be binding upon the Parties unless reduced to writing and signed by an authorized representative of each Party.

17.2 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the U.S. or other countries which may be imposed upon or related to Generate or Novartis from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity.

17.3 Rights in Bankruptcy.

(a) All rights and licenses granted under or pursuant to this Agreement by one Party to the other are, for all purposes of Section 365(n) of Title 11 of the U.S. Code (“Title 11”), licenses of rights to “intellectual property” as defined in Title 11, and, in the event that a case under Title 11 is commenced by or against a Party (the “Bankrupt Party”), the other Party, to the extent as a licensee of such rights under this Agreement, will have all of the rights set forth in Section 365(n) of Title 11 to the maximum extent permitted thereby. During the Term, each Party will create and maintain current copies to the extent practicable of all such intellectual property licensed to such Party hereunder. Without limiting the Parties’ rights under Section 365(n) of Title 11, if a case under Title 11 is commenced by or against the Bankrupt Party, the other Party will be entitled to a copy of any and all such intellectual property licensed to such Party hereunder and all embodiments of such intellectual property, and the same, if not in the possession of such other Party, will be promptly delivered to it (i) before this Agreement is rejected by or on behalf of the Bankrupt Party, within [***] after the other Party’s written request, unless the Bankrupt Party, or its trustee or receiver, elects within [***] to continue to perform all of its obligations under this Agreement, or (ii) after any rejection of this Agreement by or on behalf of the Bankrupt Party, if not previously delivered as provided under clause (i) above. All rights of the Parties under this Section 17.3 and under Section 365(n) of Title 11 are in addition to and not in substitution of any and all other rights, powers, and remedies that each Party may have under this Agreement, Title 11, and any other Applicable Law.

(b) Any intellectual property provided pursuant to the provisions of this Section 17.3 will be subject to the licenses set forth elsewhere in this Agreement.

17.4 Force Majeure. Each Party will be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by Force Majeure (defined below) and the nonperforming Party promptly provides notice of such prevention to each affected Party. Such excuse will be continued so long as the condition constituting Force Majeure continues provided that a Party affected by such Force Majeure will take reasonable efforts to remove the condition constituting such Force Majeure. A Party affected by such Force Majeure also will notify each other applicable Party of the anticipated duration of such Force Majeure and any actions being taken to avoid or minimize its effect after such occurrence. For purposes of this Agreement, “Force Majeure” will include conditions beyond the reasonable control of the Parties, including an act of God, acts of terrorism, voluntary or involuntary compliance with any regulation, law or order of any government, war, acts of war (whether war be declared or not), labor strike or lockout, civil commotion, epidemic or pandemic arising after the Effective Date, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe; provided, however, that the affected Party promptly notifies each other applicable Party in writing stating the nature of the cause of non-performance, its anticipated duration and any action being taken to avoid or minimize its effect. The affected Party will use its Commercially Reasonable Efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and will continue performance in accordance with the terms of this Agreement whenever such causes are removed. The nonperforming Party will promptly provide notice of such resumed performance to each other applicable Party. The payment of invoices due and owing hereunder will in no event be delayed by the payer because of a Force Majeure affecting the payer, unless such Force Majeure itself prevents the payment.

17.5 Notices. Any notice required or permitted to be given under this Agreement will be in writing, will specifically refer to this Agreement, and will be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 17.5, in each case, accompanied by a courtesy copy email (which will not constitute notice) stating the same, and will be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable international expedited delivery service, or (b) [***] after mailing, if mailed by first class certified or registered mail, postage prepaid, return receipt requested. Notwithstanding the foregoing, this Section 17.5 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

For Novartis:	Novartis Pharma AG Lichtstrasse 35 CH-4056 Basel, Switzerland Attention: Head of CB&D Email: [***]
With a copy to: (which will not constitute notice)

Novartis Pharma AG

Lichtstrasse 35

CH-4056 Basel, Switzerland

Attention: Global Head of Legal Transactions

Email: [***]

Novartis Pharma AG

Lichtstrasse 35

CH-4056 Basel, Switzerland

Attention: Head of BD&L

Email: [***]

For Generate:	Generate Biomedicines, Inc. 101 South Street, Suite 900 Somerville, MA 02143 Attention: Michael Nally, Chief Executive Officer Email: [***]
With a copy to: (which will not constitute notice)	Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 Attention: [***] Email: [***]

17.6 Independent Contractors. Each Party will act solely as an independent contractor, and nothing in this Agreement will be construed to give any Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein will be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

17.7 Maintenance of Records. During the Term and thereafter until the later of (a) the third anniversary of expiration or termination of the Agreement and (b) expiration of any retention period specified by Applicable Law, each Party will maintain complete and accurate records of the work conducted under this Agreement and the results, data and developments made pursuant to its efforts under this Agreement. Such records will be complete and accurate in all material respects. Such records will be in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Each Party will keep and maintain all records required by Applicable Law (and for the duration required by such Applicable Law) with respect to the Licensed Compounds and Licensed Products.

17.8 No Third Party Beneficiaries. Except as expressly set forth in the final paragraph of Section 7.1 or Section 14, there are no express or implied Third Party beneficiaries hereunder. The provisions of this Agreement are for the exclusive benefit of the Parties and their successors and permitted assigns, and no other person or entity will have any right or claim against any Party by reason of these provisions or be entitled to enforce any of these provisions against any Party.

17.9 Assignment.

(a) No Party may assign this Agreement or assign or transfer any rights or obligations hereunder without the prior written consent of the other Party, which consent will not be unreasonably withheld, conditioned or delayed, except that a Party may make such an assignment or transfer without the other Party’s consent (i) to any Affiliate of such Party, or (ii) to any Third Party in connection with the sale of all or substantially all of the business or assets of such Party to which this Agreement relates; provided, however, that in each case of (i) and (ii) the assigning Party provides written notice to the other Party of such assignment and the assignee will have agreed in writing to be bound (or is otherwise required by operation of Applicable Law to be bound) by the terms and conditions of this Agreement as a Party hereunder. In addition, notwithstanding anything to the contrary in this Agreement and subject to prior written notice by Generate to Novartis, Generate may sell, assign or otherwise transfer or pledge as a security all or any part of its rights to receive royalties and other related payments under this Agreement and rights appurtenant thereto (collectively, “Payment Rights”) without the prior consent of Novartis, and any permitted assignee, pledgee or other transferee of such Payment Rights may likewise with prior written notice to Novartis, sell, assign or otherwise transfer or pledge as a security all or any part of such assignee, pledgee or other transferee’s Payment Rights without the prior written consent of Novartis. Any permitted assignment will be binding on the successors of the assigning Party. Any assignment or attempted assignment by a Party in violation of the terms of this Section 17.9 will be null, void and of no legal effect.

(b) Effect of Change of Control. In the event that a Party undergoes a Change of Control with a Third Party Acquirer, then:

(i) the Material, Information, Patents or other intellectual property rights of such Acquirer owned or controlled by such Acquirer or any of such Acquirer’s Affiliates prior to the consummation of a Change of Control of such Party, are owned, licensed or otherwise controlled by the applicable Acquirer or any of its Affiliates in existence prior to the Change of Control (“Acquirer Technology”) will not be deemed “Controlled” by such Party or its Affiliates and will be excluded from, and will not be used or incorporated into, the Generate Technology or Novartis Technology (as applicable); and

(ii) any intellectual property right that, following such Change of Control, is (A) created, conceived, developed, made or otherwise acquired or controlled by the Acquirer or any of such Acquirer’s Affiliates (other than the Acquired Party) (x) without use of Generate Technology, Novartis Technology, Generate’s Confidential Information, the joint Confidential Information or Novartis’ Confidential Information (including any data, results, Materials or other Information from, or that is, was, or will be used in conducting, the Research Program) (collectively, the “Subject Information”), and (B) has been held subject to firewalls established to prevent access and sharing between Acquired Party’s personnel working on or performing, or who have worked on or performed, the Research Program and Acquirer’s and its Affiliates’ personnel working on such other intellectual property rights (such intellectual property right that satisfies all of the foregoing clauses, the “Segregated Technology”) will not be deemed “Controlled” by the Acquired Party or its Affiliates and will be excluded from, and will not be used or incorporated into Generate Technology or Novartis Technology (as applicable).

17.10 Governing Law. This Agreement will be governed by and construed and enforced under the substantive laws of the State of New York (United States), excluding any conflicts or choice of law rule or principle that might otherwise make this Agreement subject to the substantive law of another jurisdiction; provided, that inventorship shall be determined as provided in Section 9.1(f) and any Dispute relating to the scope, validity, enforceability or infringement of any Patent right will be governed by and construed and enforced in accordance with the patent laws of the applicable jurisdiction.

17.11 Performance by Affiliates. Subject to the terms and conditions of this Agreement, each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement will be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

17.12 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

17.13 Compliance with Applicable Law. Each Party will comply with Applicable Law in the course of performing its obligations or exercising its rights pursuant to this Agreement. Notwithstanding anything to the contrary in this Agreement, no Party nor any of its Affiliates will be required to take, or will be penalized for not taking, any action that such Person reasonably believes is not in compliance with Applicable Law.

17.14 Severability. If any one or more of the provisions of this Agreement are held to be invalid or unenforceable by an arbitrator or any court of competent jurisdiction from which no appeal can be or is taken, the provision will be considered severed from this Agreement and will not serve to invalidate any remaining provisions hereof. The Parties will make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

17.15 No Waiver. No Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of a Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by a Party of any condition or term in any one or more instances will be construed as a continuing waiver of such condition or term or of another condition or term.

17.16 Interpretation. The captions and headings to this Agreement are for convenience only and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Sections, Exhibits, or Schedules mean the particular Sections, Exhibits, or Schedules of this Agreement and references to this Agreement include all Exhibits hereto. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include”, “includes” or “including” will be construed as incorporating also the phrase “but not limited to” or “without limitation”; (b) the word “day” will mean calendar day (unless Business Day is specified); (c) the word “notice” will mean notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits); (e) provisions that require that a Party, the Parties, JSC or a Working Group hereunder “agree,” “consent” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (f) words of any gender include the other gender; (g) words using the singular or plural number also include the plural or singular number, respectively; (h) references to any specific law, rule or regulation, or article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; (i) the word “will” will be construed to have the same meaning and effect as the word “shall”; (j) references to drugs or pharmaceutical products or therapies include biological products or therapies and vice versa; and (k) except where the context dictates otherwise “or” has the inclusive meaning represented by the phrase “and/or”. Ambiguities, if any, in this Agreement will not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The language of this Agreement will be deemed to be the language mutually chosen by the Parties and no rule of strict construction will be applied against any Party hereto. This Agreement should be interpreted in its entirety and the fact that certain provisions of this Agreement may be cross-referenced in a Section will not be deemed or construed to limit the application of other provisions of this Agreement to such Section and vice versa.

17.17 Counterparts. This Agreement may be executed in counterparts with the same effect as if each Party had signed the same document, each of which will be deemed an original, will be construed together and will constitute one and the same instrument. This Agreement may be executed and delivered via electronic mail, including Adobe™ Portable Document Format (PDF) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, and any counterpart so delivered will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Agreement.

[signature page follows]

In Witness Whereof, the Parties have caused this Agreement to be executed by their respective duly authorized representatives effective as of the Effective Date.

NOVARTIS PHARMA AG		GENERATE BIOMEDICINES, INC.
By:	/s/ Guillaume Vignon	By:	/s/ Mike Nally
Name:	Guillaume Vignon	Name:	Mike Nally
Title:	Global Head BD&L Partnering	Title:	Chief Executive Officer

By:	/s/ Thanh Tran Nguyen Duc
Name:	Thanh Tran Nguyen Duc
Title:	Global Head BD&L Finance

Schedule 1.16

[***]

Schedule 2.1(e)

[***]

Schedule 2.2(a)(i)

[***]

Schedule 2.2(a)(ii)

[***]

Schedule 2.2(a)(iii)

[***]

Schedule 12.3(a)

[***]

Schedule 13.2

[***]

Annex 1

[***]